                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                        [X]
Filed by a party other than the Registrant     [_]

Check the appropriate box:

[X] Preliminary Proxy Statement
[_]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 AMAX GOLD INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 AMAX GOLD INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (check the appropriate box)

[_]$125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3)
[_]Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and O-11

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:*

    4) Proposed maximum aggregate value of transaction:

* Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

    1) Amount previously paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                      [LOGO OF AMAX GOLD APPEARS HERE]

                                 JUNE 27, 1994

Dear Stockholder:

  On behalf of the Board of Directors and Management of Amax Gold Inc., we urge you to consider carefully and approve the Proposal described in the Notice of Special meeting of Stockholders to be held on July 26, 1994 and the Proxy Statement that accompany this letter. Approval of the Proposal is necessary to proceed with certain transactions between your Company and Cyprus Amax Minerals Company that are designed to significantly strengthen the financial condition of your Company.

  As you know 1993 was an extremely disappointing year for Amax Gold. As a result of unacceptably high unit operating costs and lower than expected production, the Company had negative operating cash flow of $23.2 million. In order to make debt service payments and needed ongoing capital improvements at existing operations, while continuing to advance the Company's next generation of properties, the Company incurred $59.2 million of additional indebtedness. At December 31, 1993 the Company had total outstanding debt obligations of $151.6 million.

  The good news is that, while 1993 was a year of challenges, it was also a year of change for Amax Gold. As a result of the merger of Amax Inc. with Cyprus Minerals Company on November 15, 1993, the Company has a new major stockholder which is helping Amax Gold to realize its potential. A number of key management changes have been made, cost reductions have been effected both at the operations and in corporate staffing and the Company and its new 40% stockholder are putting in place agreements, such as the Exploration Joint Venture Agreement, to take advantage of synergies between the two companies.

  Two of these agreements that are considered key to the financial well being of the Company are described in the accompanying Proxy Statement. The DOCLOC Agreement provides the basis for Cyprus Amax to extend a $100 million line of credit to Amax Gold which will be used to support the Company's debt amortization requirements and working capital needs. Amounts borrowed may be repaid in cash or by the Company issuing up to 2,000,000 shares of its newly created $2.25 Series A Convertible Preferred Stock. If repaid in Preferred Stock, those shares may be redeemed by the Company for shares of its Common Stock at a price per share equal to the greater of $5.854 or the average closing price per share (up to $8.265) over a predetermined period prior to redemption. Alternatively, the Preferred Stock may be converted by Cyprus Amax into shares of the Company's Common Stock at a price of $8.265 per share. The maximum number of shares of Common Stock that may be issued upon conversion or redemption of the Preferred Stock is 12,099,213 shares. The conversion and redemption prices for the Common Stock were set in relation to the average price of the Company's Common Stock for the ten days preceding February 11, 1994, the date the commitment letter for this facility was signed. Cyprus Amax has an option to replace all or a portion of the DOCLOC Agreement and any outstanding indebtedness and/or Preferred Stock with the purchase of up to 12,099,213 shares of the Company's Common Stock at a purchase price of $8.265 per share.

  The second agreement proposed for your consideration is the Stock Purchase Agreement under which Cyprus Amax has agreed to purchase 3,000,000 shares of the Company's Common Stock for approximately $20.7 million. This will enable the Company to reduce its indebtedness to Cyprus Amax, as well as its total indebtedness, by about $20.7 million. The effect of these transactions on the Company's balance sheet as of March 31, 1994 is shown on a pro forma capitalization table in the Proxy Statement.

  The Company has positive cash flow from operations in the first quarter of 1994 and we expect continued improvement from operations in the second quarter as well. However, we do not anticipate generating sufficient cash flow from operations to assure payment of all scheduled debt amortization obligations as well as the Company's working capital and development capital requirements during the full year 1994 without the benefit of the DOCLOC Agreement or other equivalent equity financing. Moreover, the additional financing required for development of future operating properties such as Refugio and Fort Knox is expected to require the type of financial restructuring and flexibility that the DOCLOC Agreement and Stock Purchase Agreement would provide.

  Because the proposed transactions involve Cyprus Amax, which currently owns approximately 40% of the Company's outstanding Common Stock (which would increase to 49.7% if all 15,099,213 shares of Common Stock that may be issued under the terms of the DOCLOC Agreement and the Stock Purchase Agreement are issued), your approval of these agreements, and the transactions contemplated under the terms of these agreements, is important. The affirmative vote of stockholders holding 66 2/3% of the Company's Common Stock outstanding on June 24, 1994 (the record date) not owned by Cyprus Amax, as well as the affirmative vote of a majority of all shares of Common Stock voting on the Proposal (provided that the total vote cast on the Proposal represents over 50% of all outstanding shares of Common Stock on the record date), is required for approval of the Proposal.

  We urge you to consider carefully the Proposal and related information in the accompanying Proxy Statement. In order to ensure that your vote is represented, please indicate your decision on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. A prompt response would be appreciated. If you decide to attend the special meeting of stockholders you may revoke your proxy and vote in person if you choose to do so.

                                        Sincerely,

MARK A. LETTES                          MILTON H. WARD
Vice President and Chief Financial      Chairman, President and Chief Executive
Officer                                 Officer

                    [LOGO OF AMAX GOLD INC. APPEARS HERE]

              9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112

   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 26, 1994

Dear Stockholder:

  A Special Meeting of the Stockholders of Amax Gold Inc., a Delaware corporation (the "Company" or "AGI"), has been called by the Board of Directors of AGI and will be held at the offices of the Company located at 9100 East Mineral Circle, Englewood, Colorado on Tuesday, July 26, 1994, at 9:00 a.m. (Mountain Daylight Time) to consider and vote upon the following proposal:

  To approve two agreements between the Company and Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus"), and the transactions contemplated thereby: (i) a $100 million double convertible revolving credit agreement, dated as of April 15, 1994 (the "DOCLOC Agreement"), entered into by AGI and Cyprus, pursuant to which Cyprus will provide a line of credit of $100 million, under which any indebtedness may be repaid by AGI's issuance of up to 2,000,000 shares of the Company's newly created $2.25 Series A Convertible Preferred Stock, par value $1.00 per share ("Preferred Stock"), and such shares of Preferred Stock may be converted by Cyprus at any time into up to 12,099,213 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at a conversion price of $8.265 per share; and (ii) a stock purchase agreement, dated as of April 15, 1994 (the "Stock Purchase Agreement"), between AGI and Cyprus, that provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of approximately $20.7 million which will be used to repay that amount of indebtedness of AGI to Cyprus; such approval shall include but not be limited to the authorization and issuance to Cyprus of up to 2,000,000 shares of Preferred Stock and up to 12,099,213 shares of Common Stock under the DOCLOC Agreement and 3,000,000 shares of Common Stock under the Stock Purchase Agreement; all as more fully described in the accompanying Proxy Statement. (The proposal to approve the transactions contemplated by the DOCLOC Agreement and the Stock Purchase Agreement, including the authorization and issuance to Cyprus of shares of Common Stock and Preferred Stock thereunder, is referred to herein as the "Proposal".)

  Outstanding indebtedness under the $100 million DOCLOC Agreement may be repaid in whole or in part in cash or by AGI issuing up to 2,000,000 shares of the Company's Preferred Stock. Shares of Preferred Stock can be converted at any time by Cyprus into shares of Common Stock at a conversion price of $8.265 per share, which represents a 20% premium over the average closing price on the ten days preceding February 11, 1994, the date of the signing of the commitment letter providing for the line of credit and the stock purchase. AGI will have the right to redeem shares of Preferred Stock at any time in whole or in part by issuing shares of Common Stock at a price per share equal to the greater of $5.854 or the average closing price per share (up to $8.265) over a predetermined period prior to redemption. Cyprus will have the right to replace from time to time all or a portion of the DOCLOC Agreement and any outstanding indebtedness and/or Preferred Stock with the purchase of up to 12,099,213 shares of Common Stock at a purchase price of $8.265 per share (or $100 million if all 12,099,213 shares of Common Stock are purchased).

  The Stock Purchase Agreement provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of approximately $20.7 million. The entire amount of the proceeds received by AGI must be used to repay approximately $20.7 million of the approximately $26.0 million of outstanding indebtedness (as of June 24, 1994) owed by AGI to Cyprus under a demand promissory note.

  Cyprus currently is the indirect holder of 31,319,709 shares of Common Stock, which represents approximately 40% of the outstanding shares of Common Stock. Cyprus holds this share of Common Stock as a result of (i) the merger on November 15, 1993 of AMAX Inc., a New York corporation ("Amax"), which owned approximately 68% of the outstanding shares of Common Stock, with and into Cyprus Minerals Company (renamed Cyprus Amax Minerals Company) (the "Cyprus Amax Merger") and (ii) the distribution by Amax of 21.8 million shares or approximately 28% of the shares of Common Stock to the stockholders of

Amax immediately prior to the Cyprus Amax Merger. The proposed acquisition by Cyprus of 3,000,000 shares of Common Stock under the Stock Purchase Agreement, combined with the potential issuance of up to 12,099,213 shares of Common Stock under the DOCLOC Agreement, would increase Cyprus' ownership of AGI outstanding shares to 49.7%.

  Only stockholders of record at the close of business on June 24, 1994 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. To be effective, proxies must be signed, dated and delivered to Chemical Bank at or prior to the Special Meeting. Approval of the Proposal requires (i) under Delaware law, the affirmative vote of 66 2/3% of the outstanding shares of Common Stock on the Record Date which are not owned by Cyprus or its affiliates and associates and
(ii) under the rules of the New York Stock Exchange, the affirmative vote of a majority of all shares of Common Stock voting on the Proposal, provided that the total vote cast on the Proposal represents over 50% in interest of all outstanding shares of Common Stock.

  If a proxy is signed and returned to Chemical Bank without indicating any voting instructions, shares of AGI Common Stock represented by the proxy will be voted FOR the Proposal. AGI proxy holders may in their discretion vote shares voted for the Proposal to adjourn the Special Meeting to solicit additional proxies in favor of the Proposal. Proxies voting against the Proposal will not be voted for adjournment of the Special Meeting. Any proxy given pursuant to this solicitation may be revoked by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with Chemical Bank prior to or at the Special Meeting, or by voting in person at the Special Meeting.

                                          By Order of the Board of Directors

                                            Paul J. Hemschoot, Jr.
                                                  Secretary

Englewood, Colorado
June  , 1994

                               IMPORTANT NOTICES

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY FORM PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY (SEVERAL OF WHOM ARE ALSO DIRECTORS AND/OR EXECUTIVE OFFICERS OF CYPRUS), HOLDING IN THE AGGREGATE LESS THAN 1% OF THE OUTSTANDING SHARES OF COMMON STOCK, HAVE ADVISED THE COMPANY THAT THEY INTEND TO VOTE FOR THE PROPOSAL. CYPRUS HAS ADVISED THE COMPANY THAT IT INTENDS TO VOTE FOR THE PROPOSAL. ALTHOUGH THE VOTE OF CYPRUS AND ITS AFFILIATES AND ASSOCIATES WILL BE COUNTED FOR PURPOSES OF OBTAINING THE APPROVAL OF STOCKHOLDERS REQUIRED BY THE NEW YORK STOCK EXCHANGE RULES, THE VOTE OF CYPRUS AND ITS AFFILIATES AND ASSOCIATES WILL NOT BE COUNTED FOR PURPOSES OF OBTAINING THE REQUISITE STOCKHOLDER APPROVAL UNDER DELAWARE LAW.

THE BOARD OF DIRECTORS OF AMAX GOLD INC. RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE PROPOSAL.

                    [LOGO OF AMAX GOLD INC. APPEARS HERE]

                                PROXY STATEMENT

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS PROXY STATEMENT, THE COMPANY WILL CONSIDER ALL PROXIES FROM HOLDERS OF RECORD ON JUNE 24, 1994 (THE "RECORD DATE") RECEIVED AT OR PRIOR TO THE SPECIAL MEETING.

  This Proxy Statement is being furnished to the stockholders of Amax Gold Inc., a Delaware corporation (the "Company" or "AGI"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") from holders of outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), on the Record Date, for use at a Special Meeting of Stockholders of AGI to be held on July 26, 1994 and at any adjournments or postponements thereof (the "Special Meeting").

  This Proxy Statement and form of Proxy enclosed herewith are first being mailed to the stockholders on or about June , 1994.

  The holders of Common Stock of AGI on the Record Date (the "Stockholders") are being asked to consider and approve two agreements with Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus"), and the transactions contemplated thereby: (i) a $100 million double convertible revolving credit agreement, dated as of April 15, 1994 (the "DOCLOC Agreement"), entered into by AGI and Cyprus, pursuant to which Cyprus will provide a line of credit of $100 million, under which any indebtedness may be repaid by AGI's issuance of up to 2,000,000 shares of the Company's newly created $2.25 Series A Convertible Preferred Stock, par value $1.00 per share ("Preferred Stock"), and such shares of Preferred Stock may be converted by Cyprus at any time into up to 12,099,213 shares of Common Stock at a conversion price of $8.265 per share; and (ii) a stock purchase agreement, dated as of April 15, 1994, between AGI and Cyprus (the "Stock Purchase Agreement"), that provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of approximately $20.7 million which will be used to repay that amount of indebtedness of AGI to Cyprus; such approval shall include but not be limited to the authorization and issuance to Cyprus of up to 2,000,000 shares of Preferred Stock and up to 12,099,213 shares of Common Stock under the DOCLOC Agreement and 3,000,000 shares of Common Stock under the Stock Purchase Agreement. (The proposal to approve the transactions contemplated by the DOCLOC Agreement and the Stock Purchase Agreement, including the authorization and issuance to Cyprus of shares of Common Stock and Preferred Stock thereunder, is referred to herein as the "Proposal.")

  Outstanding indebtedness under the DOCLOC Agreement may be repaid in whole or in part in cash or by AGI issuing up to 2,000,000 shares of the Company's Preferred Stock. Shares of Preferred Stock can be converted at any time by Cyprus into shares of Common Stock at a conversion price of $8.265 per share, which represents a 20% premium over the average closing price on the ten days preceding February 11, 1994, the date of the signing of the commitment letter providing for the line of credit and the stock purchase (the "Commitment Letter"). AGI will have the right to redeem shares of Preferred Stock at any time in whole or in part by issuing shares of Common Stock at a price per share equal to the greater of $5.854 or the average closing price per share (up to $8.265) over a predetermined period prior to redemption. The terms of the Preferred Stock limit the number of shares of Common Stock issuable upon redemption, conversion and the payment of dividends to 12,099,213. The holder of shares of Preferred Stock will receive cash in lieu of any shares in excess of 12,099,213 shares of Common Stock that would otherwise have been issuable. Such cash payment would be payable in 12 consecutive substantially equal quarterly payments. Further, Cyprus will have the right to replace from time to time all or a portion of the DOCLOC Agreement and any outstanding indebtedness and/or Preferred Stock with the purchase of up to 12,099,213 shares of Common Stock at a purchase price of $8.265 per share (or $100 million if all 12,099,213 shares of Common Stock are purchased).

  The Stock Purchase Agreement provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of approximately $20.7 million. The entire amount of the proceeds received by AGI must be used to repay approximately $20.7 million of the approximately $26.0 million of outstanding indebtedness (as of June 24, 1994) owed by AGI to Cyprus under a demand promissory note (the "AGI Note").

  Cyprus currently is the indirect holder of 31,319,709 shares of Common Stock, which represents approximately 40% of the outstanding shares of Common Stock. Cyprus holds this share of the Common Stock as a result of (i) the merger on November 15, 1993 of AMAX Inc., a New York corporation ("Amax"), which owned approximately 68% of the outstanding shares of Common Stock, with and into Cyprus Minerals Company (renamed Cyprus Amax Minerals Company) (the "Cyprus Amax Merger") and (ii) the distribution by Amax of 21.8 million shares or approximately 28% of the outstanding shares of Common Stock to the stockholders of Amax immediately prior to the Cyprus Amax Merger. The acquisition by Cyprus of 3,000,000 shares of Common Stock under the Stock Purchase Agreement, combined with the potential issuance of up to 12,099,213 shares of Common Stock under the DOCLOC Agreement, would increase Cyprus' ownership of outstanding shares of Common Stock to 49.7%.

  The Proposal is being submitted to Stockholders of the Company for their approval to satisfy Section 203 of the Delaware General Corporation Law ("Delaware Law") and a New York Stock Exchange (the "Exchange") requirement.
Section 203 of Delaware Law states that the Company may not engage in any business combination (defined to include any transaction which results in the issuance by AGI of any stock of AGI) with Cyprus (an "interested stockholder" because it owns more than 15% of the outstanding shares of Common Stock as a result of the Cyprus Amax Merger) for a period of three years following the date that Cyprus became an interested stockholder, unless on or subsequent to such date the business combination is approved by the AGI Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by Cyprus. In addition, pursuant to an Exchange staff interpretation of a Rule of the Exchange (Paragraph 312.03(b) of the Listed Company Manual), stockholder approval is required as a prerequisite to the listing of the Common Stock to be issued to Cyprus in the transactions described in the Proposal, on the basis that the Proposal contemplates that "tangible or intangible assets" (in this case, cash) are to be acquired directly or indirectly from a substantial security holder of the Company (a holder of 5% or more of the Company's outstanding Common Stock) and the number of shares of Common Stock to be issued in such transactions will exceed 1% of the number of shares of Common Stock of the Company outstanding before such issuance.

  The affirmative vote of Stockholders holding 66 2/3% of the shares of Common Stock outstanding as of the close of business on June 24, 1994 which are not owned by Cyprus and the affirmative vote of Stockholders holding a majority of all shares of Common Stock voting on the Proposal (provided that the total vote cast on the Proposal represents over 50% in interest of all outstanding shares of Common Stock) is required for the approval of the Proposal. The directors and executive officers of the Company (some of whom are directors and/or executive officers of Cyprus) holding in the aggregate less than 1% of the shares of Common Stock, have advised the Company that they intend to vote for the Proposal. Cyprus has advised the Company that it intends to vote for the Proposal. Although the vote of Cyprus and its affiliates and associates will be counted for purposes of obtaining the approval of stockholders required by the Exchange rules, the vote of Cyprus and its affiliates and associates will not be counted for purposes of obtaining the requisite stockholder approval under
Section 203 of the Delaware Law.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF AGI, CONCERNING THE PROPOSAL IF NOT CONTAINED IN OR APPENDED TO THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES REFERRED TO IN THIS PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR THEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

               THE DATE OF THIS PROXY STATEMENT IS JUNE  , 1994.

                             AVAILABLE INFORMATION

  AGI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by AGI with the Commission can be inspected and copied at the Commission's public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60601-2511. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W. Plaza, Washington, D.C. 20549. The Company is also subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. The Common Stock is listed on the New York and Toronto Stock Exchanges and certain warrants to purchase Common Stock are listed on the American Stock Exchange. Such reports, proxy statements and other information can also be inspected and copied at the respective offices of these exchanges at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Toronto Stock Exchange, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2, and the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO AGI, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO SECRETARY, AMAX GOLD INC., 9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112. TELEPHONE REQUESTS MAY BE DIRECTED TO INVESTOR RELATIONS AT (303) 643-5522. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 15, 1994.

  The following documents filed with the Commission by AGI (File No. 1-9620) are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1993, (b) Quarterly Report on Form 10Q for the quarterly period ended March 31, 1994, and (c) Current Report on Form 8-K dated March 7, 1994.

  All documents filed by AGI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................   3
SUMMARY....................................................................   5
  Solicitation.............................................................   5
  The Proposal.............................................................   5
  The Parties..............................................................   5
  Votes....................................................................   6
  Recommendation of the Board .............................................   6
  Opinion of Financial Advisor Regarding the DOCLOC Agreement..............   6
  Effects of the Proposal on the Rights of AGI Stockholders................   7
  Summary of Material Terms of the DOCLOC Agreement........................   7
  Summary of Material Terms of the Stock Purchase Agreement................   9
SPECIAL MEETING............................................................  10
  Recommendation of Board..................................................  10
  Record Date..............................................................  10
  Votes Required...........................................................  10
  Votes....................................................................  10
  Solicitation of Proxies..................................................  11
THE PROPOSAL...............................................................  11
  General..................................................................  11
  Background...............................................................  12
  Other Relationships With Cyprus..........................................  14
  Effects of the Proposal on the Rights of AGI Stockholders................  16
  Reasons for the Proposal; Recommendation of the Board....................  16
  Opinion of Financial Advisor Regarding the DOCLOC Agreement..............  18
  Material Terms of the DOCLOC Agreement...................................  22
  Material Terms of the Stock Purchase Agreement...........................  25
  Material Terms of the $2.25 Series A Convertible Preferred Stock.........  26
PRO FORMA FINANCIAL INFORMATION............................................  28
CHANGE OF CONTROL OF THE COMPANY...........................................  28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............................  29
SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS...............................  29
DESCRIPTION OF CAPITAL STOCK OF AGI........................................  30
  Common Stock.............................................................  30
  Preferred Stock..........................................................  30
  Warrants.................................................................  31
PROPOSALS FOR 1995 ANNUAL MEETING..........................................  32

APPENDIX A--DOCLOC Agreement
APPENDIX B--Stock Purchase Agreement
APPENDIX C--Opinion of Salomon Brothers Inc

APPENDIX D--Certificate of Designations--$2.25 Series A Convertible Preferred Stock

                                    SUMMARY

  The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement, the Appendices hereto and the documents incorporated herein by reference. Stockholders are urged to read carefully this Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference in their entirety.

SOLICITATION

  This Proxy Statement is being furnished to the Stockholders of the Company in connection with the solicitation of proxies by the Company's Board from holders of outstanding shares of the Company's Common Stock for use at the Special Meeting. June 24, 1994 is the Record Date for determining the Stockholders of record who are entitled to receive this Proxy Statement and to vote for the Proposal.

  This Proxy Statement and form of Proxy enclosed herewith are first being mailed to the Stockholders on or about June , 1994.

THE PROPOSAL

  The Stockholders are being asked to consider and approve two agreements with Cyprus and the transactions contemplated thereby: (i) the DOCLOC Agreement pursuant to which Cyprus will provide a line of credit of $100 million, under which any indebtedness may be repaid by AGI's issuance of up to 2,000,000 shares of the Company's Preferred Stock, and such shares of Preferred Stock may be converted by Cyprus at any time into up to 12,099,213 shares of Common Stock at a conversion price of $8.265 per share; and (ii) the Stock Purchase Agreement that provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of approximately $20.7 million which will be used to repay that amount of indebtedness of AGI to Cyprus; such approval shall include but not be limited to the authorization and issuance to Cyprus of up to 2,000,000 shares of Preferred Stock and up to 12,099,213 shares of Common Stock under the DOCLOC Agreement and 3,000,000 shares of Common Stock under the Stock Purchase Agreement.

  For a discussion of the terms of the DOCLOC Agreement, the Stock Purchase Agreement and related matters, see "THE PROPOSAL."

THE PARTIES

 AGI

  AGI is engaged in the mining and processing of gold and silver ore and in the exploration for and acquisition and development of gold-bearing properties principally in North and South America. AGI was incorporated in Delaware. AGI's principal offices are located at 9100 East Mineral Circle, Englewood, Colorado 80112, and its telephone number is (303) 643-5500.

  For additional information regarding the business of AGI, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

 Change of Control of AGI

  On November 15, 1993, Amax, a New York corporation which owned approximately 68% of the Company's outstanding Common Stock, was merged with and into Cyprus Minerals Company, a Delaware corporation. The merged company was renamed Cyprus Amax Minerals Company. Immediately prior to the Cyprus Amax Merger, Amax distributed 21.8 million shares (approximately 28%) of Common Stock (together with all of the outstanding shares of common stock of Alumax Inc., a Delaware corporation that controlled Amax's aluminum business) in a distribution to its stockholders. As a result of the Cyprus Amax Merger, and after giving effect to the prior stock distribution by Amax, Cyprus indirectly holds 31,319,709 shares of Common Stock, which constitutes approximately 40% of the outstanding shares of Common Stock. In addition, following the Cyprus Amax Merger, Milton H. Ward, Co-Chairman of the Board, President and Chief Executive Officer of Cyprus, became Chairman of the Board, President and Chief Executive Officer of AGI; Mr. Gerald J. Malys, Senior Vice President and Chief Financial Officer of Cyprus, became a director of AGI; and subsequently, Rockwell A. Schnabel, a director of Cyprus, became a director of AGI.

  The acquisition by Cyprus of 3,000,000 shares of Common Stock under the Stock Purchase Agreement, combined with the potential issuance of up to 12,099,213 shares of Common Stock under the DOCLOC Agreement, would increase Cyprus' ownership of AGI outstanding shares of Common Stock to 49.7%.

 Cyprus

  Cyprus is a diversified mining company engaged in the exploration for and the extraction, processing and marketing of mineral resources. Cyprus operates in three principal industry segments: copper, coal and other minerals (including lithium, gold and iron ore). Cyprus was incorporated in Delaware in 1969 and operates primarily in the United States. Cyprus' principal executive offices are located at 9100 East Mineral Circle, Englewood, Colorado 80112, and its telephone number is (303) 643-5000.

VOTES

  On the Record Date there were 78,214,627 shares of Common Stock outstanding, of which Cyprus indirectly owned 31,319,709 shares of Common Stock. Approval of the Proposal requires (i) under Delaware Law, the affirmative vote of the holders of 66 2/3% of the outstanding shares on the Record Date which are not owned by Cyprus or its affiliates and associates and (ii) under the rules of the Exchange, the affirmative vote of the holders of a majority of the shares of Common Stock voting on the Proposal, provided that the total vote cast on the Proposal represents over 50% in interest of all outstanding shares of Common Stock.

  Shares of AGI Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned to Chemical Bank without indicating any voting instructions, shares of AGI Common Stock represented by the proxy will be voted FOR the Proposal. AGI proxy holders may in their discretion vote shares voted for the Proposal to adjourn the Special Meeting to solicit additional proxies in favor of the Proposal. Proxies voting against the Proposal will not be voted for adjournment of the Special Meeting. Any proxy given pursuant to this solicitation may be revoked by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with Chemical Bank prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written revocations and other communications with respect to revocation of proxies should be addressed as follows: Chemical Bank, Proxy Tally Department, Church Street Station, P.O. Box 24555, New York, New York 10242-0018. Attendance at the Special Meeting will not in and of itself constitute a revocation.

  As of June 24, 1994 the directors and executive officers of AGI (several of whom are also directors and/or executive officers of Cyprus) held in the aggregate less than 1% of the outstanding shares of Common Stock entitled to notice of and to vote at the Special Meeting. The directors and executive officers of AGI have indicated their intention to vote for the Proposal. Cyprus has advised the Company that it intends to vote for the Proposal. Although the vote of Cyprus and its affiliates and associates will be counted for purposes of obtaining the approval of stockholders required by the Exchange rules, the vote of Cyprus and its affiliates and associates will not be counted for purposes of obtaining the requisite stockholder approval under Section 203 of Delaware Law.

  See "SPECIAL MEETING--Votes Required."

RECOMMENDATION OF THE BOARD

  Following the unanimous approval of the Audit Committee of the Board (the "Audit Committee"), which is comprised entirely of directors who are neither associates, officers or employees of AGI or Cyprus, the AGI Board, with directors affiliated with Cyprus abstaining, approved the DOCLOC Agreement and the Stock Purchase Agreement and the issuance of the shares of Preferred Stock and Common Stock contemplated thereby. THE MEMBERS OF THE BOARD BELIEVE THAT THE PROPOSAL IS FAIR TO AND IN THE BEST INTERESTS OF ALL THE STOCKHOLDERS AND RECOMMEND THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL.

  The conclusion of the Company's Audit Committee and the Board with respect to the DOCLOC Agreement and the Stock Purchase Agreement is based upon a number of factors. See "THE PROPOSAL--Reasons for the Proposal; Recommendation of the Board."

OPINION OF FINANCIAL ADVISOR REGARDING THE DOCLOC AGREEMENT

  Salomon Brothers Inc ("Salomon Brothers") has rendered its opinion dated February 15, 1994 and confirmed such opinion by delivering an opinion dated June 27, 1994 to the Audit Committee to the effect that the transaction contemplated by the DOCLOC Agreement is fair, from a financial point of view, to the Stockholders of AGI (solely in their capacity as such), exclusive of Cyprus and its affiliates. See "THE PROPOSAL--Opinion of Financial Advisor Regarding the DOCLOC Agreement."

EFFECTS OF THE PROPOSAL ON THE RIGHTS OF AGI STOCKHOLDERS

  Assuming the issuance of the shares of Common Stock to Cyprus under the DOCLOC Agreement and the Stock Purchase Agreement as proposed in this Proxy Statement, the percentage of the Company's voting securities owned of record and beneficially by existing holders of shares of Common Stock (other than Cyprus) will be reduced significantly on a fully diluted basis. The Proposal, if approved, would reduce to 50.3% the interest of existing holders of shares of Common Stock other than Cyprus and increase Cyprus' ownership of shares of Common Stock to 49.7% of the outstanding shares of Common Stock, in each case assuming that all 12,099,213 shares of Common Stock that are potentially issuable under the DOCLOC Agreement are in fact issued to Cyprus. Thus, public stockholders will have a reduced ability to influence the election of directors or any other action taken by the holders of the Common Stock.

  Additionally, the DOCLOC Agreement requires the prior consent of Cyprus before AGI may enter into any merger, consolidation or amalgamation, transaction or liquidate, wind up or dissolve itself (or suffer any liquidation of dissolution).

  Finally, the shares of Preferred Stock issuable under the DOCLOC Agreement may limit the Company's ability to pay cash dividends on shares of Common Stock. The terms of the Preferred Stock state that no dividends may be paid on shares of Common Stock unless and until all dividends payable on the Preferred Stock have been paid.

SUMMARY OF MATERIAL TERMS OF THE DOCLOC AGREEMENT

  Set forth below is a summary of the material terms of the DOCLOC Agreement, which agreement is attached as Appendix A to this Proxy Statement and incorporated herein by reference. See also "THE PROPOSAL--Material Terms of the DOCLOC Agreement."

 Revolving Loan

  Under the DOCLOC Agreement Cyprus agrees to make loans evidenced by a note of AGI (the "Note") to the Company from time to time until the earlier of April 30, 1997 or the date on which the Commitment (defined below) is terminated under the DOCLOC Agreement (the earlier of such dates being the "Revolver Expiration Date") in an aggregate principal amount not to exceed at any time outstanding $100 million (the "Commitment"). The Company may elect to repay the outstanding indebtedness under this line of credit either by payment in cash or payment in shares of Preferred Stock. Payment by the Company in shares of Preferred Stock automatically reduces the Commitment amount by $50 per share of Preferred Stock so issued.

 Use of Proceeds

  The proceeds of the DOCLOC Agreement will be used primarily to support AGI's debt amortization requirements and other working capital needs for 1994 and thereafter, prior to the Revolver Expiration Date, and will be allocated as follows: (i) up to $36,000,000 to support AGI's guaranty given to NM Rothschild & Sons Limited and Citibank, N.A. in connection with the borrowing of AGI Chile Credit Corp., Inc., a wholly-owned subsidiary of AGI, with respect to the Guanaco Project, under the Term Loan Agreement dated as of March 15, 1994; (ii) up to $30,000,000 to support AGI's guaranty given to the Chase Manhattan Bank (National Association) as Agent for the banks which are party to the Bullion Loan Agreement dated as of March 21, 1991, in support of borrowings of Lassen Gold Mining, Inc., a wholly-owned subsidiary of AGI operating the Hayden Hill Project; and (iii) the remaining amount for working capital purposes.

 Interest Rate

  Each loan made by Cyprus to the Company bears interest at an annual rate equal to the London Interbank Offered Rate ("LIBOR") for a period of either one, two or six months, as selected by AGI, plus .30%.

 Amortization of Principal and Payment

  On the Revolver Expiration Date, all accrued interest must be paid and the aggregate principal balance of all loans outstanding will become due and payable in 20 equal quarterly installments on June 30, September

30, December 31 and March 31 of each of the following five years, with the first installment due on June 30, 1997. The last installment, due March 31, 2002, will be in an amount necessary to repay in full the unpaid principal amount of the loans. The outstanding principal balance of the Note will bear interest as set forth above.

 Prepayments in Cash

  The Company may make cash prepayments of principal in amounts equal to an integral multiple of $1,000,000 without premium or penalty.

 Payment with Preferred Stock

  The Company may elect to repay or prepay the entire principal balance due under the Note, any required amortization payment due, any required interest payment due under the Note and/or increments of at least $5,000,000 of principal of loans outstanding under the Note by issuing shares of Preferred Stock to Cyprus. The number of shares of Preferred Stock to be issued can be determined by dividing the amount of indebtedness under the DOCLOC Agreement to be repaid with shares of Preferred Stock by $50.00. Cash will be issued in lieu of any fractional shares.

 Payment of Dividends on Preferred Stock

  Each share of Preferred Stock shall be entitled to receive dividends at an annual rate of $2.25 per share, payable semi-annually on January 1 and July 1 of each year. The Company may pay Preferred Stock dividends in shares of Common Stock in lieu of cash unless the holder of such shares of Preferred Stock elects to receive cash.

 Restrictions on Transfer of Preferred Stock

  If Cyprus desires to transfer any shares of Preferred Stock held by it, such proposed sale must be for cash only, and AGI has a right of first refusal with respect to all such offered shares.

 Conversion and Redemption of Preferred Stock

  The holder of any shares of Preferred Stock will have the right, at the holder's option, to convert any or all shares of Preferred Stock held by such holder into Common Stock at any time. Each share of Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing $50 by the Conversion Price in effect at the time. The Conversion Price is $8.265 and is subject to adjustment upon the occurrence of certain dilutive events.

  The Company, at its option, may at any time redeem the Preferred Stock, in whole or from time to time in part, by issuing shares of Common Stock at a price per share equal to the greater of $5.854 or the average closing price per share (up to $8.265) over a pre-determined period prior to redemption.

  The maximum number of shares of Common Stock that AGI may issue upon redemption or conversion of the Preferred Stock, together with any shares of Common Stock issued as dividends on the Preferred Stock, is 12,099,213 shares, subject to adjustment due to any adjustment in the Conversion Price upon the occurrence of certain dilutive events.

 Covenants

  The DOCLOC Agreement requires the prior consent of Cyprus before AGI may enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

 Events of Default

  Events of Default are limited to non-payment of principal or interest, material misrepresentations, bankruptcy and failure to comply with the covenants set forth in the DOCLOC Agreement after a 30-day grace period.

 Stock Purchase Option

  Cyprus will have the right to replace the DOCLOC Agreement and any outstanding indebtedness and/or shares of Preferred Stock with the purchase of up to 12,099,213 shares of Common Stock at a Purchase Price of $8.265 per share. The Purchase Price for the shares of Common Stock will be paid and applied (i) to cancel any interest and principal outstanding, (ii) to convert any shares of Preferred Stock previously issued to Cyprus and (iii) to terminate the Commitment.

 Demand Registration Rights

  Cyprus may demand registration under the Securities Act of 1933 of all or part (but not less than 1,000,000 shares per demand) of the shares of Common Stock issued to Cyprus pursuant to the DOCLOC Agreement. The Company is obligated to pay all expenses in connection with the first such demand registration. All expenses incurred in connection with each additional registration, if any, shall be paid by Cyprus.

 Representations and Warranties

  AGI made certain representations and warranties to Cyprus concerning corporate existence, corporate power and authority, government approvals, enforceability, financial statements provided, litigation matters and the validity of the shares of Preferred Stock and Common Stock issuable under the DOCLOC Agreement.

SUMMARY OF MATERIAL TERMS OF THE STOCK PURCHASE AGREEMENT

  Set forth below is a summary of the material terms of the Stock Purchase Agreement which agreement is attached as Appendix B to this Proxy Statement and incorporated herein by reference. See also "THE PROPOSAL--Material Terms of the Stock Purchase Agreement."

  The Stock Purchase Agreement provides for the purchase by Cyprus of 3,000,000 shares of Common Stock at a purchase price of $6.888 per share (the ten-day average closing price reported on the Exchange prior to the date the Commitment Letter was signed) or approximately $20.7 million. The total purchase price will be immediately applied by AGI to reduce the approximately $26.0 million of indebtedness (as of June 24, 1994) of AGI to Cyprus under the AGI Note.

 Representations and Warranties

  AGI made certain representations and warranties to Cyprus concerning corporate existence, corporate power and authority and the validity of the 3,000,000 shares of Common Stock issuable under the Stock Purchase Agreement. Cyprus made certain representations and warranties to AGI concerning its accredited investor status.

 Use of Proceeds

  AGI must use the entire amount of the net proceeds of the sale of 3,000,000 shares of Common Stock to repay approximately $20.7 million of the approximately $26.0 million of outstanding indebtedness (as of June 24, 1994) owed by AGI to Cyprus. Cyprus has deferred payment on the approximately $5.3 million of remaining intercompany indebtedness until December 31, 1995.

 Demand Registration Rights

  Cyprus may demand registration under the Securities Act of 1933 of all or part (but not less than 1,000,000 shares per demand) of the shares of Common Stock issued pursuant to the Stock Purchase Agreement. The Company is obligated to pay all expenses in connection with the first such demand registration. All expenses incurred in connection with each additional registration, if any, shall be paid by Cyprus.

                                SPECIAL MEETING

RECOMMENDATION OF BOARD

  The Audit Committee of the Board (which consists entirely of directors who are neither associates, officers or employees of AGI or Cyprus) and the entire Board approved the DOCLOC Agreement that may result in the issuance to Cyprus of up to 2,000,000 shares of Preferred Stock and, upon conversion or redemption of the Preferred Stock, up to 12,099,213 shares of Common Stock, and the Stock Purchase Agreement that will result in the issuance of 3,000,000 shares of Common Stock to Cyprus. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL. The AGI Board consists of six directors, of whom two are senior executive officers of Cyprus, another is the Co-Chairman of the Board of Directors of Cyprus and a fourth is also a director of Cyprus. See "THE PROPOSAL--Background" and "CHANGE OF CONTROL."

RECORD DATE

  The close of business on June 24, 1994 shall be the Record Date for the determination of the holders of Common Stock entitled to receive this Proxy Statement and to vote for the Proposal.

VOTES REQUIRED

  Section 203 of the Delaware Law states that the Company may not engage in any business combination (defined to include any transaction which results in the issuance by AGI of any stock of AGI) with Cyprus (an "interested stockholder" because it owns more than 15% of the outstanding shares of Common Stock as a result of the Cyprus Amax Merger) for a period of three years following the date that Cyprus became an interested stockholder, unless on or subsequent to such date the business combination is approved by the AGI Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by Cyprus.

  In addition, pursuant to an Exchange staff interpretation of a Rule of the Exchange (Paragraph 312.03(b) of the Listed Company Manual), the approval of the stockholders holding a majority of all shares of Common Stock of the Company voting on the Proposal (provided that the total vote cast on the Proposal represents over 50% in interest of all outstanding shares of Common Stock) is required as a prerequisite to the listing of the Common Stock to be issued to Cyprus in the transactions described in the Proposal, on the basis that the Proposal contemplates that "tangible or intangible assets" (in this case, cash) are to be acquired directly or indirectly from a substantial security holder of the Company (a holder of 5% or more of the Company's outstanding Common Stock) and the number of shares of Common Stock to be issued in such transactions will exceed 1% of the number of shares of Common Stock of the Company outstanding before such issuance.

  As of June 24, 1994, there were 78,214,627 shares of Common Stock outstanding (exclusive of 1,991 shares held by the Company in treasury) of which Cyprus indirectly owned 31,319,709 shares. Common Stock is the only outstanding class of voting securities of the Company. Each share of Common Stock outstanding on the Record Date is entitled to one vote on the Proposal.

  As of June 24, 1994, directors and executive officers of AGI (several of whom are also directors and/or executive officers of Cyprus) owned beneficially less than 1% of the shares of Common Stock outstanding on such date. Such directors and executive officers of the Company have advised the Company that they intend to vote for the Proposal. Cyprus has advised the Company that it intends to vote for the Proposal. Although the vote of Cyprus and its affiliates and associates will be counted for purposes of obtaining the approval of stockholders required by the Exchange rules, the vote of Cyprus and its affiliates and associates will not be counted for purposes of obtaining the requisite stockholder approval under Section 203 of Delaware Law.

VOTES

  Shares of AGI Common Stock represented by proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned to Chemical Bank without indicating any voting instructions, shares of AGI Common Stock represented by the proxy will be voted FOR the Proposal. AGI proxy holders may in their discretion vote shares voted for the Proposal to adjourn the Special Meeting to solicit additional proxies in favor of the Proposal. Proxies voting against the Proposal will not be voted for adjournment of the Special Meeting. Any proxy given pursuant to this solicitation may be revoked by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with Chemical Bank prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written revocations and other communications with respect to revocation of proxies should be addressed as follows: Chemical Bank, Proxy Tally Department, Church Street Station, P.O. Box 24555, New York, New York 10242-0018. Attendance at the Special Meeting will not in and of itself constitute a revocation.
SOLICITATION OF PROXIES


  The Company will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by officers and regular employees of the Company, personally or by telephone or telegraph, and the Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending soliciting material to their principals.

  In addition, AGI has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies from its Stockholders. Georgeson will solicit proxies from those Stockholders of the Company that are banks, brokers and other institutional investors and from non-objecting beneficial owners and individual holders of record, for a fee of $15,000, plus expenses. Georgeson will directly solicit non-objecting beneficial owners and unvoted registered Stockholders by telephone for an additional fee.

                               THE PROPOSAL


GENERAL

  The holders of Common Stock are being asked to approve two agreements with Cyprus and the transactions contemplated thereby: (i) the DOCLOC Agreement pursuant to which Cyprus will provide AGI a line of credit of $100 million, under which any indebtedness may be repaid by AGI's issuance of up to 2,000,000 shares of the Company's Preferred Stock, and such shares of Preferred Stock may be converted by Cyprus at any time into up to 12,099,213 shares of Common Stock, at a conversion price of $8.265 per share; and (ii) the Stock Purchase Agreement that provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of approximately $20.7 million which will be used to repay that amount of indebtedness of AGI to Cyprus; such approval shall include but not be limited to the authorization and issuance to Cyprus of up to 2,000,000 shares of Preferred Stock and up to 12,099,213 shares of Common Stock under the DOCLOC Agreement and 3,000,000 shares of Common Stock under the Stock Purchase Agreement.

  Outstanding indebtedness under the $100 million DOCLOC Agreement may be repaid in whole or in part in cash or by AGI issuing up to 2,000,000 shares of the Company's Preferred Stock. Shares of Preferred Stock can be converted at any time by Cyprus into shares of Common Stock at a conversion price of $8.265 per share, which represents a 20% premium over the average closing price on the ten days preceding February 11, 1994, the date of the signing of the Commitment Letter. AGI will have the right to redeem shares of Preferred Stock at any time in whole or in part by issuing shares of Common Stock at a price per share equal to the greater of $5.854 or the average closing price per share (up to $8.265) over a predetermined period prior to redemption. The terms of the shares of the Preferred Stock limit the number of shares of Common Stock issuable upon redemption, conversion and the payment of dividends to 12,099,213. The holder of shares of Preferred Stock will receive cash in lieu of any shares in excess of 12,099,213 shares of Common Stock that would have otherwise been issuable. Such cash payment would be payable in 12 consecutive substantially equal quarterly payments. Cyprus will have the right to replace from time to time all or a portion of the DOCLOC Agreement and any outstanding indebtedness and/or Preferred Stock with the purchase of up to 12,099,213 shares of Common Stock at a purchase price of $8.265 per share (or $100 million if all 12,099,213 shares of Common Stock are purchased). For a discussion of the terms of the DOCLOC Agreement, see "--Terms of the DOCLOC Agreement."

  The Stock Purchase Agreement provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of approximately $20.7 million. The entire amount of the proceeds received by

AGI must be used to repay approximately $20.7 million of the approximately $26.0 million of outstanding indebtedness (as of June 24, 1994) owed by AGI to Cyprus under the AGI Note. For a discussion of the terms of the Stock Purchase Agreement, see "--Terms of the Stock Purchase Agreement."

  The Proposal is being submitted to the Stockholders of the Company for their approval to satisfy Section 203 of Delaware Law and an Exchange requirement.
Section 203 of Delaware Law states that the Company may not engage in any business combination (defined to include any transaction which results in the issuance by AGI of any stock of AGI) with Cyprus (an "interested stockholder" because it owns more than 15% of the outstanding shares of Common Stock as a result of the Cyprus Amax Merger) for a period of three years following the date that Cyprus became an interested stockholder, unless on or subsequent to such date the business combination is approved by the AGI Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by Cyprus. In addition, pursuant to an Exchange staff interpretation of a Rule of the Exchange (Paragraph 312.03(b) of the Listed Company Manual), the approval of stockholders holding a majority of the shares of Common Stock voting on the Proposal (provided that the total vote cast on the Proposal represents over 50% in interest of all outstanding shares of Common Stock) is required as a prerequisite to the listing of the Common Stock to be issued to Cyprus in the transactions described in the Proposal, on the basis that the Proposal contemplates that "tangible or intangible assets" (in this case, cash) are to be acquired directly or indirectly from a substantial securityholder of the Company (a holder of 5% or more of the Company's outstanding Common Stock) and the number of shares of Common Stock to be issued in such transactions will exceed 1% of the number of shares of Common Stock of the Company outstanding before such issuance.

BACKGROUND

  In 1992 AGI identified a need for additional financing in order to refinance the acquisition and development of its Guanaco mine and achieve its development and exploration objectives. After considering a variety of financing alternatives, AGI actively pursued a substantial institutional placement of convertible preferred stock in the second and third quarters of 1993. In September of 1993, AGI decided not to pursue the proposed placement of convertible preferred stock due to the pending merger of Amax with Cyprus, which closed in mid-November 1993. Upon terminating these efforts, AGI management reevaluated the Company's financial position and reconsidered its financing alternatives. In the fall of 1993, AGI was not only operating at a loss but was not generating positive cash flow from its mining operations after sustaining capital expenditures. The financial position of the Company at year end 1993 highlights the Company's liquidity needs. The Company had negative operating cash flow of $23.2 million for 1993 primarily due to lower mill head grades at its Sleeper and Hayden Hill gold mines, high start-up costs for the heap leach production from its Guanaco mine and higher interest expenditures resulting from increased debt levels. The negative operating cash flow for 1993, together with $24.6 million of capital, cash acquisition and investment expenditures and $31.6 million debt principal repayments, were funded with existing cash balances of $23.7 million, additional borrowings of $59.2 million and net cash proceeds of $7.8 million from a transaction involving the Company's 33.53% joint venture interest in the Waihi mine in New Zealand. The $24.6 million of capital expenditures and cash acquisition and investment costs excludes $21.1 million of acquisition costs that were funded through the issuance of 3.15 million shares of Common Stock by the Company in January 1993.

  As noted above, during 1993 AGI incurred additional indebtedness of $59.2 million to finance the capital needs of the Company. AGI borrowed funds from Amax periodically throughout 1993 pursuant to the AGI Note. At year end, such loans totalled $24.7 million and were, as a result of the Cyprus Amax Merger, payable to Cyprus. Additionally, AGI borrowed $30 million in working capital gold loans (referred to as "the Gold Loans") and $4.5 million to refinance a portion of the Chilean short-term bridge loans. AGI made repayments of outstanding indebtedness in 1993 totalling $31.6 million.

  As a result of the additional borrowings made during 1993, at December 31, 1993 AGI had total outstanding debt obligations of $151.6 million, representing $51.9 million under the Hayden Hill loan facility, $34.2 million under Chilean short-term bridge loans, $9.2 million under Chilean assumed debt, $30 million under the Gold Loans, $1.6 million under the Sleeper gold bullion loan agreement and $24.7 million under the AGI Note. Principal repayment obligations for 1994 aggregate $15.1 million, which includes $11.1 million of scheduled amortization payments under the Hayden Hill financing, $3.0 million of scheduled amortization payments under the outstanding Chilean assumed debt and $1.0 million of scheduled amortization payments under a new $36 million Guanaco U.S. term loan completed in March 1994, which refinanced $34.2 million of Chilean short term bridge loans.

  In addition, the Company currently estimates capital expenditures at the Company's Sleeper, Hayden Hill and Guanaco mines during 1994 will be approximately $12.5 million. Fort Knox and Refugio construction and development expenditures for 1994 are estimated to be approximately $12 million and $12.5 million, respectively, subject to securing the necessary financing, and Haile development expenditures are estimated to be approximately $2.5 million.

  Although the Company forecasts positive cash flows from its mining operations for 1994 based on certain assumptions regarding operations, AGI recognized that it would be unable to service its existing debt obligations and continue development work on its new projects without raising external capital funds. Prior to the Cyprus Amax Merger, Amax had provided AGI with an informal assurance of financial support. With approximately $125 million of debt owed to commercial banks and $24.7 million of debt owed to Cyprus, following the Cyprus Amax Merger AGI's commercial lenders had requested financial guarantees from Cyprus, a loan paydown with the proceeds of an equity or a debt offering or a fundamental change in the operational performance of AGI. AGI has substantial capital needs in 1994 and 1995 for the development of its Fort Knox and Refugio Projects and considered the public and private capital markets and the commercial lending market as the most likely sources for such capital. AGI needed to quickly improve its creditworthiness in order to access the commercial debt market and the public debt and equity market on acceptable terms in the foreseeable future.

  The Proposal is the result of discussions with Cyprus regarding financial support following the Cyprus Amax Merger that would provide AGI with a lower cost of capital and greater financial flexibility. The proposed terms were first presented by AGI management to the AGI Board at the December 8, 1993 meeting of the Board. Although no formal action was taken by the AGI Board at that meeting, the Board directed AGI management to proceed with negotiations concerning the terms of a convertible line of credit with Cyprus. The principal financial terms of the convertible line of credit were proposed by AGI, and negotiations centered on interest and conversion rates. Interest was set at slightly (.03%) above Cyprus's cost of funds. The conversion rate was set at a 20% premium above the average closing price of the Common Stock on the ten days preceding the signing of the Commitment Letter. On January 7, 1994 the AGI Board engaged Salomon Brothers to advise the Audit Committee with respect to the fairness from a financial point of view of the proposed line of credit. The initial terms of the Commitment Letter to be signed by AGI and Cyprus containing the Proposal were presented to the Board again at its meeting on January 10, 1994. At that meeting, the Board directed the Audit Committee (composed entirely of directors who are not associates, officers or employees of AGI or Cyprus) to determine the fairness of the proposed transaction. Salomon Brothers reported its views to the Audit Committee of the Board at a meeting of the Audit Committee held on January 21, 1994. Subsequently, the Audit Committee unanimously determined that the convertible line of credit was fair to the AGI Stockholders and recommended that the Board approve the convertible line of credit. On February 11, 1994, AGI and Cyprus executed the Commitment Letter containing the final principal terms of the DOCLOC Agreement. The Commitment Letter also provided for the issuance of 3,000,000 shares of Common Stock to Cyprus as repayment for approximately $20.7 million of approximately $26.0 million (as of June 24, 1994) owed to Cyprus under the AGI Note. At the meeting of the Board on May 5, 1994, after consideration of the fairness opinion received on February 15, 1994 from Salomon Brothers, the Board (with directors of the Company that are also officers or directors of Cyprus abstaining) ratified the execution and delivery of the DOCLOC Agreement and the Stock Purchase Agreement.

  In reaching its decision to propose to Cyprus that Cyprus provide AGI with the $100 million double convertible line of credit on the terms of the DOCLOC Agreement, AGI considered a number of factors and evaluated a number of options for raising capital. AGI determined that seeking convertible financing from Cyprus was its best alternative because financing from Cyprus would provide a lower cost of capital, greater flexibility, since AGI would only pay for the funds that it borrowed, and substantial cost savings because there would be no underwriting fees. See "--Reasons for the Proposal; Recommendation of the Board."

  In addition to signing the Commitment Letter with Cyprus to provide AGI with the $100 million under the DOCLOC Agreement and to provide for repayment of approximately $20.7 million of the outstanding indebtedness under the AGI Note pursuant to the Stock Purchase Agreement, various financing activities were undertaken to provide AGI with more financial strength and flexibility to meet its outstanding debt obligations. In February 1994, Cyprus provided a guarantee for a letter of credit which secures $9.2 million of Chilean assumed debt. With respect to the Gold Loans, Cyprus provided a guarantee in February 1994 for $10 million of the $30 million of outstanding Gold Loans which were scheduled to be repaid in 1994. The $10 million Cyprus guarantee allowed AGI to refinance to February 1995 $10 million of the $30 million of outstanding Gold Loans. It is expected that the remaining $20 million of outstanding Gold Loans that are scheduled to be repaid in 1994 will also be extended into 1995 in the event the Proposal is approved. In March 1994, AGI refinanced $34.2 million of Chilean bridge loans with a $36 million U.S. term loan agreement with two financial institutions, with scheduled amortization payments over a three-year term, commencing in October 1994. This loan is collateralized by guarantees from AGI and from Cyprus.

  During June 1994 it became necessary for AGI to seek funding from Cyprus to meet its debt amortization and working capital needs. To permit AGI to borrow under the DOCLOC Agreement prior to obtaining the approval of its stockholders, AGI and Cyprus executed a letter agreement dated June 1, 1994 (the "Letter Agreement"). Subject to AGI's commitment to use all reasonable efforts to obtain stockholder approval, Amax and Cyprus agreed, among other things, that until the requisite stockholder vote is obtained under the rules of the Exchange and Section 203 of Delaware Law, AGI may borrow under the DOCLOC Agreement subject to the following conditions: (i) AGI will not make any payment in Preferred Stock; (ii) Cyprus will not exercise its stock purchase option whereby it may convert shares of Preferred Stock or outstanding indebtedness under the line of credit into shares of Common Stock; and (iii) any and all other provisions of the DOCLOC Agreement providing for or relating to the issuance of equity securities of AGI will be suspended. On June 22, 1994, AGI borrowed $8 million from Cyprus under the DOCLOC Agreement pursuant to the conditions set forth in the Letter Agreement.

  The support of Cyprus through the DOCLOC Agreement and debt guarantees has enabled AGI to sustain its current operations, its operating mine capital requirements and its current debt service requirements. In the event that the Proposal is not approved, there can be no assurance that Cyprus would be willing to continue to provide such financial support to AGI. In any event, additional financings will be required to fund the total capital required to bring the Company's Fort Knox, Refugio and other development projects into production. On June 3, 1994 the Company filed a shelf registration statement with the Securities and Exchange Commission (which has not yet been declared effective) whereby the Company may offer from time to time subordinated debt securities, shares of preferred stock, shares of Common Stock or warrants to purchase Common Stock at an aggregate initial offering price not to exceed $200,000,000, at prices and on terms determined at the time of sale. The Company does not anticipate offering any of such securities until after stockholder approval of the DOCLOC Agreement has been obtained, and, in the event that stockholder approval is not obtained, there is no assurance that the Company would offer securities under the shelf. In addition, the Company is engaged in negotiations with lenders for the financing of the Refugio project. The lenders have indicated that stockholder approval of the DOCLOC Agreement will be a condition to such financing.

OTHER RELATIONSHIPS WITH CYPRUS

  Cyprus currently is the indirect holder of 31,319,709 shares of Common Stock of AGI, which represents approximately 40% of the outstanding shares of Common Stock. Cyprus holds this share of the Common Stock as a result of the Cyprus Amax Merger on November 15, 1993 and the distribution by Amax of 21.8 million shares or approximately 28% of the shares of Common Stock to the stockholders of Amax immediately prior to the Cyprus Amax Merger. The proposed acquisition by Cyprus of 3,000,000 shares of Common Stock under the Stock Purchase Agreement, combined with the potential issuance to Cyprus of up to 12,099,213 shares of Common Stock under the DOCLOC Agreement, would increase Cyprus' ownership of AGI Common Stock to 49.7%.

  Cyprus, as successor to Amax, is party to a number of contracts with the Company and is in the process of negotiating new agreements with AGI. These contracts and proposed new agreements are discussed below.

  Guarantees. As of March 31, 1994, Cyprus had provided guarantees for approximately $54 million of the Company's outstanding indebtedness and letters of credit.

  Management Services Agreement. Pursuant to the terms of a management services agreement (the "Management Services Agreement") entered into at the time of the Company's formation, Amax agreed to provide a variety of managerial and other services to the Company on a full cost-reimbursement basis. The agreement is terminable by the Company or by Cyprus (as successor to Amax) as of the end of any month on 180 days' prior written notice. For fiscal year 1993, amounts charged to the Company by Amax pursuant to the Management Services Agreement were approximately $5.2 million, including the costs of insurance coverage for the Company and employee benefits provided to the Company's officers and employees under benefit and pension plans maintained by Amax through the date of the Cyprus Amax Merger.

  Exploration Services Agreement. Pursuant to an exploration services agreement (the "Exploration Services Agreement") entered into at the time of the Company's formation, Amax Exploration, Inc., a wholly owned subsidiary of Amax, agreed to provide exploration services for the Company. The agreement is effective until terminated by either party with at least 180 days' prior notice. During 1993, the Company conducted its exploration programs through wholly-owned subsidiaries of the Company using its own personnel. Effective January 1, 1994, in order to reduce costs and realize some of the synergies from its new affiliation with Cyprus, the Company transferred most of its exploration personnel to Cyprus but retained its Vice President in charge of exploration. In the future, Cyprus geologists will conduct the Company's exploration for gold, either under the exploration joint venture agreement described below under "Agreements with Cyprus" or otherwise.

  Put and Call Agreement. The Company and Amax entered into a put and call agreement (the "Put and Call Agreement") under which Cyprus (as successor to Amax) may sell shares of Common Stock of AGI to the Company upon exercise of certain common stock purchase warrants (the "Warrants") issued in connection with the acquisition of the Fort Knox Project in 1992. The Put and Call Agreement has been approved by the Company's Board at a meeting on December 4, 1991 with the directors of the Company that were also directors of Amax abstaining. A summary of the terms of the Put and Call Agreement is set forth below:

    (i) Put Option. Under the Put and Call Agreement, Cyprus has a put option (the "Put Option") whereby, upon exercise of any Warrants, Cyprus may require the Company to purchase a number of shares of Common Stock of AGI from Cyprus at the exercise price (the "Warrant Exercise Price"), as determined pursuant to the provisions of the Warrant Agreement dated January 6, 1992, entered into between the Company and Manufacturers Hanover Trust Company as Warrant Agent, such number to be equal to the number of shares of Common Stock of AGI which the Company is required to issue upon exercise of such Warrants. Pursuant to the Warrant Agreement, the initial Warrant Exercise Price is $21.00 per share and is subject to customary anti-dilution adjustments upon the occurrence of, among other things, stock dividends, stock splits, reclassifications, mergers and similar events.

    (ii) Call Option. In the event Cyprus fails to exercise the Put Option, the Company will have a call option (the "Call Option") whereby it may require Cyprus to sell shares of AGI Common Stock (to the extent then owned by Cyprus) to the Company equal to the number of shares of Common Stock of AGI which the Company is required to issue upon exercise of such Warrants at a price equal to the Warrant Exercise Price plus two-thirds of the excess of (x) the market price per share of Common Stock of AGI over (y) the Warrant Exercise Price.

  Agreements with Cyprus. In connection with the change of ownership of the Company resulting from the Cyprus Amax Merger, the Company is in the process of completing various agreements with Cyprus. These include a new services agreement, a gold exploration joint venture agreement, a non-competition agreement, the DOCLOC Agreement and the Stock Purchase Agreement. Cyprus may also sell to the Company certain of its gold exploration and development properties, subject to the approval of each company's board of directors and compliance with applicable state law, stock exchange and possibly other regulatory requirements regarding related party transactions. The new services agreement would provide the Company with certain Cyprus general and administrative services in order to take advantage of the synergies between the two companies and is expected to provide both companies with cost savings. The new services agreement would replace the Management Services Agreement described above. The new exploration joint venture agreement would result in the two companies pooling their efforts to discover and develop gold properties, with Cyprus providing 75% and AGI providing 25% of initial funding for newly identified gold exploration targets. This joint venture arrangement is expected to have the benefits of potentially broadening the Company's geographic reach, sharing key personnel, reducing costs, increasing available funds and sharing the high risks associated with exploration. Exploration projects that the Company held prior to the Cyprus Amax Merger will continue to be evaluated entirely by the Company. The non-compete agreement would define the terms under which either company would develop and ultimately produce minerals that would be in competition with the other party.

  Until the new services agreement is concluded, the existing Management Services Agreement and Exploration Services Agreement described above will remain in effect with Cyprus succeeding to the rights and obligations of Amax under such agreements. The Put and Call Agreement described above will also remain in place, with Cyprus succeeding to the rights and obligations of Amax under such agreement.

  Additionally, the Company and Cyprus have entered into an agreement which gives the Company the option to purchase an interest in the Cerro Quema gold development project in Panama based on reserves to be established in a feasibility study.

  Upon the purchase by Cyprus of 3,000,000 shares of AGI Common Stock pursuant to the Stock Purchase Agreement, Cyprus' ownership of Common Stock of AGI would increase to approximately 42%. This percentage ownership would increase to 49.7% upon conversion of the DOCLOC Agreement to 12,099,213 shares of Common Stock. Cyprus' 49.7% ownership share would be reduced to approximately 48% if all of the Warrants issued in connection with the Fort Knox acquisition are exercised. This percentage would be further reduced to 45% of the outstanding shares of Common Stock if the Put and Call Agreement between Cyprus and the Company is fully exercised by either party.

EFFECTS OF THE PROPOSAL ON THE RIGHTS OF AGI STOCKHOLDERS

  Assuming the issuance of the shares of Common Stock to Cyprus under the DOCLOC Agreement and the Stock Purchase Agreement as proposed in this Proxy Statement, the percentage of the Company's voting securities owned of record and beneficially by existing holders of Common Stock (other than Cyprus) will be reduced significantly on a fully diluted basis. If the Proposal is approved, the 3,000,000 shares of Common Stock issued to Cyprus pursuant to the Stock Purchase Agreement, combined with the 12,099,213 shares of Common Stock potentially issuable under the DOCLOC Agreement (assuming that all 12,099,213 shares of Common Stock are in fact issued to Cyprus), would reduce to 50.3% the interest of existing holders of Common Stock other than Cyprus and increase Cyprus' ownership of Common Stock to 49.7% of the outstanding shares of Common Stock. Thus, public stockholders will have a reduced ability to influence the election of directors or any other action taken by the holders of the Common Stock.

  Additionally, the DOCLOC Agreement requires the prior consent of Cyprus before AGI may enter into any merger, consolidation or amalgamation transaction or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

  Finally, the Preferred Stock issuable under the DOCLOC Agreement may limit the Company's ability to pay cash dividends on Common Stock. The terms of the Preferred Stock state that no dividends may be paid on shares of Common Stock unless and until all dividends payable on the Preferred Stock have been paid.

REASONS FOR THE PROPOSAL; RECOMMENDATION OF THE BOARD

  Given the Company's need for financing to maintain its current operations, service debt requirements and continue development work on its new projects, the Audit Committee, comprised entirely of directors who are neither associates of Cyprus nor officers or directors of AGI, and the entire Board (with those directors who are also officers or directors of Cyprus abstaining) determined the transactions with Cyprus as contemplated in the DOCLOC Agreement and the Stock Purchase Agreement to be desirable and in the best interest of the Company and its Stockholders for the following material reasons:

    (i) The Company faces an immediate need for cash. After negative operating cash flow of $23.2 million in 1993 and with modest projected operating cash flows for 1994 and 1995, the availability of a $100 million line of credit provides AGI with the financial support it needs to meet its working capital requirements and debt repayment obligations for 1994 and beyond.

    (ii) Without the DOCLOC Agreement and reduction of intercompany debt through the Stock Purchase Agreement, additional third party debt financing is believed to be unavailable in adequate amounts and without very restrictive covenants and expensive terms. The Board also deemed additional third party debt unattractive because it would make relationships with existing lenders more difficult. Following the Cyprus Amax Merger, existing lenders of AGI had requested financial guarantees from Cyprus, a loan paydown with the proceeds of an equity or a debt offering or a fundamental change in the operational performance of the Company and made it known that they would oppose any additional third party senior debt financing given AGI's current financial position.

    (iii) Equity financing without the DOCLOC Agreement is thought to be limited in the amount available and potentially more dilutive due to the Company's recent financial losses and current level of debt. The Board also noted that such financing appears to be available only with substantial transaction costs.

    (iv) Convertible preferred or convertible subordinated debt financing is or was thought to be available in adequate amounts, but the Board concluded such financing would likely bear higher dividend or interest rates, be less flexible in terms of redemption and conversion rights in favor of the Company and be accompanied by substantial transaction costs.

    (v) The DOCLOC Agreement provides the Company with a flexible type of financing, with useful aspects of both debt and equity: (a) the DOCLOC Agreement provides the Company with the ability to borrow what it needs from time to time under a low interest loan, with interest charged only on amounts borrowed, and does not impose requirements for security, restrictive covenants, substantial fees or other costs; (b) the amounts borrowed can be repaid with cash or shares of Preferred Stock; (c) the Preferred Stock is non-voting and calls for only a 4.5% cumulative dividend and includes a Common Stock conversion feature at a 20% premium to the market price of the Common Stock at the time of the Commitment Letter; (d) the transfer of the Preferred Stock is restricted; (e) the Preferred Stock includes a right for the Company to redeem it with Common Stock as well as a conversion right for Cyprus; and (f) in consideration for this flexibility the DOCLOC Agreement provides an option for Cyprus to convert the entire arrangement into a right to purchase $100 million of Common Stock for $8.265 per share, a 20% premium to market at the time of the Commitment Letter.

    (vi) The Company's right to repay outstanding borrowings under the DOCLOC Agreement with Preferred Stock and its right to redeem the Preferred Stock with Common Stock at any time are advantageous to the Company and its Stockholders in that such rights will permit the Company to conserve its cash resources.

    (vii) The less-than-market interest and dividend rates under the DOCLOC Agreement are very favorable to the Company. Whereas, at the time of the Commitment Letter, straight convertible preferred stock would have cost AGI approximately a 6 1/2% dividend yield, the DOCLOC Agreement provides for an interest rate of LIBOR plus 0.3%, a rate of approximately 4% at the time of the Commitment Letter. The repayment of the outstanding indebtedness under the DOCLOC Agreement with Preferred Stock would result in AGI paying only a 4 1/2% dividend yield on the Preferred Stock. Additionally, with conventional convertible preferred stock, AGI would be paying dividends on the entire amount of the preferred stock before all of this amount was needed by AGI. Under the DOCLOC Agreement, AGI only pays for the cash that it borrows, and there is no commitment fee on undrawn balances. Further, the DOCLOC Agreement provides a substantial cost savings as there are no underwriting or placement fees associated with the DOCLOC Agreement.

    (viii) With respect to the convertible line of credit, the Audit Committee of the Board received the opinion of Salomon Brothers that the DOCLOC Agreement which provides Cyprus with the option to convert the outstanding indebtedness into shares of Common Stock at a price that represents a 20% premium over market at the time of the Commitment Letter is fair from a financial point of view to the stockholders of the Company (in their capacity as such) without consideration of Cyprus and its affiliates.

    (ix) The DOCLOC Agreement does not have restrictive covenants that reduce AGI's operational flexibility. In addition, because no commitment fee is assessed on undrawn balances, the DOCLOC Agreement provides greater flexibility than the other financing arrangements considered.

    (x) The purchase price under the Stock Purchase Agreement, $6.888 per share of Common Stock on the 3,000,000 shares to be purchased by Cyprus, represents the average closing price on the ten days preceding the signing of the Commitment Letter. The Board determined that a fairness opinion relating to the Stock Purchase Agreement was not necessary because: (A) the purchase price for the 3,000,000 shares of Common Stock to be issued to Cyprus was determined on the basis of the ten-day average closing price for shares of the Common Stock at the time the Commitment Letter was signed;
  (B) the stock purchase allowed the Company to convert debt to equity and thereby reduce debt and improve the financial condition of AGI; and (C) the transaction would increase Cyprus' ownership interest in the Company by only two percent (from 40% to approximately 42% of the outstanding shares of Common Stock).

    (xi) Although the transactions described in the Proposal may result in dilution to existing holders of Common Stock and provide Cyprus with valuable rights to acquire Common Stock, in the absence of the financing arrangement provided by the DOCLOC Agreement and the Stock Purchase Agreement, the Company could be forced into less attractive financing alternatives and, in such event, the holders of Common Stock could experience greater dilution.

    (xii) It is believed that Cyprus' willingness to provide financial support to AGI in exchange for a larger stake in the Company will be viewed favorably by the public equity market and commercial lenders as a vote of confidence in the future performance of AGI by its largest stockholder.

  THE COMPANY'S AUDIT COMMITTEE AND THE ENTIRE BOARD HAVE DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE DOCLOC AGREEMENT AND THE STOCK PURCHASE AGREEMENT ARE ADVISABLE AND IN THE BEST INTEREST OF ALL THE STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR THE PROPOSAL.


OPINION OF FINANCIAL ADVISOR REGARDING THE DOCLOC AGREEMENT

  The Board retained Salomon Brothers to render an opinion to its Audit Committee in connection with the DOCLOC Agreement. At a meeting of the Audit Committee held on January 21, 1994, Salomon Brothers delivered its oral opinion to the Audit Committee that, as of that date, the "Transaction" (defined by Salomon Brothers to be the availability of the $100 million double convertible line of credit to the Company pursuant to the terms and conditions of the DOCLOC Agreement) is fair, from a financial point of view, to the stockholders generally (solely in their capacity as such), exclusive of Cyprus and its affiliates. Subsequently, Salomon Brothers delivered its written opinion, dated February 15, 1994, to the Audit Committee that the Transaction is fair, from a financial point of view, to the stockholders generally (solely in their capacity as such), exclusive of Cyprus and its affiliates. Salomon Brothers has confirmed its opinion by delivery of a written opinion, dated June 27, 1994, to the Audit Committee of the Board that the Transaction is fair, from a financial point of view, to the stockholders generally (solely in their capacity as such), exclusive of Cyprus and its affiliates. A copy of Salomon Brothers' opinion, dated June 27, 1994, is attached as Appendix C to this Proxy Statement and sets forth the assumptions made, matters considered and limits on the review undertaken. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. Salomon Brothers' opinion is directed only to the fairness, from a financial point of view, of the Transaction to the stockholders generally (solely in their capacity as such), exclusive of Cyprus and its affiliates, and does not constitute a recommendation as to whether or not any stockholder of the Company should vote to approve the DOCLOC Agreement or the Transaction or as to any other matter. The Company, its Board, the Audit Committee, and the stockholders of the Company have the responsibility to decide whether it is appropriate and reasonable to approve the Transaction.

  Salomon Brothers is a nationally recognized investment banking firm which provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Brothers provides investment banking and financial advisory services in various connections, including valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Salomon Brothers was retained by the Board based on its expertise in the valuation of companies as well as its familiarity with the Company's business.

  Salomon Brothers is not affiliated with the Company or Cyprus. Salomon Brothers has previously rendered certain financial advisory and investment banking services to the Company, for which Salomon

Brothers received customary compensation. Salomon Brothers is a full service securities firm and, in the course of its normal trading activities, Salomon Brothers may from time to time effect transactions and hold positions in the securities of the Company and Cyprus for its own account and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Salomon Brothers had no role in the determination of the terms of the DOCLOC Agreement or any of the related agreements or in the negotiation thereof. The terms of the DOCLOC Agreement and related agreements were determined solely through negotiations between the Company and Cyprus.

  Salomon Brothers was not asked to, and did not, address the fairness, from a financial point of view, of the Stock Purchase Agreement to the stockholders. The sale of 3,000,000 shares of Common Stock to Cyprus pursuant to the Stock Purchase Agreement is for a purchase price of $6.888 per share, which price represented the ten-day average closing price per share immediately prior to the date the Commitment Letter was signed.

  Salomon Brothers' opinion to the Audit Committee of the Company's Board concludes, based upon and subject to each of the items discussed therein, that the Transaction is fair, from a financial point of view, to the stockholders generally (solely in their capacity as such), exclusive of Cyprus and its affiliates. In connection with its opinion, Salomon Brothers reviewed and analyzed, among other things, (i) the DOCLOC Agreement; (ii) this Proxy Statement; (iii) certain publicly available business and financial information concerning the Company and Cyprus; (iv) certain internal information, primarily financial in nature (including projections, forecasts, estimates and analyses prepared by or on behalf of the Company's management), concerning the business, assets, liabilities, operations and prospects of the Company and the anticipated effects on the Company of the consummation or the non-consummation of the Transaction, including alternatives to implementing the Transaction, furnished to Salomon Brothers by or on behalf of the Company; (v) certain publicly available and other information concerning the trading of, and the trading market for, the publicly traded securities of the Company; (vi) certain publicly available information with respect to other companies that Salomon Brothers believed to be comparable in certain respects to the Company; (vii) the resolution of certain existing financial and other relationships between the Company and its banks with respect to certain project financings; (viii) the flexibility provided by the DOCLOC Agreement to further the continued development of certain existing mining projects; (ix) the Company's public filings, including statements pursuant to the Schedule 13D filed by Cyprus with respect to the DOCLOC Agreement; and (x) such other information that Salomon Brothers considered relevant to its inquiry. Salomon Brothers discussed with certain members of the Company's management and its representatives the Company's views as to: (i) the anticipated substantial adverse effects on the Company's business, financial position, assets, liabilities, operations and prospects which the Company believed would occur if the Company were not to enter into the Transaction; (ii) the benefits which the Company believes will arise from entering into the Transaction, including the substantial lessening of existing liquidity concerns; and (iii) the lack of viable alternatives to the Transaction. Salomon Brothers also discussed with certain members of the Company's management and its representatives the Company's views as to the financial and other information described above and other matters Salomon Brothers believed relevant to its inquiry.

  In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed for Salomon Brothers or publicly available and did not attempt independently to verify any of such information, including, without limitation, the Company's views discussed above. Salmon Brothers also relied upon the reasonableness and accuracy of the financial projections, forecasts, estimates and analyses, including, without limitation, forecasts, estimates and analyses related to the cash flows and value of assets and current and contingent liabilities of the Company without giving effect to the Transaction and on a pro forma basis, assuming the Transaction is consummated, provided to or reviewed for Salomon Brothers, and Salomon Brothers assumed that they were all reasonably prepared in accordance with accepted industry practice on bases reflecting the best currently available estimate and judgment of the Company's management.

  For the purposes of rendering its opinion, Salomon Brothers assumed, with the consent of the Company (and did not independently verify), that after giving effect to the Transaction the Company and its subsidiaries will be solvent, able to pay their respective obligations as they become due and adequately capitalized to engage in their anticipated businesses. To the extent that evaluation of the Transaction required analysis of legal, as opposed to financial, matters, including, without limitation, all matters related to identifying and quantifying current and pro forma off balance sheet liabilities, Salomon Brothers relied, with the Company's consent, on the views of the Company and its counsel with respect to these matters.

  Salomon Brothers did not make or obtain any independent evaluations or appraisals of any of the Company's assets, properties, liabilities or securities, nor was Salomon Brothers furnished with any such evaluations or appraisals other than certain evaluations and market studies provided to it by the Company. Salomon Brothers assumed that the terms of the DOCLOC Agreement are the most beneficial terms from the Company's perspective that could, under the circumstances, be negotiated among the parties to the Transaction. Salomon Brothers did not participate in such negotiations and was not authorized to, and Salomon Brothers did not, solicit or investigate alternative transactions which might be available to the Company. Salomon Brothers was not requested to, and did not, solicit third party indications of interest in entering into a transaction of the nature comprising the Transaction; although it should be noted that Salomon Brothers was involved at an earlier date, unrelated to the Transaction, in an attempt to raise capital in the public markets for the Company and, unrelated to the Transaction, has been named as a potential underwriter in connection with a Registration Statement for a universal shelf covering the offering from time to time of subordinated debt, preferred stock, Common Stock and/or warrants to acquire Common Stock which the Company filed with the Securities and Exchange Commission on June 3, 1994.

  In conducting its analysis and arriving at its opinion, Salomon Brothers considered such financial and other information, including the financial and non-financial judgments and views of the Company's management and representatives, along with other factors, including, without limitation, the information (including the financial projections, forecasts, estimates and analyses) discussed above, as Salomon Brothers deemed appropriate under the circumstances. In addition, Salomon Brothers took into account its discussions with third parties referred to above. Salomon Brothers also took into account its assessment of general economic, market and financial conditions generally and the particular circumstances applicable to the Company. Salomon Brothers' opinion necessarily is based upon conditions and circumstances as they existed and could be evaluated as of the date thereof.

  Salomon Brothers made various analyses in assessing the fairness, from a financial point of view, of the Transaction to the stockholders (solely in their capacity as such), exclusive of Cyprus and its affiliates. The material analyses are summarized below. Among the analyses which Salomon Brothers evaluated were: the Company's anticipated liquidity needs based upon its current operating and financial performance and its projections for the future; the Company's existing bank and other financing agreements and the need for credit support in connection with such agreements; financing alternatives available to the Company; and the current and pro forma shareholdings of Cyprus in the Company.

  As part of its liquidity analysis, Salomon Brothers estimated that the Company would have a liquidity shortfall absent accessing the financial markets.

  In assessing financing alternatives available to the Company, Salomon Brothers evaluated the possibility of obtaining financing from the public and private markets, including bank debt, publicly offered and Rule 144A placed convertible preferred stock, publicly offered common equity, publicly offered high-yield debt and privately placed high-yield debt. Salomon Brothers' assessment included an analysis of the availability of such financing and the likely terms of any such financing. In addition, Salomon Brothers' assessment included an analysis of the theoretical valuation, which is described below, and relative benefit of the Transaction, as compared with financing alternatives.

  As a part of its evaluation and analysis, Salomon Brothers undertook a theoretical valuation of the financial terms of the Transaction. In doing so, Salomon Brothers analyzed the terms of the DOCLOC

Agreement pursuant to which Cyprus agrees to loan the Company up to $100 million, as previously described. The Company may elect to repay outstanding indebtedness under this line of credit either by payment in cash or in shares of Preferred Stock. See "Material Terms of the DOCLOC Agreement."

  The Company's option to repay the convertible revolving line of credit in cash or Preferred Stock indicates that the value to the Company of the Preferred Stock should provide a minimum value for the convertible revolving line of credit structure. Salomon Brothers analyzed the Preferred Stock using a modified binomial option pricing model.

  Salomon Brothers valued both the fixed income component of the Preferred Stock as well as its option value (i.e., the holders' right to convert Preferred Stock into Common Stock). In addition, Salomon Brothers used the binomial model to value the Company's right to redeem the Preferred Stock. By combining these values, Salomon Brothers estimated the value of the Preferred Stock. Salomon Brothers made a number of assumptions in conducting this analysis, including that the Company could successfully issue a straight preferred security with a yield of between 11% and 12%.

  On the basis of these assumptions and employing this methodology, Salomon Brothers calculated a range of values for the Preferred Stock. The entire range of such values was under par as of January 21, 1994, the date when Salomon Brothers made its presentation to the Audit Committee of the Board, and as of February 15, 1994 and June 27, 1994, the dates when Salomon Brothers delivered its written opinions, and therefore, implied positive value at each of such times from the Company's perspective. As of June 27, 1994, such values ranged from 90% of par to 94% of par, and, therefore, implied a positive value, ranging from 6% to 10%, from the Company's perspective. Because the value of the Preferred Stock to the Company should provide a minimum value for the Transaction from the Company's perspective, this implies that the minimum value of the Transaction is positive from the Company's perspective.

  The preparation of a fairness opinion is not susceptible to partial analysis or summary descriptions. Salomon Brothers believes that its evaluations and analyses must be considered as a whole and that selecting portions of its evaluations and analyses and the factors considered by it, without considering all evaluations, analyses and factors, would create an incomplete view of the processes underlying the preparation of its opinion. Salomon Brothers did not indicate that any of the evaluations or analyses which it performed, or factors which it considered, had a greater significance than any other.

  In performing its evaluations and analyses, and in considering such factors, Salomon Brothers made numerous assumptions with respect to industry performance, available financing, the Company's existing and future prospects, the Company's working capital needs, general business and economic conditions and other matters, many of which are beyond the control of the Company. The evaluations were undertaken and the analyses were prepared solely as a part of Salomon Brothers' analysis of the fairness, from a financial point of view, of the Transaction to the stockholders generally (solely in their capacity as such), exclusive of Cyprus and its affiliates.

  As previously described, Salomon Brothers' opinion was one of many factors taken into consideration by the Board of Directors of the Company and its Audit Committee in making their determination to approve the Transaction. The opinion of Salomon Brothers does not address the effect of any other transaction in which the Company might engage.

  The Company agreed to pay Salomon Brothers $150,000 for its investment banking services in connection with rendering the opinion. The Company agreed to reimburse Salomon Brothers for the reasonable fees and disbursements of Salomon Brothers' counsel and Salomon Brothers' reasonable travel and other out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of Salomon Brothers' engagement. The Company also agreed to indemnify Salomon Brothers and its officers, employees and agents for any losses incurred in connection with its engagement. The Company paid Salomon Brothers $150,000 in March 1994 and $10,000 in May 1994. The Company has not paid any other fees or commissions to Salomon Brothers within the past two years.

  The Company has agreed with Salomon Brothers that, if prior to the Transaction or within two years following its consummation, the Company or any of its affiliates determines to sell in a public offering or a private placement, any debt securities (other than senior bank debt) or equity securities, the Company or such affiliates would afford Salomon Brothers a reasonable opportunity to compete to be retained as an underwriter (in the case of a public offering) or as a placement agent (in the case of a private placement where a placement agent is used) of such debt or equity securities. Any such sale of securities would be pursuant to an underwriting agreement or placement agent agreement, as the case may be, containing customary representations, warranties, covenants, conditions and indemnities and providing for customary underwriting discounts or placement fees, the exact amounts to be mutually agreed upon.

MATERIAL TERMS OF THE DOCLOC AGREEMENT

  The following is a description of material terms of the DOCLOC Agreement, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. All Stockholders are urged to read the DOCLOC Agreement in its entirety.

 Revolving Loan

  Under the DOCLOC Agreement, Cyprus will agree to make loans evidenced by the Note to the Company from time to time until the Revolver Expiration Date in an aggregate principal amount not to exceed $100 million at any time outstanding. The Company may elect to repay the outstanding indebtedness under this line of credit either by payment in cash or payment in shares of the Company's Preferred Stock. Should the Company pay or prepay any principal amount in Preferred Stock prior to the Revolver Expiration Date, the amount of the Commitment will automatically be reduced by the amount of any Preferred Stock so issued, based on the value of such Preferred Stock at the time of issuance.

 Interest Rate

  Each loan made by Cyprus to the Company bears interest at an annual rate equal to the LIBOR Rate for the interest period selected by the Company at its option (a period of one, three or six months or such other period as Cyprus and the Company agree to) plus .30%, unless the Company fails to make any payment to Cyprus of the principal of or interest on any loan when due, in which case such loan shall accrue interest at a rate that is 1.0% per annum higher than the above rate.

 Security

  Loans made by Cyprus to the Company under the DOCLOC Agreement are unsecured and subordinated to the present and future senior indebtedness of the Company and are effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company.

 Amortization of Principal and Payment

  On the Revolver Expiration Date, all accrued interest must be paid and the aggregate principal balance of all loans outstanding will become due and payable in 20 equal quarterly installments on June 30, September 30, December 31 and March 31 of each of the following five years, with the first installment due on June 30, 1997. The last installment, due March 31, 2002, will be in an amount necessary to repay in full the unpaid principal amount of the loans. The outstanding principal balance of the Note will bear interest as set forth above.

 Prepayments in Cash

  The Company may make cash prepayments of principal in amounts equal to an integral multiple of $1,000,000 without premium or penalty.

 Payment with Preferred Stock

  The Company may elect to repay or prepay the entire principal balance due under the Note, plus any required amortization payment due and any required interest due under the Note and/or increments of at least $5,000,000 of principal of loans outstanding under the Note by issuing shares of Preferred Stock to Cyprus. The amount of such Preferred Stock issued to Cyprus will be as follows: (i) if payment is made to repay the entire principal balance of the Note, such amount will be equal in value to the outstanding principal amount of all loans outstanding at the time of such payment, plus accrued interest thereon to the date of such payment;
(ii) if payment is for the required amortization payment due under the Note, such amount will be equal in value to the amount of such required amortization payment to be made plus accrued interest thereon to the date of such payment;
(iii) if payment is for the required interest payment, such amount will be equal in value to the amount of such required interest payment; or (iv) if the payment is prepayment of an increment of at least $5,000,000 of principal of loans outstanding under the Note, such amount will be equal in value to the incremental amount of such loans that AGI elects to repay, plus accrued interest thereon to the date of such payment except that cash will be paid in lieu of fractional shares of Preferred Stock. The number of shares of Preferred Stock to be issued can be determined by dividing the amount of indebtedness under the DOCLOC Agreement to be repaid with shares of Preferred Stock by $50.00.

 Payment of Dividends on Preferred Stock

  Each share of Preferred Stock shall be entitled to receive dividends at a rate of $2.25 per year, payable semi-annually on January 1 and July 1 of each year. The Company may pay Preferred Stock dividends in shares of Common Stock in lieu of cash with the consent of the holder of such shares of Preferred Stock.

 Restrictions on Transfer of Preferred Stock

  The transfer of shares of Preferred Stock is subject to restrictions. If Cyprus desires to sell, assign, transfer, pledge, encumber or otherwise dispose of any shares of Preferred Stock held by it, Cyprus must deliver written notice to AGI setting forth the identity of the prospective purchaser, the number of shares of Preferred Stock proposed to be sold (the "Offered Shares"), the price (the "Offer Price"), and other material terms of disposition. Such proposed sale must be for cash only. AGI, upon receipt of such notice, has the right to purchase all, but not less than all, of the Offered Shares at the Offer Price. If AGI does not exercise this first refusal option, Cyprus may sell to the prospective purchaser the Offered Shares at the Offer Price and on the terms and provisions set forth in the notice to AGI.

 Covenants

  The DOCLOC Agreement requires the prior consent of Cyprus, which consent cannot be unreasonably withheld, before AGI may enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The consent of Cyprus is not required for a merger or consolidation of a subsidiary of AGI into AGI or a merger or consolidation of AGI with another entity if AGI is the surviving entity, and, after giving effect to the merger or consolidation, there is no Event of Default. In addition, the DOCLOC Agreement prohibits AGI from conveying, selling, leasing, transferring or otherwise disposing of all or substantially all of its business or assets. Notwithstanding the foregoing, (i) any subsidiary of AGI may be merged or consolidated with or into (A) AGI if AGI shall be the continuing or surviving corporation or (B) any other AGI subsidiary, (ii) any subsidiary of AGI may sell, lease, transfer or otherwise dispose of any or all of its assets to AGI or to an AGI subsidiary, and (iii) AGI, or any of its subsidiaries, may merge or consolidate with any other person if (A) in the case of a merger or consolidation of AGI, AGI is the surviving corporation and, in any other case, the surviving corporation is a subsidiary of AGI, and (B) after giving effect thereto, no event of default would exist under the DOCLOC Agreement, and there will be no material adverse impact on the ability of AGI to perform any of its obligations under the DOCLOC Agreement or the Note.

 Events of Default

  Events of Default occur under the DOCLOC Agreement in the event (i) of a default for five days in the payment of principal or interest when due after discovery by a senior officer of AGI, (ii) of a default for 30 days in the performance or observance of any other term, covenant or condition in the DOCLOC Agreement after discovery by a senior officer of AGI, (iii) any representation or warranty made by AGI pursuant to the DOCLOC Agreement proves to have been incorrect in any material respect when made and such incorrect representation or warranty is not corrected within ten days after discovery by a senior officer of AGI, or (iv) AGI admits in writing its inability to pay its debt or makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against AGI or seeking to adjudicate AGI a bankrupt or insolvent or seeking reorganization, adjustment, or composition of it or its debts or seeking appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, with respect to any involuntary proceeding instituted against AGI, such proceeding is not dismissed within 60 days. If an Event of Default occurs, Cyprus may, at its option, terminate the Commitment or declare the principal and interest and any other sums due under the DOCLOC Agreement immediately due and payable. Upon the occurrence of an Event of Default pursuant to subparagraph (iv) above, the Commitment will automatically be terminated and the Note, all principal and interest and any other sums due under the DOCLOC Agreement will automatically become due and payable.

 Stock Purchase Option

  Prior to the latter of the Revolver Expiration Date or the payment in full of the Note and all other amounts due to Cyprus under the DOCLOC Agreement, Cyprus has the option from time to time to purchase an amount not to exceed 12,099,213 shares of AGI's Common Stock at a purchase price per share of $8.265 (the "Purchase Price"), subject to adjustment as described below. In connection with the consummation of such purchase, a portion of the Commitment equal to the product of the number of shares of Common Stock so purchased multiplied by the Purchase Price will be terminated. The Purchase Price for the shares of AGI's Common Stock to be purchased by Cyprus will be applied by Cyprus in the following order:

    (i) To all accrued interest and to such portion of the principal amount of the outstanding balance under the Note. Amounts of principal paid pursuant to this provision may not be reborrowed by AGI.

    (ii) If the aggregate amount of the Purchase Price exceeds the amount in
  (i) above, Cyprus will deliver to AGI the number of shares of Preferred Stock previously issued to Cyprus pursuant to the DOCLOC Agreement, to the extent such shares have not been converted into or redeemed for shares of Common Stock. To the extent such shares have been converted into or redeemed for shares of Common Stock and to the extent that any shares of Common Stock have been issued in lieu of cash dividend payments on the Preferred Stock, the amount of Common Stock to be purchased by Cyprus will be reduced.

    (iii) The amount of any excess of the aggregate Purchase Price over the amounts applied in (i) and (ii) above will next be applied by Cyprus paying to AGI by wire transfer an amount up to the remainder of the Commitment less the amount of the outstanding principal balance of the Note.

  Upon payment of the Purchase Price in the manner described above, AGI will deliver to Cyprus a certificate for the number of shares of Common Stock purchased and such portion of the Commitment as is equal to the product of the number of shares of Common Stock so purchased multiplied by the Purchase Price will be terminated.

 Adjustment of Purchase Price and Number of Shares Purchasable

  The Purchase Price and the number of shares of Common Stock purchasable upon the exercise of Cyprus' Purchase Option will be subject to adjustment from time to time for the payment of a dividend or distribution on Common Stock in shares of Common Stock, the subdivision, combination or issuance by reclassification of Common Stock or the issuance of rights, options or warrants to all holders of outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share.

 Use of Proceeds

  The proceeds of the DOCLOC Agreement will be used primarily to support AGI's debt amortization requirements and other working capital needs for 1994 and thereafter, prior to the Revolver Expiration Date, and will be allocated as follows: (i) up to $36,000,000 to support AGI's guaranty given to NM Rothschild &

Sons Limited and Citibank, N.A. in connection with the borrowing of AGI Chile Credit Corp., Inc., a wholly-owned subsidiary of AGI, with respect to the Guanaco Project, under the Term Loan Agreement, dated as of March 15, 1994;
(ii) up to $30,000,000 to support AGI's guaranty given to the Chase Manhattan Bank (National Association) as Agent for the banks which are party to the Bullion Loan Agreement, dated as of March 21, 1991, in support of borrowings made by Lassen Gold Mining, Inc., a wholly-owned subsidiary of AGI operating the Hayden Hill Project; and (iii) the remaining amount for working capital purposes. If, on the date of any loan the average spot price of gold traded on the Commodity Exchange Inc. in New York City for the 30 trading days immediately preceding the date of such loan is less than $300 per ounce, the purpose for such borrowing may not be for development of the Fort Knox Project near Fairbanks, Alaska, and the Refugio Project in northern Chile and other advanced stage projects or for the development or acquisition of any other properties or the acquisition of securities or assets of any other company unless a resolution duly adopted by at least two-thirds of the Board of AGI authorizes the specific amount to be borrowed from Cyprus for such purpose as in the best interest of the Stockholders. AGI Board approval is also required for any loans in an aggregate principal amount outstanding in excess of $5,000,000 borrowed for purposes other than as described in (i) and (ii) above.

 Demand Registration Rights

  Cyprus may make one or more written requests (a "Demand") for registration under the Securities Act of 1933 of all or part (but not less than 1,000,000 shares per demand) of the shares of Common Stock issued to Cyprus pursuant to the DOCLOC Agreement. If, at the time such Demand for registration is made, Cyprus directly or indirectly owns less than 5% of the number of shares of Common Stock outstanding, AGI may, if the Audit Committee of the Board determines that it would be inadvisable to effect a demand registration, defer such demand registration until the earliest practicable time at which such demand registration can be reasonably effected. This period may not exceed three months. All expenses of registration incurred in connection with the first registration statement to be filed pursuant to Cyprus' demand registration rights will be paid by AGI. All expenses of registration associated with each additional registration statement to be filed, if any, pursuant to Cyprus' demand registration rights will be paid by Cyprus.

 Representations and Warranties

  Under the DOCLOC Agreement, only AGI made representations and warranties. AGI made representations and warranties to Cyprus concerning corporate existence, corporate power and authority concerning the DOCLOC Agreement, government approvals, enforceability, financial statements provided and litigation matters. In addition, AGI warranted to Cyprus that the shares of Preferred Stock and Common Stock, when issued pursuant to the DOCLOC Agreement, will be validly issued, fully paid and nonassessable.

MATERIAL TERMS OF THE STOCK PURCHASE AGREEMENT

  The following is a description of the material terms of the Stock Purchase Agreement, which is attached as Appendix B to this Proxy Statement and incorporated herein by reference. All Stockholders are urged to read the Stock Purchase Agreement in its entirety.

  The Stock Purchase Agreement provides for the purchase by Cyprus of 3,000,000 shares of Common Stock at a purchase price of $6.888 per share or $20,664,000. The total purchase price will be immediately applied by AGI to reduce the indebtedness of AGI to Cyprus under the AGI Note.

 Representations and Warranties

  Both AGI and Cyprus made representations and warranties to one another. AGI made representations and warranties to Cyprus concerning corporate existence and corporate power and authority. AGI also represented and warranted that the 3,000,000 shares of Common Stock, when delivered to Cyprus, will be validly issued, fully paid and nonassessable. Cyprus made representations and warranties to AGI that it is an accredited investor, is aware of the merits and risks of the investment in Common Stock, and has had the opportunity to obtain any information necessary for its evaluation of the merits and risks of the investment.

 Use of Proceeds

  Pursuant to the Stock Purchase Agreement, AGI agrees to use the entire amount of the net proceeds of the sale of 3,000,000 shares of Common Stock to repay approximately $20.7 million of the approximately $26.0 million of outstanding indebtedness (as of June 24, 1994) owed by AGI to Cyprus under the AGI Note.

 Conditions

  The obligations of the parties under the Stock Purchase Agreement are conditioned on the execution and delivery of the DOCLOC Agreement, the truth and correctness of the representations and warranties made by AGI and Cyprus and the acceptance by the Exchange of a listing application for the 3,000,000 shares to be issued under the Stock Purchase Agreement.

 Demand Registration Rights

  Cyprus may make one or more written requests (a "Demand") for registration under the Securities Act of 1933 of all or part (but not less than 1,000,000 shares per demand) of the shares of Common Stock issued to Cyprus. If, at the time such Demand for registration is made, Cyprus directly or indirectly owns less than 5% of the number of shares of Common Stock outstanding, AGI may, if the Audit Committee of the Board determines that it would be inadvisable to effect a demand registration, defer such demand registration until the earliest practicable time at which such demand registration can be reasonably effected. This period may not exceed three months. All expenses of registration incurred in connection with the first registration statement to be filed pursuant to Cyprus' demand registration rights will be paid by AGI. All expenses of registration associated with each additional registration statement to be filed, if any, pursuant to Cyprus' demand registration rights will be paid by Cyprus.

MATERIAL TERMS OF THE $2.25 SERIES A CONVERTIBLE PREFERRED STOCK

  The "$2.25 Series A Convertible Preferred Stock" will be designated as a new series of preferred stock, consisting of 2,000,000 shares, which number may be increased or decreased from time to time by the Board. The material terms and provisions of the Preferred Stock are as set forth below.

 Dividends

  The holders of shares of Preferred Stock are entitled to receive dividends at the annual rate of $2.25 per share, which is cumulative, accrues without interest and is payable in cash in equal semi-annual installments. AGI may elect to pay any dividend due and payable in shares of Common Stock in lieu of a dividend in payment in cash, unless the holder of Preferred Stock delivers written notice stating that such holder elects to receive cash.

 Liquidation Preference

  Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock are entitled to receive from the assets of the Company an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more. Payment to the holders of shares of Preferred Stock will be made before any payment is made or any assets distributed to holders of Common Stock or any other class or series of AGI's capital stock ranking junior as to liquidation rights to the Preferred Stock.

 Redemption at the Option of AGI

  The Company, at its option, may at any time redeem the Preferred Stock, in whole or from time to time in part, for that number of shares of Common Stock obtained by dividing $50.00 by the lesser of (i) the Call Price (defined below) and (ii) the Conversion Price (defined below), plus accrued and unpaid dividends, whether or not declared or due, to the date fixed for redemption. The maximum number of shares of Common

Stock that AGI may issue upon redemption and conversion of and the payment of dividends on the Preferred Stock is 12,099,213 shares, subject to adjustment due to any adjustment in the Conversion Price. In the case of the redemption of Preferred Stock that would result in the issuance of more than 12,099,213 shares of Common Stock, the Company would pay an amount in cash in lieu of such shares of Common Stock in excess of 12,099,213 shares equal to the lesser of the Call Price or the Conversion Price multiplied by the number of shares in excess of 12,099,213. Such cash payment will be made in 12 consecutive substantially equal quarterly payments.

  The "Call Price" with respect to a redemption of Preferred Stock is equal to the greater of (i) $5.854 (subject to adjustment in connection with any adjustment in the Conversion Price) and (ii) the average closing price per share of Common Stock as calculated for the trading period ending on the fifth trading day prior to the date the notice of redemption is mailed.

 Conversion

  The holder of any shares of Preferred Stock will have the right, at the holder's option, to convert any or all shares of Preferred Stock held by such holder into Common Stock at any time. Each share of Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing $50.00 by the Conversion Price in effect at the time. The "Conversion Price" is $8.265 and is subject to adjustment upon payment by the Company of a dividend or the making by the Company of a distribution on Common Stock in shares of Common Stock, upon the subdivision, combination or issuance by reclassification of Common Stock, or upon the issuance of rights, options or warrants to purchase shares of Common Stock at a price per share less than the current price per share. The maximum number of shares of Common Stock that AGI may issue upon redemption and conversion of and the payment of dividends on the Preferred Stock is 12,099,213 shares, subject to adjustment due to any adjustment in the Conversion Price. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash. No adjustment will be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of such price.

 Voting Rights

  The shares of Preferred Stock are not entitled to vote except as described below or as required by law. Shares of Preferred Stock held by the Company or any entity controlled by AGI do not have voting rights and are not counted in determining the presence of a quorum. If dividends on the Preferred Stock are in arrears in an amount equal to at least three semi-annual dividend payments, the number of members of the Board will be increased by two and the holders of Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect the two additional directors of AGI during the period that such dividends remain in arrears.

  The affirmative vote or consent of the holders of at least 66 2/3 percent of all outstanding shares of Preferred Stock is required for the Company to (i) amend, alter or repeal any provision of the Restated Certificate of Incorporation, as amended, or the Bylaws of the Company, as amended, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series ranking prior to the Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of AGI or (iii) effect any reclassification of the Preferred Stock.

 No Preemptive Rights

  The Preferred Stock does not have any preemptive or subscription rights in respect of any securities of the Company.

                        PRO FORMA FINANCIAL INFORMATION

  The following table sets forth the capitalization of AGI and its consolidated subsidiaries at March 31, 1994, and as adjusted on a pro forma basis assuming:
(i) the DOCLOC Agreement is converted into 12,099,213 shares of Common Stock at a purchase price of $8.265 per share, (ii) the proceeds from such conversion are utilized to reduce $1 million of short-term borrowings and $65 million of long-term borrowings, with the remaining proceeds providing additional working capital, and (iii) the 3,000,000 shares of Common Stock are issued and the proceeds used to repay approximately $20.7 million of the outstanding indebtedness owed by AGI to Cyprus under a demand promissory note.

                                                AT MARCH 31, 1994
                                       ------------------------------------------
                                            ACTUAL               AS ADJUSTED
                                       ------------------    --------------------
                                                   (UNAUDITED)
                                       (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Current maturities of long-term debt
 and unearned revenue................. $           16,700(1)  $           15,700
                                       ==================     ==================
Long-term debt........................ $          110,900(2)  $           45,900
                                       ------------------     ------------------
Note payable to Cyprus................             25,400(3)               4,700
                                       ------------------     ------------------
Shareholder's equity:
  Preferred stock, par value $1.00 per
   share, authorized 10,000,000
   shares, no shares issued and out-
   standing...........................                --                     --
  Common stock, par value $.01 per
   share, authorized 200,000,000
   shares, issued and outstanding
   78,198,638 shares and, as adjusted
   on a pro forma basis, 93,297,851
   outstanding shares.................                800                  1,000
Paid-in capital.......................            150,900                271,400
Retained earnings.....................             16,000                 16,000
Common stock in treasury (1,991
 shares)..............................                --                     --
                                       ------------------     ------------------
Total shareholder's equity............            167,700                288,400
                                       ------------------     ------------------
Total capitalization..................           $304,000     $          339,000
                                       ==================     ==================

- --------

(1) Includes $11.1 million of currently scheduled amortization payments on the Hayden Hill loan, $3.0 million of currently scheduled amortization on Chilean debt for the Guanaco Mine, $1 million of currently scheduled amortization payments on an AGI loan for the Guanaco Mine and $1.6 million of currently scheduled amortization payments under the Sleeper gold loan (representing 4,000 gold ounces).

(2) Includes $40.8 million under the Hayden Hill loan, $35.0 million under an AGI loan for the Guanaco Mine, $4.7 million of Chilean debt, $30.4 million of working capital gold loans (representing 86,863 gold ounces).


(3) On May 27, 1994 Cyprus extended the maturity of the AGI Note to December 31, 1995 and provided that any remaining intercompany indebtedness (approximately $5.3 million as of June 24, 1997) would not be due and payable any earlier than one year plus one day from the date any demand for repayment is made, although AGI has the right to prepay all or part of the AGI Note at any time without penalty or premium.

  On a pro forma basis, assuming the outstanding borrowings had been reduced by approximately $66.0 million through the application of proceeds from the issuance of 12,099,213 shares of Common Stock and the issuance of 3,000,000 shares of Common Stock to repay approximately $20.7 million of outstanding indebtedness owed by AGI to Cyprus as of January 1, 1994 and 1993, AGI's interest expense, net loss and net loss per common share for the three months ended March 31, 1994 and the year ended December 31, 1993 would have been $1.3 million and $4.7 million, respectively, ($4.9) million and ($100.9) million, respectively, and ($.05) per share and ($1.30) per share, respectively, compared to the actual results of $2.4 million and $8.5 million, respectively, ($5.8) million and ($104.2) million, respectively, and ($.07) and ($1.34) per share, respectively.

                        CHANGE OF CONTROL OF THE COMPANY

  On November 15, 1993, Amax, a New York corporation which owned approximately 68% of the outstanding Common Stock, was merged with and into Cyprus Minerals Company, a Delaware corporation. The merged company was renamed Cyprus Amax Minerals Company. Immediately prior to the Cyprus Amax Merger, Amax distributed
21.8 million shares (approximately 28%) of Common Stock (together with all of the outstanding shares of common stock of Alumax Inc., a Delaware corporation that controlled Amax's aluminum business) in a distribution to its stockholders. As a result of the Cyprus Amax Merger, and after giving effect to the prior stock distribution by Amax, Cyprus indirectly holds 31,319,709 shares of Common Stock, which constitutes approximately 40.0% of the outstanding shares Common Stock. In addition, following the Cyprus Amax Merger, Milton H. Ward, Co-Chairman of the Board, President and Chief Executive Officer of Cyprus, became Chairman of the Board, President and Chief Executive Officer of AGI; Gerald J. Malys, Senior Vice President and Chief Financial Officer of Cyprus, became a director of AGI; and, subsequently, Rockwell A. Schnabel, a director of Cyprus, became a director of AGI. Allen Born, who became Co-Chairman of the Board of Cyprus, remains a director of the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of June 24, 1994, the following is, to the knowledge of the Company, the only person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than 5% of the Company's Common Stock. The share and percentage ownership amounts set forth below are before giving effect to the shares issuable under the Proposal.

                                         AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP PERCENT OF CLASS
- ------------------------------------     -------------------- ----------------
Cyprus Amax Minerals Company
 9100 East Mineral Circle                31,313,709 shares(1)
 Englewood, Colorado 80112.............. Indirect                 40.0%(1)

- --------
(1) After giving effect to the issuance of up to 15,099,213 shares of Common Stock issuable to Cyprus pursuant to the Proposal, Cyprus will own beneficially 46,412,922 shares or 49.7% of Common Stock.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  As of June 24, 1994, the following table sets forth the amount of Common Stock that are beneficially owned by each Director of the Company, each of the executive officers, and all Directors and executive officers of the Company as a group. The table does not segregate shares held from those beneficially owned through ownership of options to purchase shares. A person is considered to "beneficially own" any shares (i) over which such person exercises sole or shared voting or investment power or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (e.g., through the exercise of employee stock options). Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set opposite his name.

                                       AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP(1)  PERCENT OF CLASS
- ------------------------              -----------------------  ----------------
Allen Born...........................          10,138                  *
Gerald J. Malys......................           2,000                  *
Rockwell A. Schnabel.................          10,000                  *
Vernon F. Taylor, Jr.................             750                  *
Milton H. Ward.......................          10,000                  *
Russell L. Wood......................           4,656(2)               *
Richard B. Esser.....................          13,719(3)               *
Paul J. Hemschoot, Jr................           8,432(3)               *
Roger A. Kauffman....................              30                  *
Mark A. Lettes.......................          18,750(3)               *
Neil K. Muncaster....................          19,020(3)               *
All Directors and Executive Officers
 as a group (13 persons).............         153,890(1)(2)(3)         *

- --------
 * Less than 1%
(1) The total shares beneficially owned includes the following number of shares purchasable upon the exercise of options on Common Stock exercisable in 60 days of May , 1994: Mr. Esser, 6,000 shares; Mr. Hemschoot, 6,000 shares; Mr. Lettes, 18,000 shares; Mr. Muncaster, 15,000 shares; and all directors and offices as a group, 101,000 shares.
(2) Includes shares held under the Directors Deferred Compensation Plan.

(3) The total shares shown include the following number of shares held indirectly through the Company's Thrift Plan as of June 24, 1994; Mr. Esser, 5,264 shares; Mr. Hemschoot, 2,269 shares; Mr. Lettes, 450 shares; Mr. Muncaster, 3,020 shares; and all directors and executive officers as a group, 11,428 shares.

                      DESCRIPTION OF CAPITAL STOCK OF AGI

  The following description of the material terms of the capital stock of AGI does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation incorporated herein by reference and to the Certificate of Designations--$2.25 Series A Convertible Preferred Stock which is attached as Appendix D to this Proxy Statement and incorporated herein by reference. All Stockholders are urged to read the Certificate of Designations--$2.25 Series A Convertible Preferred Stock in its entirety. See "AVAILABLE INFORMATION" and "THE PROPOSAL--Terms of $2.25 Series A Convertible Preferred Stock."

  The Company's Restated Certificate of Incorporation currently authorizes the issuance of 200,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $1 per share, issuable in series. The Board is authorized to approve the issuance of one or more series of preferred stock without further authorization of the Stockholders of AGI and to fix the number of shares, the designations, the relative rights and the limitations of any such series.

  No shares of preferred stock are currently outstanding, but AGI has reserved for issuance 2,000,000 shares of $2.25 Series A Convertible Preferred Stock, liquidation preference $50 and par value $1.00 per share, issuable by AGI in repayment of outstanding indebtedness under the DOCLOC Agreement.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share on all matters voted on by Stockholders, including election of directors. Shares of Common Stock held by the Company or any entity controlled by AGI do not have voting rights and are not counted in determining the presence of a quorum. The holders of Common Stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of AGI, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of AGI's indebtedness, and the aggregate liquidation preference of any preferred stock (including any Preferred Stock) then outstanding.

  The holders of Common Stock are entitled to receive dividends when and as declared by the Board out of funds legally available therefor, provided that if any shares of Preferred Stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends on outstanding shares of Preferred Stock.

  All outstanding shares of Common Stock are, and the shares of Preferred Stock and shares of Common Stock offered upon conversion of the Preferred Stock upon issuance will be, fully paid and nonassessable.

  The transfer agent for the Common Stock is Chemical Bank, 450 West 33rd Street, New York, New York 10001.

PREFERRED STOCK

  The shares of Preferred Stock are not entitled to vote except as described below or as required by law. Shares of Preferred Stock held by the Company or any entity controlled by AGI do not have voting rights and are not counted in determining the presence of a quorum. If dividends on the Preferred Stock are in arrears in an amount equal to at least six quarterly dividends, the number of members of the Board will be increased by two and the holders of Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect the two additional directors of AGI during the period that such dividends remain in arrears.

  The holder of any shares of Preferred Stock will have the right, at the holder's option, to convert any or all shares of Preferred Stock into Common Stock at any time. Each share of Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing $50 by the Conversion Price in effect at the time. The "Conversion Price" is $8.265 and is subject to adjustment. The Preferred Stock does not have any preemptive or subscription rights in respect of any securities of the Company. The Company, at its option, may at any time redeem the Preferred Stock, in whole or from time to time in part. The maximum number of shares of Common Stock that AGI may issue upon redemption of the Preferred Stock is 12,099,213 shares, subject to adjustment due to any adjustment in the Conversion Price. In the case of the redemption of Preferred Stock that would result in the issuance of more than 12,099,213 shares of Common Stock, the Company will pay an amount in cash in lieu of such shares of Common Stock in excess of 12,099,213 shares equal to the lesser of the Call Price or the Conversion Price multiplied by the number of shares in excess of 12,099,213. Such cash payment will be made in 12 consecutive substantially equal quarterly payments.

  The holders of shares of Preferred Stock are entitled to receive dividends at the annual rate of $2.25 per share, which is cumulative, accrues without interest and is payable in cash in equal semi-annual installments. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock are entitled to receive from the assets of the Company an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more.

 Warrants

  The Company issued warrants to purchase 4,066,649 shares of Common Stock in connection with the acquisition of its Fort Knox property (the "Warrants"). Each of the Warrants permits the holder to purchase one share of Common Stock at a price of $21.00 per share, subject to adjustment upon the occurrence of certain events described below. The Warrants are currently exercisable and will expire at 5:00 p.m., New York City time, on January 8, 1996. The Warrant holders are not protected against dilution of their interests in AGI if AGI should issue additional shares of Common Stock (other than by way of stock dividends, stock splits, reclassifications, mergers and other similar events described in the Warrant Agreement) or preferred stock in the future. No preemptive rights exist in respect of the Warrants. No commissions are to be paid to broker-dealers upon the exercise of the Warrants, although AGI may agree in the future to pay such commissions. Shares of Common Stock will be issued upon surrender of the Warrants and payment of the exercise price in accordance with the terms of the Warrant Agreement.

  The Warrants are transferable, subject, in the case of certain stockholders who formerly held securities of the joint venturers which owned the Fort Knox property, to certain agreements entered into between AGI and such stockholders. The Warrants are currently listed on the Toronto Stock Exchange and the American Stock Exchange. The shares of Common Stock issuable upon exercise of the Warrants have been listed on the New York Stock Exchange, subject to notification of issuance. Unless exercised within the time provided for exercise, the Warrants will automatically expire. There is no minimum number of shares of Common Stock which must be purchased upon exercise of the Warrants. The maximum number of shares of Common Stock which can be purchased upon exercise of the Warrants is 4,066,649 shares.

  The holders of the Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of Common Stock upon the issuance to holders of Common Stock of stock dividends or other distributions of capital stock of the Company without payment of consideration, upon the issuance of rights or warrants exercisable for Common Stock at a price per share which is less than the current fair market value per share, or upon the occurrence of stock splits, reclassifications, mergers and other similar events described in the Warrant Agreement. If such events were to occur, the exercise price and number of shares of Common Stock issuable upon exercise of each Warrant would be adjusted in accordance with the provisions of the Warrant Agreement.

  The holders of the Warrants have no voting power and are not entitled to dividends. In the event of a liquidation, dissolution, or winding up of the Company, the Warrant holders will not be entitled to participate in the distribution of the Company's assets.

                     PROPOSALS FOR 1995 ANNUAL MEETING

  The Company anticipates that the 1995 Annual Meeting of Stockholders will be held on or about May 4, 1995. The exact date, time and place for such meeting has yet to be determined. A stockholder who intends to present a proposal at that Annual Meeting must submit the written text of the proposal so that it is received by the Company at its principal executive offices no later than December 14, 1994, in order for the proposal to be considered for inclusion in the Company's Proxy Statement for that meeting.

                                                                      APPENDIX-A

                           REVOLVING CREDIT AGREEMENT

  This Revolving Credit Agreement, dated as of April 15, 1994 ("Agreement"), by and between Amax Gold Inc., a Delaware corporation (the "Borrower"), and Cyprus Amax Minerals Company, a Delaware corporation (the "Lender");

                                  WITNESSETH:

  WHEREAS, the parties previously have entered into that certain letter agreement dated February 11, 1994 as extended by a letter agreement dated March 7, 1994 (the "Commitment Letter") providing for, among other things, agreed upon share purchase prices and the preparation of definitive documents to implement the terms thereof;

  WHEREAS, this Revolving Credit Agreement is one of the definitive documents contemplated in the Commitment Letter;

  WHEREAS, on the date of this Agreement the Lender indirectly owns 31,313,709 shares of the Borrower's common stock, par value $0.01 per share ("Common Stock"), which constitutes approximately 40% of the Borrower's outstanding Common Stock;

  WHEREAS, the Borrower needs financial support from the Lender to refinance certain of the Borrower's short term debt, to make required amortization payments on its Guanaco and Hayden Hill financings and to provide working capital, and the Lender is willing to provide to the Borrower up to $100,000,000 of financing for such needs, on the terms of this Agreement;

  WHEREAS, the Borrower owns interests in several promising gold prospects, including 100% of the Fort Knox Project near Fairbanks, Alaska, and 50% of the Refugio Project in northern Chile, as well as certain other advanced stage projects (collectively the "Projects"), each of which is expected to require substantial additional development capital;

  WHEREAS, the Borrower is developing one or more of its Projects and is otherwise taking steps to increase its cash flow from operations to enable the Borrower to fund its ongoing working capital requirements and required development capital from operating cash flow or establish third party sources of financing without reliance on guarantees or other financial support from the Lender;

  WHEREAS, each party has determined (in the Borrower's case, after consulting with an independent investment banking firm) that it is in the best interest of such party's stockholders (in the case of the Borrower, including but not limited to, the Lender) that such financing from the Lender be provided on the terms and conditions set forth in this Agreement;

  WHEREAS, the Borrower and the Lender each have had the transactions contemplated by this Agreement approved by its Board of Directors (and the Borrower having had such transactions approved separately by the Audit Committee of the Borrower's Board of Directors, which consists solely of those Directors who are unaffiliated with the Lender), and having received a fairness opinion from an independent investment bank, establishing that the transactions contemplated herein are, on the whole, in the best interest of the Borrower and the Lender respectively;

  NOW THEREFORE, the parties hereby agree to the following terms and conditions:

                                   ARTICLE I

                         AMOUNTS AND TERMS OF THE LOAN

  SECTION 1.01 Revolving Credit Commitment. Subject to the terms and conditions hereof, the Lender agrees to make one or more loans (individually a "Loan" and collectively the "Loans") to the Borrower from time to time during the period that commences on the date hereof and ends on the earlier of (i) April 30, 1997 or (ii) the date on which the Commitment is terminated pursuant to this Agreement inclusive (the expiration date determined by (i) or (ii) is herein called the "Revolver Expiration Date"), in an aggregate principal amount up to but not exceeding at any one time outstanding the sum of $100,000,000 (the "Commitment"). During such period the Borrower may use the Commitment by borrowing, paying and prepaying in whole or in any part and reborrowing, on a revolving basis, all in accordance with the terms and conditions hereof. To the extent that the Borrower pays (including any prepayment) any principal amount of Loans in Preferred Stock pursuant to and as defined in Section 1.08 hereof prior to the Revolver Expiration Date, the amount of the Commitment shall automatically be reduced by the amount of any Preferred Stock so issued, based upon the value of such Preferred Stock at the time of issuance as determined in accordance with Section 1.08. Each borrowing and cash prepayment of principal, if any, shall be in an amount equal to an integral multiple of $1,000,000.00. Notwithstanding the foregoing, the Commitment shall terminate if the conditions for making the initial Loan under Section 2.01 shall not have been satisfied on or prior to January 4, 1995, unless extended by the parties.

  SECTION 1.02 Making the Loans. The Borrower shall give the Lender notice of each borrowing hereunder not later than 11:00 a.m. Denver, Colorado, time at least two (2) Business Days prior to the date a Loan is requested to be made, specifying the inception date, the amount thereof and the initial Interest Period for such Loan. The Lender will arrange the loan and confirm the details in writing to the Borrower. On the inception date of the borrowing, the Lender will make the proceeds of the Loan available to the Borrower in immediately available funds at the Borrower's account with Chemical Bank, New York, or as the Borrower may otherwise direct in such notice.

  The Loans to the Borrower shall be evidenced by a grid Note of the Borrower substantially in the form of Exhibit A hereto (the "Note"). The Note will evidence the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made by the Lender pursuant to Section 1.01 of this Agreement, together with all accrued interest on such Loans. Entries made on the grid schedules of the Note by the Lender reflecting borrowings, payments and interest rate calculations under this Agreement shall constitute, absent proven error, prima facie evidence of the transactions represented by such entries. The Note shall (i) be dated the date of the initial Loan hereunder,
(ii) be payable in accordance with its terms and the terms of this Agreement and (iii) evidence the obligation of the Borrower to pay interest on each Loan made hereunder from the date of such Loan on the unpaid principal amount thereof outstanding from time to time, calculated in accordance with the provisions of Section 1.03 and the outstanding principal amount of such Loan in accordance with Section 1.06 or Section 1.08 of this Agreement pursuant to the repayment notice given by the Borrower under the applicable section of this Agreement. Except for the payment referenced in Section 1.08 hereof, the Borrower shall make each payment (including any cash prepayment) hereunder and under the Note, not later than the close of business of the day when due by wire transfer, in lawful money of the United States of America to the Lender, at its address referred to in Section 7.02 or as otherwise directed by the Lender, in immediately available funds.

  SECTION 1.03 Payment of Interest. Each Loan made by the Lender pursuant to this Agreement shall bear interest on the principal balance thereof from time to time unpaid at an annual rate equal to the LIBOR Rate (as defined herein) for the interest period selected by the Borrower at its option for a period of one, three or six months, or such other periods as are agreed between the Borrower and the Lender (each, an "Interest Period"), and as set forth in the notice of borrowing referred to in Section 1.02 hereof or the notice of Interest Period selection referred to in Section 1.05 hereof, as the case may be, plus 0.30% except as otherwise provided in this Section. Interest on each Loan shall be due and payable in full on the last day of the Interest Period applicable to such Loan and, in the case of any Interest Period in excess of three months, at the end of each calendar quarter occurring during the term thereof. The term "LIBOR Rate" shall mean the rate of interest per annum at which U.S. dollar deposits, in an amount equal to the aggregate principal balance of the Loan are offered (as reasonably determined by the Lender) at or about 11:00 a.m. Denver time on the date that is two Business Days immediately prior to the beginning of such Interest Period in the London Interbank Eurodollar Market for delivery on the first day of such Interest Period for approximately the number of days contained therein (as appearing on page "LIBOR" on the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London Interbank Offered Rates for dollar deposits of major banks); provided, however, that if at least two such offered rates appear on the LIBOR page in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Lender and rounded upwards to the nearest 1/16th of 1%) will be the rate used; and provided further that if Reuters Monitor Money Rates Service ceases to provide LIBOR quotations, such rate shall be the average rate of interest (as determined by the Lender) and rounded upwards to the nearest 1/16th of 1%) at which U.S. dollar deposits are offered for the relevant Interest Period by three of the leading banks selected by the Lender in the London interbank market as of 11:00 a.m. Denver time on the date which is two (2) Business Days prior to the first day of such Interest Period, or as reasonably determined by the Lender by reference to the LIBOR rate for an equivalent interest period in the most recent edition of the Wall Street Journal under the section headed "Money Rates", or otherwise as the Lender and the Borrower may mutually agree. If the Borrower fails to make any payment to the Lender of the principal of or interest on any Loan when such payment becomes due, such Loan shall accrue interest at a rate that is 1.0% per annum higher than the rate otherwise payable with respect to such Loan and such higher rate shall continue until such default in payment by the Borrower is cured. All computations of interest under the Note shall be made by the Lender on the basis of a year of 360 days, consisting of twelve 30-day months, for the actual number of days (including the first day but excluding the last day) elapsed.

  SECTION 1.04 Prepayments in Cash. On any interest payment date, or as otherwise agreed by the Lender, the Borrower may make cash prepayments of principal (which, unless the commitment is earlier terminated pursuant to Section 6.02, may be reborrowed on or prior to the Revolver Expiration Date but not thereafter) of one or more Loans (which Loans shall be designated by the Borrower) in an amount equal to an integral multiple of $1,000,000, and shall be made without premium or penalty, but together with interest accrued, if any, on the amount of each prepaid Loan (at the interest rate applicable to such Loan) to the date of prepayment and shall be applied to the Loans in the inverse order of maturity. The Borrower shall give Lender at least two Business Days notice of any such prepayment. All such cash payments shall be made by wire transfer in immediately available funds to an account designated by the Lender.

  SECTION 1.05 Interest Period Selection. The Borrower shall have the option to select a new Interest Period for each Loan, which period shall take effect at the end of the then current Interest Period with respect to such Loan. The Borrower shall give the Lender notice of such Interest Period selection pursuant to this Section 1.05 not later than 11:00 a.m. Denver, Colorado, time at least two (2) Business Days prior to the last day of the applicable Interest Period, specifying the new Interest Period for such Loan. If the Borrower does not deliver such notice of Interest Period selection to the Lender as set forth herein, the Interest Period for such Loan shall be the same number of months as the immediately preceding Interest Period for such Loan. The selection of a subsequent Interest Period shall not be deemed to constitute a reborrowing or a new Loan for purposes of this Agreement.

  SECTION 1.06 Amortization of Principal. On the Revolver Expiration Date all accrued interest shall be paid and the aggregate principal balance of all Loans outstanding shall become due and payable in twenty equal quarterly installments on March 31, June 30, September 30, and December 31 of each of the following five years with the first installment due on June 30, 1997; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount thereof. The outstanding principal balance of the Note shall bear interest in accordance with Section 1.03 until the Note is paid in full. Accrued interest on the Note shall be added to and paid with each such quarterly amortization payment.

  SECTION 1.07 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a date which is a Saturday, Sunday or a public holiday or the equivalent for Lender or for banks generally under the laws of the State of Colorado (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest due.

  SECTION 1.08 Payment in Preferred Stock. At the Borrower's election, which may be exercised by its giving written notice to the Lender at least 20 Business Days prior to the date such repayment or prepayment of the Note or a required amortization payment due under the Note is to be made, the Borrower may (i) repay the entire principal balance of the Note, (ii) pay the required amortization payment due under the Note, (iii) upon the Lender's prior consent given not later than two Business Days prior to the payment date, pay the required interest payment due under the Note, and/or (iv) prepay increments of at least $5,000,000 of principal of Loans outstanding under the Note (which Loans shall be designated by the Borrower), in each case by issuing to the Lender the Borrower's $2.25 Series A Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"), which shall have the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof as are set forth in Exhibit B to this Agreement and otherwise as the Board of Directors of the Borrower may determine (consistent with the provisions of such Exhibit B) by resolution or resolutions adopted by the Board of Directors of the Borrower providing for the issue of such Preferred Stock. The amount of such Preferred Stock issued to the Lender shall (w) in the event the payment is to be made pursuant to clause (i) above, be equal in value to the outstanding principal amount of all Loans outstanding at the time of such payment, plus accrued interest thereon to the date of such payment; (x) in the event the payment is to be made pursuant to clause (ii) above, be equal in value to the amount of such required amortization payment to be made plus accrued interest thereon to the date of such payment; (y) in the event the payment is to be made pursuant to clause
(iii) above, be equal in value to the amount of such required interest payment to be made on the date of such payment; or (z) in the event the payment is to be made pursuant to clause (iv) above, be equal in value to the incremental amount of such Loans that the Borrower elects to prepay, plus accrued interest thereon to the date of such payment, in each case as specified in the notice given to the Lender pursuant to this Section 1.08, except that no fractional shares of Preferred Stock shall be issued. In lieu of a fraction of a share of Preferred Stock, the Borrower shall pay the Lender in cash an amount equivalent to such fraction of a share. The value of the Preferred Stock shall be determined by multiplying the number of shares of Preferred Stock to be issued to the Lender by $50.00 per share. The number of shares of Preferred Stock to be issued to the Lender pursuant to this Section 1.08 (which shall not exceed the number authorized in the Borrower's Restated Certificate of Incorporation, as amended) will be determined by the Borrower based on the amount of the Loans to be repaid or prepaid with such Preferred Stock, subject to adjustment for arithmetic errors.

  SECTION 1.09 Regulatory Approvals. As a condition precedent to issuing any Preferred Stock to the Lender pursuant to Section 1.08 hereof, the Borrower shall have obtained all authorizations and approvals of, and all other actions required to be taken by, any applicable governmental authority or regulatory body or stock exchange and shall have given all notices to, and made all filings with, any such governmental authority or regulatory body or stock exchange, that may be required in connection with such issuance of such Preferred Stock.

  SECTION 1.10 Failure to Obtain Regulatory Approvals. In the event the Borrower is unable to obtain all authorizations and approvals required for the issuance of any Preferred Stock pursuant to Section 1.09 hereof, such failure shall not constitute a default but the written notice given by the Borrower to the Lender with respect to making such repayment or prepayment by issuing Preferred Stock shall be null and void, without prejudice to the rights of the Borrower to exercise its option under Section 1.08 on any other occasion. If the Preferred Stock was to be issued to pay an interest payment or required amortization due under the Note, such payment shall be made by the Borrower in immediately available funds on the date such payment is due in accordance with
Section 1.03 or 1.06 of this Agreement, as the case may be, and the Note.

  SECTION 1.11 Restrictions on Transfer of Preferred Stock.

    (i) Notice of Intended Dispositions. Except for dispositions pursuant to this Section 1.11, if at any time the Lender desires to sell, assign, transfer, pledge, encumber or otherwise dispose of any shares of Preferred Stock held by it, then the Lender shall deliver written notice (a "Disposition Notice") to the Borrower under Section 7.02, of its intention to sell, setting forth the Lender's desire to make such sale, the identity of the prospective purchaser, the number of shares of Preferred Stock proposed to be sold (the "Offered Shares") the price ("Offer Price") at which the Lender proposes to dispose of the Offered Shares and the other material terms of such disposition. Such proposed sale, transfer, etc., shall be for cash only.

    (ii) Borrower's First Refusal Option. Upon the receipt of the Disposition Notice, the Borrower shall then have the right to purchase at the Offer Price all, but not less than all, of the Offered Shares. In order to exercise its first refusal option, the Borrower must give written notice (a "First Refusal Exercise Notice") under Section 7.02, of such exercise to the Lender, not more than 45 calendar days from the date of its receipt of the Disposition Notice. In the event that the Borrower exercises its first refusal option with respect to the Offered Shares, then the Lender shall sell to the Borrower and the Borrower shall purchase the Offered Shares within 30 calendar days after the date of receipt by the Lender of the First Refusal Exercise Notice. Upon the consummation of any purchase by the Borrower of Offered Shares, the Lender shall deliver certificates evidencing the Offered Shares sold duly endorsed, or accompanied by written instruments of transfer, free and clear of any liens and encumbrances, against delivery of the Offer Price. From and after the time at which cash necessary to pay the Offer Price for shares of Preferred Stock pursuant to the exercise of the first refusal option irrevocably shall have been deposited or set aside, then, notwithstanding that the certificates representing the Offered Shares shall not have been surrendered, all rights (other than the right to receive payment of the Offer Price with respect to such shares of Preferred Stock) of the Lender with respect to the shares of Preferred Stock for which tender has been made, including without limitation all conversion, voting and dividend rights, permanently shall cease and terminate, except only the right to receive payment for such shares of Preferred Stock, and the Lender shall no longer be considered the owner of such shares of Preferred Stock.

    (iii) Permitted Dispositions. If the Disposition Notice has been duly given and the Borrower shall not have timely given the First Refusal Notice to exercise its first refusal option, then the Lender shall have the right, for a period of 30 calendar days after expiration of the 45 day period referred to in the second sentence of subsection (ii) of this Section 1.11, to sell to the prospective purchaser referred to in such notice the Offered Shares at no less than the Offer Price and on the other terms and provisions set forth in the Disposition Notice.

                                   ARTICLE II

                             CONDITIONS OF LENDING

  SECTION 2.01 Conditions Precedent to Making the Initial Loan. The obligation of the Lender to make the initial Loan is subject to the following conditions precedent:

    (a) The Lender shall have received on or before the day the initial Loan is made all of the following, in form and substance reasonably satisfactory to the Lender:

      (i) The Note duly executed by the Borrower;

      (ii) Copies of the borrowing resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Agreement and the Note as well as the Borrower's performance of all of the covenants, obligations and other undertakings of the Borrower contemplated by this Agreement and the Note, (including the specific authorization of the Preferred Stock to be issued pursuant to Section
    1.08 of this Agreement on the terms of Exhibit B to this Agreement) and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Note, certified by the Secretary or an Assistant Secretary of the Borrower;

      (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Note and any other documents to be delivered hereunder;

      (iv) A favorable opinion of counsel of the Borrower, as to matters referred to in Section 3.01 (except subsection (e) thereof) of this Agreement;

      (v) A Notice of Borrowing under Section 1.02; and

      (vi) Evidence reasonably satisfactory to the Lender that the New York Stock Exchange shall have accepted a listing application for the Common Stock to be issued pursuant to this Agreement or upon conversion of the Preferred Stock and if so required as a condition to listing, that the majority of the shareholders of the Borrower have approved the issuance of such Common Stock.

    (b) On the date of such Loan the following statements shall be true:

      (i) The representations and warranties of the Borrower contained in
    Section 3.01 are true and correct in all material respects and the covenants of the Borrower made in Article IV hereof shall be deemed to have been made on and as of the date of such Loan (or of a subsequent Loan for the purposes of Section 2.02);

      (ii) No event has occurred and is continuing, or would result from such Loan (or from a subsequent Loan for the purposes of Section 2.02), which constitutes an Event of Default (as defined in Article V) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

    (c) The Borrower shall deliver to the Lender a certificate of the Borrower's Chief Financial Officer stating the purpose of the borrowing, which shall be consistent with Section 7.05 and the other terms and conditions of this Agreement and, if required by Section 7.05, resolutions of the Borrower's Board of Directors, which resolutions shall be certified to Lender by the Secretary or an Assistant Secretary of the Borrower.

  SECTION 2.02 Conditions Precedent to Subsequent Loans. The obligation of the Lender to make each subsequent Loan is subject to the conditions precedent that
(i) on the date of any such subsequent Loan the statements made in Section 2.01(b)(i) and (ii) shall be true; and (ii) the condition set forth in Section 2.01(c), shall be satisfied with respect to such subsequent Loan.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

  SECTION 3.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

    (a) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and the Note.

    (b) The execution, delivery and performance by the Borrower of this Agreement and the Note have been, or in the case of the issuance of Common Stock will be on or prior to the date of issuance, duly authorized by all necessary corporate action (including authorization of the Board of Directors of the Borrower to issue the Preferred Stock in the event the Borrower elects to pay or prepay in Preferred Stock pursuant to Section
  1.08 of this Agreement and to issue the Common Stock required to be issued upon conversion of the Preferred Stock or pursuant to Articles of this Agreement) and do not (and the issuance of such Preferred Stock on the terms of Exhibit B or, in the case of the Common Stock, such Common Stock will not at the time the same is to be issued):

      (i) violate any provision of the Restated Certificate of Incorporation, as amended, or By-Laws of the Borrower or any law, order, writ, judgment, decree, determination or award, in each case as presently in effect and having applicability to the Borrower; or

      (ii) result in a breach of or constitute a default under any material indenture, bank loan agreement, credit agreement, bullion loan or other material agreement to which the Borrower is a party or by which any of its properties or the properties of any of its Subsidiaries, are presently bound. As used in this Agreement, the term "Subsidiary" shall mean, as to the Borrower, any corporation of which at least a majority of the outstanding shares of stock, having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned or controlled by the Borrower or one of more of its Subsidiaries.

    (c) No authorization or approval of, or other action by, and no notice to or filing with, any governmental authority or regulatory body, other than the Securities and Exchange Commission ("SEC"), is required for the due execution, delivery and performance by the Borrower of this Agreement (except for such notices, any necessary shareholder approvals, registrations, stock exchange listings or filings as may be required in connection with issuing the Preferred Stock and the Common Stock) or the Note.

    (d) This Agreement is, and the Note when executed and delivered will be, legal, valid and binding obligations of the Borrower enforceable against it in accordance with their respective terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles).

    (e) The consolidated statements of financial position of the Borrower and its consolidated Subsidiaries as at December 31, 1993, and the related consolidated statements of operations, cash flows and changes in Common Stock, paid-in capital and retained earnings of the Borrower and such Subsidiaries for the period then ended (copies of which have been furnished to the Lender) fairly present the financial condition of the Borrower and such Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles.

    (f) Except as disclosed in the Borrower's most recent Annual Report on Form 10-K filed with the SEC for the fiscal year then ended, the most recent Quarterly Reports on Form 10-Q, or as otherwise disclosed in writing to the Lender, there is not to the actual knowledge of the executive officers of the Borrower any pending or threatened action or proceeding against or affecting the Borrower before any court, governmental agency or arbitrator that reasonably could be expected to materially and adversely affect the ability of the Borrower to perform its obligations under the Agreement or the Note.

    (g) The Preferred Stock and the Common Stock, when issued in accordance with the terms of this Agreement (and any Common Stock when issued on conversion of or pursuant to the terms of the Preferred Stock), will be validly issued, fully paid and nonassessable.

                                   ARTICLE IV

                           COVENANTS OF THE BORROWER


  SECTION 4.01 Payment of Principal, Premium and Interest. The Borrower duly and punctually will pay or cause to be paid the principal of and interest on the Loans evidenced by the Note according to the terms thereof.

  SECTION 4.02 Reports, etc. The Borrower will furnish to the Lender the following reports, information and documents:

    (i) within 15 days after the Borrower is required to file the same with the SEC, copies of the annual reports on Form 10-K, proxy statements, quarterly reports on Form 10-Q, and of such reports, notices, documents and other information (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Borrower may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or with the principal securities exchange (or successor thereto) in the United States on which securities of the Borrower are listed and, upon distribution thereof, a copy of each report, proxy statement, notice, document or other information sent by the Borrower to all of its stockholders; and

    (ii) promptly upon demand, such other information respecting the financial condition, operations and properties of the Borrower and its consolidated Subsidiaries as the Lender reasonably may request; provided that the Lender shall maintain the confidentiality thereof in the same manner as the Lender maintains the confidentiality of its own information of like nature.

  SECTION 4.03 Inspection. So long as the Lender is obligated to make Loans under this Agreement or so long as the Note is outstanding, the Borrower will permit the Lender or any of its authorized representatives, at the Lender's expense, to inspect at all reasonable times all properties, books and records of the Borrower or any of its consolidated Subsidiaries reasonably related to the overall financial and business condition of the Borrower and its consolidated Subsidiaries or to the observance and performance by the Borrower of its obligations hereunder and under the Note, and to discuss the business and affairs of the Borrower and its consolidated Subsidiaries with its officers and independent accountants (and by this provision the Borrower authorizes said accountants to discuss with the Lender or such authorized representatives, the finances and affairs of the Borrower and its consolidated Subsidiaries), all as often as reasonably may be requested, subject to appropriate obligations of confidentiality.

  SECTION 4.04 Payment of Taxes. The Borrower will pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges levied on it or against any of its properties or assets prior to the date on which penalties are attached thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Borrower, or except to the extent that the failure to so pay or to so discharge would not have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or the Note.

  SECTION 4.05 Officers' Certificate. The Borrower will deliver a certificate to the Lender on or before April 30 in each year (beginning with 1995), signed by the Chairman of the Board or the President, the Chief Financial Officer, any Senior Vice President or any Vice President (the foregoing being hereafter referred to as "Senior Officers") and by the Secretary or any Assistant Secretary of the Borrower, stating that in the course of the performance by the signers of their duties as officers of the Borrower they normally would have knowledge of any condition or event that constitutes or which, after the giving of notice or lapse of time or both, would constitute, an Event of Default under this Agreement or under the Note, stating whether or not they have knowledge of any such condition or event and, if so, specifying each such condition or event of which the signers have knowledge and the nature thereof, and the steps taken by the Borrower to correct the same.

  SECTION 4.06 Compliance With Laws. The Borrower shall comply, in all material respects, with all applicable laws, rules, regulations and orders, except where the failure would not have a material adverse effect on the Borrower's ability to perform under this Agreement and the Note.

  SECTION 4.07 Mergers and Consolidations. Without the Lender's prior consent which will not be unreasonably withheld, the Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets. Notwithstanding the foregoing provisions of this Section 4.07:

    (a) Any Subsidiary of the Borrower may be merged or consolidated with or into (x) the Borrower if the Borrower shall be the continuing or surviving corporation, or (y) any such other Subsidiary;

    (b) Any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Subsidiary of the Borrower; and

    (c) The Borrower or any of its Subsidiaries may merge or consolidate with any other Person if (x) in the case of a merger or consolidation of the Borrower, the Borrower is the surviving corporation and, in any other case, the surviving corporation is a Subsidiary of the Borrower, and (y) after giving effect thereto, no Event of Default would exist hereunder, and there will be no material adverse impact on the ability of the Borrower to perform any of its obligations hereunder or under the Note in accordance with the respective terms thereof.

  SECTION 4.08 Listing Approval. The Borrower promptly shall use all reasonable efforts to obtain the acceptance of the New York Stock Exchange of a listing application for the Common Stock to be issued pursuant to the terms of this Agreement and, if so required as a condition to such listing, to obtain the approval of a majority of its shareholders for the issuance for such Common Stock.

                                   ARTICLE V

                               EVENTS OF DEFAULT

  SECTION 5.01 Events of Default. If any of the following events (each, an "Event of Default") shall occur and be continuing:

    (a) The Borrower shall (i) fail to pay the principal of or any interest on the Note when due, or (ii) fail to perform or observe any other term, covenant or condition contained in this Agreement or in the Note on its part to be performed or observed and any such failure shall remain unremedied for five (5) Business Days in the case of clause (i) and thirty
  (30) days in the case of clause (ii) after the same is discovered by any Senior Officer of the Borrower; or

    (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made and such incorrect representation or warranty shall not have been corrected within ten (10) days after the same is discovered by any Senior Officer of the Borrower; or

    (c) The Borrower shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or seeking to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, or composition of it or its debts under the law of any jurisdiction relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, with respect to any involuntary proceeding instituted against the Borrower, such proceeding shall not be dismissed within sixty (60) days;

then, and in any such event, the Lender, by notice to the Borrower, may take either or both of the following actions: (i) terminate the Commitment, whereupon the same shall terminate forthwith; or (ii) declare the principal balance outstanding under the Note and all interest accrued and unpaid thereon, and all other sums due hereunder, to be due and payable without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default specified in subparagraph (c) above, (x) the Commitment automatically shall be terminated and (y) the Note, all such principal and interest and all such other sums due hereunder automatically shall become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE VI

                         LENDER'S STOCK PURCHASE OPTION

  SECTION 6.01 Description of Lender's Option. At any time after the acceptance by the New York Stock Exchange of a listing application for the issuance of the shares of Common Stock described herein, and prior to the later of (i) the Revolver Expiration Date or (ii) payment in full of the Note and all other amounts, if any, due to the Lender under this Agreement, the Lender shall have the option from time to time (the "Lender's Purchase Option") to purchase an amount not to exceed 12,099,213 shares of the Borrower's Common Stock at a purchase price per share (the "Purchase Price") of $8.265, subject to adjustment in accordance with Section 6.03 hereof, and, in connection with the consummation of such purchase (the "Closing"), to terminate such portion of the Commitment as is equal to the product of (i) the number of shares so purchased multiplied by (ii) the Purchase Price (as adjusted under Section 6.03); provided if less than 12,099,213 shares are purchased (taking into account all shares previously purchased under this provision), the number of shares shall be an integral multiple of one million shares. The Lender may exercise any Lender's Purchase Option under this Article VI by giving written notice to the Borrower, if at all, at least 20 Business Days prior to the date stated in such notice for the Closing of such stock purchase. If there are no amounts outstanding under the Note at the time such notice is given, the Lender shall give such notice to the Borrower at least 20 Business Days prior to the Revolver Expiration Date. Such notice shall state the Lender's decision to exercise its option hereunder and the date for Closing of such stock purchase. Upon receipt of such notice, the Borrower and the Lender shall select a time and place for the Closing and if the Borrower and the Lender are unable to agree, the Closing shall take place at the Borrower's offices at 9:00 a.m., local time, on the date specified for Closing in the Lender's notice.

  SECTION 6.02 Transactions at Closing. At the Closing, the Purchase Price for the shares of the Borrower's Common Stock to be purchased by the Lender shall be paid and applied by the Lender in the following order:

    (i) First, to all accrued interest to the date of Closing and then to such portion of and such portion of the principal amount of the outstanding balance under the Note in stated order of maturity, as is determined by (y) the product of (i) the number of shares so purchased multiplied by (ii) the Purchase Price (as adjusted under Section 6.03); less (z) the amount of accrued interest to the date of Closing; (which amount shall be deemed repaid by the Borrower, irrespective of whether such amounts are then due and payable, by the issuance of a credit against the Purchase Price payable by the Lender for such Common Stock and the Lender shall deliver a receipt to the Borrower for the amount of such payment). Amounts of principal paid pursuant hereto may not be reborrowed.

    (ii) Secondly, in the event the aggregate amount of the Purchase Price shall exceed the amount in Section 6.02(i), the Lender shall deliver to the Borrower the number of shares of Preferred Stock previously issued to the Lender pursuant to Section 1.08, to the extent that such shares have not been converted into or redeemed for shares of the Borrower's Common Stock pursuant to the terms of such Preferred Stock as are equal in value to the aggregate Purchase Price in excess of the amount applied in clause 6.02 (i) above. To the extent that shares of Preferred Stock have been converted into or redeemed for shares of the Borrower's Common Stock and to the extent that any shares of Common Stock have been issued in lieu of cash dividend payments on the Preferred Stock, the amount of Common Stock to be purchased by the Lender pursuant to this Article VI first shall be reduced by an amount equal to the number of such shares of Common Stock which have been issued by the Borrower (x) on conversion or redemption of such shares of Preferred Stock, or (y) in lieu of cash dividend payments on Preferred Stock.

    (iii) Thirdly, the amount of the excess of the aggregate Purchase Price over the amounts applied in Section 6.02 (i) and (ii) above, if any, shall next be applied by the Lender paying to the Borrower by wire transfer, certified or official bank check payable in United States currency in immediately available funds, to the account of the Borrower, or as the Borrower shall direct by written notice given at least two Business Days prior to Closing, an amount up to the remainder of the Commitment less the amount of the outstanding principal balance of the Note.

  Upon payment of the Purchase Price in the manner described above, the Borrower shall deliver to the Lender a Certificate for the number of shares of the Borrower's Common Stock purchased at Closing, together with a legal opinion from the Borrower's General Counsel, or such other counsel as the Borrower may choose, which other counsel shall be reasonably acceptable to the Lender, to the effect that such shares of Common Stock purchased by the Lender have been duly authorized, validly issued, and are fully paid and non-assessable. Upon delivery of the certificate for the Common Stock and the legal opinion described herein, such portion of the Commitment as is equal to the product described in Section 6.01 above, shall terminate.

  SECTION 6.03 Adjustment of Purchase Price and Number of Shares
Purchasable. The Purchase Price and the number of shares of Common Stock purchasable upon the exercise of any Lender's Purchase Option shall be subject to adjustment from time to time by the Borrower as follows:

    (i) In case the Borrower shall (A) pay a dividend or make a distribution on its Common Stock in shares of Common Stock (other than pursuant to a dividend reinvestment or similar plan), (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares of capital stock of the Borrower, then in each such case the number of shares of Common Stock purchasable upon the exercise of the Lender's Purchase Option immediately prior thereto shall be adjusted so that the Lender shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Borrower which the Lender would have owned or have been entitled to receive immediately following such action had such shares of Common Stock been purchased immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the Lender shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Borrower, the Audit Committee of the Board of Directors of the Borrower (whose reasonable determination shall be conclusive except for arithmetic errors and shall be described in a statement filed by the Borrower with the Lender) shall determine the equitable allocation of the adjusted Purchase Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

    (ii) In case the Borrower shall issue rights, options or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to subsection (iv) of this Section 6.03) of the Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Borrower in effect at the time hereof or any other similar plan adopted or implemented hereafter), to the extent that the same have not expired by their terms prior to the exercise of the Lender's Purchase Option, then the number of shares of Common Stock thereafter purchasable upon the exercise of the Lender's Purchase Option shall be determined by multiplying the number of shares of Common Stock theretofore purchasable upon exercise of the Lender's Purchase Option immediately prior to the date of issuance of such rights, options or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants (immediately prior to such issuance) plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants (immediately prior to such issuance) plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current market price. Such adjustment successively shall be made whenever any such rights, options or warrants are issued, and immediately shall become effective on the date of issuance retroactive to the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Purchase Price shall be readjusted to the Purchase Price that would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. In no event, however, shall there be any adjustment made with respect any shares previously issued pursuant to the exercise of the Lender's Purchase Option. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Borrower for such rights, options or warrants. The value of such consideration, if other than cash, shall be determined by the Audit Committee of the Borrower's Board of Directors (whose reasonable determination shall be conclusive, except for arithmetic errors, and shall be described in a statement filed by the Borrower with the Lender).

    (iii) In case the Borrower shall, by dividend or otherwise, distribute to all holders of its outstanding Common Stock, evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividend of the Borrower paid out of retained earnings and dividends or distributions payable in stock pursuant to a dividend reinvestment or similar plan or for which adjustment is made pursuant to subsection (i) of this Section 6.03) or rights, options or warrants to subscribe for or purchase securities of the Borrower (excluding those referred to in subsection (ii) of this Section 6.03), then in each such case the number of shares of Common Stock thereafter purchasable upon the exercise of the Lender's Purchase Option shall be determined by multiplying the number of shares of Common Stock theretofore purchasable upon the exercise of the Lender's Purchase Option by a fraction of which the numerator shall be the current market price per share of the Common Stock as determined pursuant to subsection (iv) of this Section 6.03, and of which the denominator shall be such current market price per share of Common Stock less the fair market value on such record date (as determined by the Audit Committee of its Board of Directors of the Borrower, whose reasonable determination shall be conclusive except for arithmetic errors and shall be described in a statement filed by the Borrower with the Lender) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights, options or warrants applicable to one share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

    (iv) For the purpose of any computation under subsections (ii) and (iii) of this Section 6.03, the current market price per share of Common Stock on any date shall be deemed to be the average of the "Closing Price", as defined below, for the shorter of (A) 30 consecutive trading days ending on the last full trading day prior to the Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights, options or warrants or such distribution through such last full trading day prior to the Time of Determination. The term "Closing Price" for any day in question shall be the last reported sale price regular way or, in case no such reported sales take place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange Composite Tape or, if not listed on the New York Stock Exchange, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on a national securities exchange, the last sale price regular way for the Common Stock as published by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if such last sale price is not so published by NASDAQ or if no such sale takes place on such day, the average between the closing bid and asked prices for the Common Stock as published by NASDAQ. The term "trading day" shall mean a day on which the market used for calculating the Closing Price is open for the transaction of business or, if the shares of such securities are not so listed or admitted to trading, a business day. The term "Time of Determination" shall mean the time and date of the earlier of (I) the record date for determining stockholders entitled to receive the rights, options, warrants or distributions referred to in
  Section 6.03 (ii) and (iii) or (II) the commencement of "ex-dividend" trading on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on a national securities exchange, the NASDAQ.

    (v) In any case in which this Section 6.03 shall require that an adjustment be made immediately following a record date or an effective date, the Borrower may elect to defer (but only until the delivery by the Borrower of the notice required by subsection (viii) of this Section 6.03) issuing to the Lender the shares of Common Stock issuable upon exercise of the Lender's Purchase Option over and above the shares of Common Stock issuable upon exercise of the Lender's Purchase Option on the basis of the number of shares of Common Stock purchasable upon exercise of the Lender's Purchase Option prior to adjustment, and paying to the Lender any amount of cash in lieu of a fractional share.

    (vi) Whenever the number of shares of Common Stock purchasable upon the exercise of the Lender's Purchase Option is adjusted as herein provided, the Purchase Price payable upon exercise of the Lender's Purchase Option shall be adjusted by multiplying such Purchase Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock purchasable upon the exercise of the Lender's Purchase Option immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock so purchasable immediately thereafter.

    (vii) No adjustment in the number of shares of Common Stock purchasable upon exercise of the Lender's Purchase Option shall be required to be made unless such adjustment would require an increase or decrease of at least 1.0% of the number of shares of Common Stock purchasable upon exercise of the Lender's Purchase Option; provided, however, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6.03 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this
  Section 6.03 to the contrary notwithstanding, the Borrower shall be entitled to make such reduction in the Purchase Price, in addition to the adjustments required by this Section 6.03, as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Borrower to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and (iii) above, the Purchase Price shall not be adjusted for any such event including, without limitation, the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

    (viii) Whenever the Purchase Price is adjusted as herein provided, the Borrower shall promptly deliver or mail, or cause to be delivered or mailed by first class mail, postage prepaid, as soon as practicable to the Lender a notice under Section 7.02 setting forth the Purchase Price and number of shares of Common Stock purchasable upon the exercise of the Lender's Purchase Option after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment.

    (ix) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of this Section 6.03, the Lender shall become entitled to receive any shares of the Borrower other than shares of Common Stock, thereafter the Purchase Price of such other shares that the Lender shall be entitled to purchase shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.

    (x) The Borrower from time to time may decrease the Purchase Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Purchase Price is so decreased, the Borrower shall deliver or mail to the Lender a notice of the decrease at least 15 days before the date the decreased Purchase Price takes effect, and such notice shall state the decreased Purchase Price and the period it will be in effect.

  Notwithstanding the foregoing provisions of this Section 6.03, no such adjustments shall be made if the adjustment effectively duplicates the effect of an adjustment made in connection with Section (5)(d) of the Certificate of Designation relating to the Convertible Preferred Stock.

  SECTION 6.04 Reservation of Shares of Common Stock. The Borrower covenants that it will, at all times prior to the expiration of the Lender's Purchase Option, reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon the exercise of the Lender's Purchase Option, the full number of shares of Common Stock deliverable upon the exercise of the Lender's Purchase Option not theretofore purchased and on or before (and as a condition of) taking any action that would cause an adjustment of the Purchase Price resulting in an increase in the number of shares of Common Stock deliverable upon the exercise of the Lender's Purchase Option above the number thereof previously reserved and available therefor, the Borrower shall take all such action so required.

  Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value (if any) of the shares of Common Stock deliverable upon exercise of the Lender's Purchase Option, the Borrower shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Borrower may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Purchase Price.

  SECTION 6.05 Transfer Taxes, Etc. The Borrower shall pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon exercise of the Lender's Purchase Option; provided, however, that the Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Lender and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Borrower the amount of any such tax or has established, to the satisfaction of the Borrower, that such tax has been paid.

  SECTION 6.06 Consolidation or Merger or Sale of Assets. Notwithstanding any other provision herein to the contrary, in case of any consolidation or merger, sale or transfer to which the Borrower is a party and which is permitted under
Section 4.07 above or otherwise upon the Lender's prior written consent (which shall not be unreasonably withheld) and pursuant to which there is a change in the Common Stock of the Borrower, then lawful provision, in a manner and on terms reasonably satisfactory to counsel for the Lender, shall be made by the corporation formed by such consolidation or the corporation whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Common Stock immediately prior to the merger or consolidation, or the corporation which shall have acquired such assets or securities of the Borrower (collectively the "Formed, Surviving or Acquiring Corporation"), as the case may be, providing that the Lender shall have the right thereafter upon payment of the Purchase Price in effect immediately prior to such action to purchase upon exercise of the Lender's Purchase Option the kind and amount of securities, cash or other property that the Lender would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, lease or transfer had the Lender's Purchase Option been exercised immediately prior to such action (provided that, if the kind or amount of securities, cash or other property that the Lender would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, lease or transfer is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this Section 6.06 the kind and amount of securities, cash or other property which the Lender would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, lease or transfer for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Formed,

Surviving or Acquiring Corporation, as the case may be, shall make provision in a manner and on terms reasonably satisfactory to counsel for the Lender, in its certificate or articles of incorporation or other constituent documents to the end that the provisions set forth in this Section 6.06 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon exercise of the Lender's Purchase Option.

  The above provisions of this Section 6.06 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

  SECTION 6.07 Transfer Restrictions.

  (a) Legends on Common Stock.

    (i) Until the third anniversary of the date of original issuance of the shares of Common Stock, certificates representing the shares of Common Stock purchased by the Lender upon exercise of the Lender's Purchase Option and not otherwise registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") shall bear a legend substantially to the following effect:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR STATE SECURITIES LAWS AND THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT AND LAWS.

  The shares of Common Stock purchased by the Lender upon exercise of the Lender's Purchase Option and not otherwise registered pursuant to an effective registration statement under the Securities Act shall be subject to the restrictions on transfer set forth in the legends referred to above until the third anniversary of the date of original issuance of such shares of Common Stock; provided, however, and notwithstanding the foregoing, such shares of Common Stock may be resold under and pursuant to the terms and conditions of Regulation S of the Securities Act, prior to the end of the third anniversary date of the issuance of such shares.

    (ii) The certificates evidencing shares of Common Stock purchased by the Lender upon exercise of the Lender's Purchase Option and not otherwise registered pursuant to an effective registration statement under the Securities Act shall bear, until such time as the Borrower and the transfer agent for the Common Stock shall have received evidence satisfactory to each of them that the transfer of such shares of Common Stock has been effected in accordance with the limitations on transfer set forth in paragraph (a)(i) above, the following additional legend:

      "IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES, OPINIONS OF COUNSEL AND OTHER INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS."

  (b) Transfer Agent Requirements. The transfer agent and registrar for the Common Stock shall not be required to accept for registration of transfer any Common Stock bearing the legend contained in paragraph (a)(ii) above, except upon presentation of satisfactory evidence that the restrictions on transfer of the Common Stock referred to in the legend in paragraph (a)(i) have been complied with, all in accordance with such reasonable regulations and procedures as the Borrower may from time to time agree with the transfer agent and registrar for the Common Stock.

                                  ARTICLE VII

                                 MISCELLANEOUS

  SECTION 7.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, in the case of an amendment, or by the party to be charged, in the case of a waiver or a consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

  SECTION 7.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and delivered to an officer of the other party or mailed or transmitted by facsimile; if to the Lender to its address at 9100 East Mineral Circle, Englewood, Colorado 80112-3299, Attention: Chief Financial Officer (Fax No. 303-643-5269); if to the Borrower, to its address at 9100 East Mineral Circle, Englewood, Colorado 80112-3299, Attention: Chief Financial Officer (Fax No. 303-643-5505) or, as to each party, to such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when delivered to an officer of the other party, be effective upon such delivery and, when mailed or transmitted by facsimile, be effective when deposited in the mails or when transmitted respectively, addressed as aforesaid; except that notices by the Borrower to the Lender or by the Lender to the Borrower pursuant to the provisions of
Section 1.05 shall not be effective until received by the Lender or the Borrower, as the case may be, but such notices may be given by telephone and confirmed in writing or by facsimile on the same day and shall be effective upon such telephonic notice.

  SECTION 7.03 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

  SECTION 7.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that (i) the Borrower shall not have the right, to assign its rights hereunder or any interest herein except to a successor by merger, consolidation or sale of all or substantially all of the Borrower's assets, in each case if permitted under Section 4.07 above, without the prior written consent of the Lender, and (ii) the Lender shall not assign any of its rights or obligations hereunder or under the Note, except to a successor by merger, consolidation or sale of substantially all of the Lender's assets without the prior written consent of the Borrower.

  SECTION 7.05 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower primarily for support of existing borrowings and working capital needs. Specifically, (i) an amount equal to the aggregate amount of the obligations outstanding under the credit facility referred to in this clause
(i) is designated solely for the repayment of obligations of the Borrower under that certain Continuing Corporate Guarantee of the Borrower given to NM Rothschild & Sons Limited and Citibank N.A. in support of borrowing by the wholly owned subsidiary of the Borrower, AGI Chile Credit Corp., Inc., under that certain Term Loan Agreement dated as of March 15, 1994; provided, however, that such amount shall not exceed $36,000,000; (ii) an amount equal to the aggregate amount of the obligations outstanding under the credit facility referred to in this clause (ii) is designated solely for the repayment of obligations of the Borrower under that certain Guarantee and Pledge Agreement dated as of March 21, 1991 given to The Chase Manhattan Bank (National Association) as Agent for the Banks which are party to that certain Bullion Loan Agreement dated as of March 21, 1991, as amended (the "Loan Agreement") in support of borrowings by the wholly owned subsidiary of the Borrower, Lassen Gold Mining Inc. under the Loan Agreement; provided, however, that such amount shall not exceed $30,000,000; and (iii) all proceeds of the Loans, if any, remaining after giving effect to clauses (i) and (ii) of this Section 7.05 shall be used for the Borrower's general working capital requirements and for any other purposes approved by the Borrower's Board of Directors or, within the limits prescribed by the

Board of Directors, by management of the Borrower, including but not limited to general corporate purposes, working capital, capital expenditures for development of the Projects or for the development or acquisition of other properties and the acquisition of all or part of the capital stock or assets of other companies; provided, however, that if on the date of any Loan the average spot price of gold traded on the Commodity Exchange Inc. (COMEX) in New York City for the thirty trading days immediately preceding the date of such Loan is less than $300.00 per ounce, the purpose of such borrowing shall not be for development of any of the Projects or for the development or acquisition of any other properties or the acquisition of securities or assets of any other company unless a resolution duly adopted by at lease two-thirds of the Borrower's Board of Directors authorizes the specific amount to be borrowed from the Lender for such purpose as in the best interest of the Borrower's stockholders. If any Loans in an aggregate principal amount outstanding in excess of $5,000,000.00, or such higher amount as may be approved from time to time by its Board of Directors and certified to the Lender, are borrowed for purposes other than as described in clause (i) or (ii), the Borrower shall, as an additional condition precedent to the Lender's making of such Loans, be required to obtain approval of its Board of Directors for such Loans and to certify such resolutions to the Lender pursuant to Section 2.01 (c) of this Agreement.

  SECTION 7.06 Demand Registration Rights. (i) At any time after the earlier to occur of (i) the conversion of the Preferred Stock into shares of Common Stock or (ii) the exercise of the Lender's Purchase Option, the Lender may make one or more written requests to the Borrower (a "Demand") for registration under and in accordance with the provisions of the Securities Act of all or part (but not less than 1,000,000 shares per Demand) of the shares of Common Stock issued to the Lender pursuant to Section 1.08 or Section 6.01 of this Agreement ("Registrable Shares"). Each such request shall specify the aggregate number of Registrable Shares proposed to be registered and the intended method of disposition thereof.

  (ii) Upon receipt of a Demand, the Borrower shall use its best efforts to effect such registration to permit the sale of Registrable Shares in accordance with the intended method of disposition thereof and pursuant thereto, the Borrower shall as expeditiously as possible:

    (a) execute and deliver all such instruments and documents and do or cause to be done all such other acts and things as may be necessary or, in the opinion of the Lender, advisable to register such Registrable Shares under the provisions of the Securities Act, and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Lender, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;

    (b) use its best efforts to qualify the Registrable Shares under the applicable state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Registrable Shares, as requested by the Lender;

    (c) make available to the Lender, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

    (d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Registrable Shares or any part thereof valid and binding and in compliance with applicable law.

  (iii) If any such Demand is made at a time when the Lender directly or indirectly owns less than five percent 5% of the number of shares of Common Stock outstanding, the Borrower may, if its Audit Committee of its Board of Directors determines in the good faith exercise of its reasonable judgment that it would be inadvisable to effect a demand registration, defer such demand registration until the earliest practicable time at which such demand registration can be reasonably effected, which period shall not exceed three
(3) months.

  (iv) All Registration Expenses incurred in connection with the first registration statement to be filed hereunder or under that certain Stock Purchase Agreement between the Lender and the Borrower of even date herewith (the "Stock Agreement") shall be paid by the Borrower. All Registration Expenses incurred in connection with each additional registration statement to be filed hereunder or under the Stock Agreement shall be paid by the Lender. For purposes of this Agreement, "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with this Section 7.06, including, without limitation, (i) all SEC and stock exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or "Blue Sky" laws (including fees and disbursements of counsel in connection with Blue Sky qualifications of the Registrable Shares and determination of the eligibility of the Registrable Shares for investment under the laws of such jurisdiction as the Lender may indicate), (iii) all printing, messenger and delivery expenses,
(iv) all fees and expenses incurred in connection with the listing of Registrable Shares on any exchange, and (v) the fees and disbursements of counsel for the Borrower and of its independent public accountants, but excluding underwriting discounts and commissions, brokerage fees, transfer taxes, if any, fees and disbursements of counsel, accountants or other experts or advisors to the Lender, and National Association of Securities Dealers Inc. registration and filing fees.

  SECTION 7.07 Expenses. The Borrower shall pay (i) all out-of-pocket expenses of the Lender, including fees and disbursements of special counsel for the Lender, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any default or alleged default hereunder and (ii) if an Event of Default occurs, or upon the occurrence of an event that with notice or the lapse of time or both would constitute an Event of Default, all out-of-pocket expenses incurred by the Lender, including fees and disbursements of counsel, in connection with such actual or potential Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings, actions or negotiations resulting therefrom. The Borrower shall indemnify the Lender against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery to the Lender of this Agreement, or any Note.

  SECTION 7.08 Prior Agreement. This Agreement and the Note issued hereunder shall supersede in their entirety any prior negotiations, discussions, understandings or arrangements between the Lender and the Borrower pertaining to the subject matter of this Agreement.

  SECTION 7.9 Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Colorado.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                          AMAX GOLD INC.


By    /s/ Mark A. Lettes
  ----------------------------------

                                          Title:  Vice President & Chief
                                                     Financial Officer

ATTEST:

      /s/ R. Craig Johnson
- -------------------------------------

                                          CYPRUS AMAX MINERALS COMPANY


By    /s/ Francis J. Kane
  ----------------------------------

                                          Title:   Vice President Investor
                                                    Relations & Treasurer

ATTEST:

      /s/ Philip C. Wolf
- -------------------------------------

                                   EXHIBIT A

                             REVOLVING CREDIT NOTE

$100,000,000.00                                              Date: April  , 1994

  FOR VALUE RECEIVED, Amax Gold Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of Cyprus Amax Minerals Company, a Delaware corporation (the "Lender") at the office of the Lender located at 9100 East Mineral Circle, Englewood, Colorado 80112, or at such other place as the Lender may direct in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of One Hundred Million Dollars or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article I of the Agreement referred to below in accordance with the respective Schedules applicable to such Loans attached to and made part of this Note. All principal amounts outstanding under this Note on April 30, 1997 shall be paid in twenty equal quarterly installments in accordance with Section 1.06 of such Agreement; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount hereof; and, provided, further, that the Lender, upon exercise of its Stock Purchase Option under
Article VI of such Agreement, may terminate or reduce the "Commitment", as defined therein, whereupon such installments shall be due as of the date set for closing such stock purchase pursuant to Section 6.01 of such Agreement.

  The Borrower further promises to pay interest at said office in like money, from the date hereof on the unpaid principal amount hereof outstanding from time to time, at the rates and at the times set forth in Article I of such Agreement. Notwithstanding anything contained herein to the contrary, at the election of the Borrower the principal of this Note may be paid by the Borrower in Preferred Stock of the Borrower in accordance with the provisions of Section
1.08 of the Agreement, subject to satisfaction of the conditions set forth in
Section 1.09 of such Agreement.

  This Note is the Note referred to in Section 1.02 of the Revolving Credit Agreement between the Borrower and the Lender dated as of April 15, 1994, as the same may hereafter from time to time be amended or supplemented in accordance with the terms thereof ("Agreement"), is entitled to the benefits thereof and subject to the terms and conditions set forth therein (including, without limitation, the Lender's rights to accelerate the due date hereof) and may be paid and prepaid as provided therein.

  Upon the occurrence of any of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be or shall automatically become immediately due and payable as provided therein.

                                          Amax Gold Inc.

                                          By
                                            -----------------------------------

                                          ATTEST:

                                          -------------------------------------
                                          Secretary

                        SCHEDULE OF LOANS AND PAYMENTS

                     MADE UNDER NOTE DATED APRIL  , 1994,

                             FROM AMAX GOLD INC.*

                       TO CYPRUS AMAX MINERALS COMPANY

Principal Amount of the Initial Loan:  $
                                        -------
Date of the Initial Loan:
                                        -------
Interest Rate for the Initial Loan:
                                        -------

                              PRINCIPAL BORROWINGS
                           AND PAYMENTS OF THIS NOTE

            AMOUNT                            INTEREST           PRINCIPAL           UNPAID
DATE       BORROWED           RATE              PAID               PAID              BALANCE
- ----       --------           ----            --------           ---------           -------
                                 %             $                  $                  $
                                 %             $                  $                  $
                                 %             $                  $                  $
                                 %             $                  $                  $
                                 %             $                  $                  $
                                 %             $                  $                  $
                                 %             $                  $                  $
                                 %             $                  $                  $

- --------
* All terms used in this Schedule shall have the meanings given them in the Agreement.

                                                                      APPENDIX B

                            STOCK PURCHASE AGREEMENT

  Stock Purchase Agreement dated as of April 15, 1994 among Amax Gold Inc., a Delaware corporation ("AGI") and Cyprus Amax Minerals Company, a Delaware corporation (the "Investor").

  Whereas, the parties have previously entered into that certain letter agreement dated February 11, 1994 as extended by a letter agreement dated March 7, 1994 (the "Commitment Letter") providing for, among other things, agreed upon share purchase prices and the preparation of definitive documents to implement the terms thereof;

  Whereas, this Stock Purchase Agreement is one of the definitive documents contemplated in the Commitment Letter that implements the agreement of the parties therein;

  Whereas, as of the date hereof, AGI is authorized by its Certificate of Incorporation to issue capital stock consisting of 210,000,000 shares, of which 200,000,000 shares are shares of its Common Stock, par value $0.01 per share (the "Common Stock"); and

  Whereas, the Investor desires to purchase from AGI, and AGI desires to sell to the Investor, 3,000,000 shares of Common Stock at a purchase price of $6.888 per share, as such price was established in the Commitment Letter;

  Now Therefore, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree, intending to be legally bound, as follows:

  1. Purchase of Subscription Shares. Subject to the terms and conditions herein set forth, the Investor hereby subscribes for, and agrees to purchase, and AGI agrees to issue and sell, 3,000,000 shares of Common Stock (the shares of Common Stock subscribed for pursuant to this Agreement being collectively referred to herein as the "Subscription Shares") at a purchase price of $6.888 per share.

  2. Closing.

    (a) The closing (the "Closing") of the purchase provided for in Section 1 shall take place at 10:00 a.m., Denver time, on the fifteenth (15th) business day after the date upon which the Subscription Shares have been accepted for listing by the New York Stock Exchange, or at such other date and time as the parties may agree. The Closing shall occur at the offices of the Investor, 9100 East Mineral Drive, Englewood, Colorado 80112. The date and time of the Closing are referred to herein as the "Closing Date". Should the Closing not occur on or before January 4, 1995, this Agreement shall expire unless extended by mutual agreement.

    (b) At the Closing, AGI will deliver to the Investor a certificate or certificates evidencing the Subscription Shares purchased by the Investor, registered in the Investor's name and bearing appropriate restrictive legends, against delivery by the Investor to AGI of the total purchase price of $20,664,000, which price shall be applied immediately by AGI to reduce the indebtedness of AGI to the Investor under that certain demand promissory note dated July 21, 1993 (the "AGI Note") with the payments first to be applied against interest, if any, and then against principal. At the Closing, the Investor will mark the AGI Note to evidence payment in the amount of $20,664,000 against delivery by AGI to the Investor of certificates evidencing the Subscription Shares.

    (c) Each party shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement or otherwise associated with the Closing.

  3. Representations and Warranties of AGI. AGI represents and warrants that:

    (a) AGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by AGI and is a valid and binding obligation of AGI, enforceable against AGI in accordance with its terms subject only to the approvals that may be required by the applicable stock exchange for the listing of the Subscription Shares including, without limitation, the approval of a majority of AGI's shareholders for the issuance of such Subscription Shares, if so required as a consideration to such listing.

    (b) When certificates evidencing the Subscription Shares have been delivered against payment therefor as provided herein, such Subscription Shares will be duly authorized, validly issued, fully paid and nonassessable.

  4. Purchase for Investment; Other Representations and Warranties of Investor. The Investor represents and warrants that:

    (a) This Agreement has been duly authorized, executed and delivered by the Investor and is a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

    (b) The Investor acknowledges that the offering and sale of the Subscription Shares are intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). In furtherance thereof, the Investor represents and warrants to AGI that:

      (i) The Investor is an accredited investor within the meaning of Regulation D promulgated under the Securities Act ("Regulation D") and, if there should be any change in such status prior to the Closing Date, the Investor will immediately inform AGI of such change;

      (ii) The Investor is aware of the merits and risks of an investment in the Subscription Shares to be purchased pursuant hereto by the Investor and, due to its knowledge and experience in financial and business matters, is capable of evaluating, and has evaluated, the merits and risks of such investment; and

      (iii) The Investor has been given the opportunity to ask questions of, and receive answers from, AGI concerning the terms and conditions of the offering of the Subscription Shares to be purchased by the Investor and other matters pertaining to an investment in the Subscription Shares, and has been given the opportunity to obtain such additional information necessary to evaluate the merits and risks of an investment in the Subscription Shares to be purchased by the Investor to the extent AGI possesses such information or can acquire it without unreasonable effort or expense, and has not been furnished any offering material in connection with the offering and purchase of the Subscription Shares.

    (c) The Investor has been advised that the Subscription Shares have not been registered under the Securities Act, or any state securities or blue sky laws and, therefore, cannot be resold unless they are registered under such laws or unless an exemption from registration thereunder is available. The Investor is purchasing the Subscription Shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof, and has no present intention of distributing or reselling any of the Subscription Shares. In making the foregoing representation, the Investor is aware that it must bear, and the Investor is able to bear, the economic risk of such investment for an indefinite period of time.

    (d) The Investor acknowledges that AGI is entering into this Agreement in reliance upon the Investor's representations and warranties in this Agreement, including, without limitation, those set forth in this Section 4.

  5. Demand Registration Rights. After issuance of the Subscription Shares, the Investor may make one or more written requests to AGI (a "Demand") for registration under and in accordance with the provisions of the Securities Act of all or part (but not less than 1,000,000 shares per Demand) of the shares of Common Stock issued to the Investor pursuant to this Agreement ("Registrable Shares"). Each such request shall specify the aggregate number of Registrable Shares proposed to be registered and the intended method of disposition thereof.

    (ii) Upon receipt of a Demand, AGI shall use its best efforts to effect such registration to permit the sale of Registrable Shares in accordance with the intended method of disposition thereof and pursuant thereto, AGI shall as expeditiously as possible:

      (a) execute and deliver all such instruments and documents and do or cause to be done all such other acts and things as may be necessary or, in the opinion of the Investor, advisable to register such Registrable Shares under the provisions of the Securities Act, and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Investor, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;

      (b) use its best efforts to qualify the Registrable Shares under the applicable state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Registrable Shares, as requested by the Investor;

      (c) make available to the Investor, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

      (d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Registrable Shares or any part thereof valid and binding and in compliance with applicable law.

    (iii) If any such Demand is made at a time when the Investor directly or indirectly owns less than five percent (5%) of the number of shares of Common Stock outstanding, AGI may, if its Audit Committee of its Board of Directors determines in the good faith exercise of its reasonable judgment that it would be inadvisable to effect a demand registration, defer such demand registration until the earliest practicable time at which such demand registration can be reasonably effected, which period shall not exceed three (3) months.

    (iv) All Registration Expenses incurred in connection with the first registration statement to be filed hereunder or under that certain Revolving Credit Agreement between AGI and the Investor of even date herewith (the "Credit Agreement") shall be paid by AGI. All Registration Expenses incurred in connection with each additional registration statement to be filed hereunder or under the Credit Agreement shall be paid by the Investor. For purposes of this Agreement, "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with this Section 5, including, without limitation, (i) all SEC and stock exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or "Blue Sky" laws (including fees and disbursements of counsel in connection with Blue Sky qualifications of the Registrable Shares and determination of the eligibility of the Registrable Shares for investment under the laws of such jurisdiction as the Investor may indicate), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of Registrable Shares on any exchange, and (v) the fees and disbursements of counsel for AGI and of its independent public accountants, but excluding underwriting discounts and commissions, brokerage fees, transfer taxes, if any, fees and disbursements of counsel, accountants or other experts or advisors to the Investor, and National Association of Securities Dealers Inc. registration and filing fees.

  6. No Prior Offering of Common Stock. AGI agrees that neither it nor any agent on its behalf will sell or offer, or attempt or offer to dispose of, any shares of Common Stock to, or solicit any offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any person or persons whomsoever (other than the Investor) so as to make it necessary in connection with the sale and delivery hereunder of the Subscription Shares to the Investor on the Closing Date to register such Subscription Shares under the Securities Act.

  7. Use of Proceeds. AGI covenants and agrees that it will use the net proceeds received by it from the sale of the Subscription Shares to repay a portion of the outstanding indebtedness owed by AGI to the Investor as set forth in Section 2(b) hereof.

  8. Conditions to Obligations of the Investor. The Investor's obligations hereunder are subject to the condition that, unless waived in writing by the Investor the representations and warranties made by AGI in Section 3 shall be true and correct at and as of the Closing Date as if made at such time.

  9. Conditions to Obligations of AGI. AGI's obligations hereunder are subject to the fulfillment, prior to or at the Closing Date, unless waived in writing by AGI, of each of the following conditions:

    (a) The representations and warranties made by the Investor in Section 4 shall be true and correct at and as of the Closing Date as if made at such time.

    (b) AGI and the Investor shall have executed and delivered that certain Revolving Credit Agreement dated as of April 15, 1994, by and between AGI and the Investor.

    (c) A listing application for the shares to be issued hereunder shall be accepted by the New York Stock Exchange and any other applicable exchange, if necessary, and if so required as a condition to such listing, the majority of the shareholders of AGI shall have approved the issuance of such Subscription Shares, as to which acceptance and approvals AGI agrees promptly to make all reasonable efforts to obtain.

  10. Survival; Successors and Assigns. All agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the delivery to the Investor of the Subscription Shares to be purchased pursuant hereto and the payment therefor and, notwithstanding any investigation heretofore or hereafter made by or on behalf of a party hereto, shall continue in full force and effect. The rights and obligations of the Investor under this Agreement shall not be assignable by the Investor without the prior written consent of AGI. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective permitted assignees, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  11. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of AGI and the Investor.

  12. Waiver of Compliance; Consents. The failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  13. Notices. Any notice, request or other document to be given hereunder to any party shall be effective upon receipt and shall be in writing and delivered personally or sent by telecopy or certified mail, addressed to such address as shall from time to time be designated in writing to the other by AGI or the Investor, or until an address is so furnished, addressed to the address for notices set forth on the signature pages hereof.

  14. Entire Agreement. This Agreement, and the other agreements referred to herein or expressly contemplated hereby, embody the entire agreement and understanding between the Investor and AGI with respect to the purchase of Subscription Shares by Investor contemplated hereby and supersede all prior oral or written agreements, memoranda, understandings and undertakings among the parties hereto relating to the subject matter hereof.

  15. Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado. The section headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

  16. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

  In Witness Whereof, the parties hereto have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                          Amax Gold Inc.
                                          9100 East Mineral Drive
                                          Englewood, Colorado 80112


                                          By   /s/ Mark A. Lettes
                                            ----------------------------------
                                            Name:Mark A. Lettes
                                            Title:Vice President & Chief
                                                   Financial Officer

                                          Cyprus Amax Minerals Company
                                          9100 East Mineral Drive
                                          Englewood, Colorado 80112


                                          By   /s/ Frank J. Kane
                                            ----------------------------------
                                            Name:Frank J. Kane
                                            Title:Vice President Investor
                                                   Relations &
                                                   Treasurer

                                                                      APPENDIX-C

June 27, 1994

Amax Gold Inc. 9100 East Mineral Circle Englewood, Colorado 80112

Attention: Audit Committee of the Board of Directors

Gentlemen:

  Reference is made to the engagement, confirmed in the letter dated January 7, 1994, between Amax Gold Inc., a Delaware corporation (the "Company"), and Salomon Brothers Inc. This opinion is delivered to you pursuant to such engagement letter.

  You have advised us that the Company and Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), have entered into a financing arrangement to be effected pursuant to the Revolving Credit Agreement, dated as of April 15, 1994 (the "Agreement"), between the Company and Cyprus Amax. The Agreement provides for the contemplated availability by Cyprus Amax of a $100 million double convertible line of credit ("DOCLOC") to the Company. The availability of the DOCLOC to the Company is referred to herein as the "Transaction". You have asked us to advise you with respect to the fairness, from a financial point of view, of the Transaction to the Company's shareholders generally (solely in their capacity as such), exclusive of Cyprus Amax and its affiliates.

  As you are aware, Salomon Brothers Inc has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services. Additionally, Salomon Brothers has previously rendered financial advisory and investment banking services to the Company for which we have received customary compensation. In the ordinary course of our securities business we trade the debt or equity securities of the Company and Cyprus Amax for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) the preliminary Proxy Statement of the Company filed with the Securities and Exchange Commission on June 27, 1994; (iii) certain publicly-available business and financial information concerning the Company and Cyprus Amax; (iv) certain internal information primarily financial in nature (including projections, forecasts, estimates and analyses prepared by or on behalf of the Company's management), concerning the business, assets, liabilities, operations and prospects of the Company and the anticipated effects on the Company of the consummation or the non-consummation of the Transaction, including alternatives to implementing the Transaction, furnished to us by or on behalf of the Company; (v) certain publicly-available and other information concerning the trading of, and the trading market for, the publicly traded securities of the Company; (vi) certain publicly-available information with respect to other companies that we believe to be comparable in certain respects to the Company;
(vii) the resolution of certain existing financial and other relationships between the Company and its banks with respect to certain project financings;
(viii) the flexibility provided by the DOCLOC to further the continued development of certain existing mining projects; (ix) the Company's public filings, including statements pursuant to the 13d filed by Cyprus Amax with respect to the Agreement; and (x) such other information that we have considered relevant to our inquiry. We have discussed with certain members of the Company's management and its representatives the Company's views as to: (i) the anticipated substantial adverse effects on the Company's business, financial position, assets, liabilities, operations and prospects which the Company believes will occur if the Company were not to enter into the Transaction; (ii) the benefits which the Company believes will arise from entering into the Transaction, including the substantial lessening of existing liquidity concerns; and (iii) the lack of viable alternatives to the Transaction. We have also discussed with certain members of the Company's management and its representatives the Company's views as to the financial and other information described above and other matters we believe relevant to our inquiry.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed for us or publicly available and have not attempted independently to verify any of such information, including, without limitation, the Company's views discussed above. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts, estimates and analyses, including, without limitation, those forecasts, estimates and analyses relating to the cash flows and value of assets and current and contingent liabilities of the Company at present and on a pro forma basis, assuming the Transaction is consummated, provided to or reviewed for us and we have assumed that they were all reasonably prepared in accordance with accepted industry practice on bases reflecting the best currently available estimate and judgment of the Company's management.

  For the purposes of rendering our opinion we are assuming, with your consent (and did not independently verify), that after giving effect to the Transaction the Company and its subsidiaries will be solvent, able to pay their respective obligations as they become due and adequately capitalized to engage in their anticipated businesses. To the extent that evaluation of the Transaction requires analysis of legal, as opposed to the financial matters, including, without limitation, all matters related to identifying and quantifying current and pro forma off balance sheet liabilities, we have relied, with your consent, on the views of the Company and its counsel with respect to these matters.

  We have not made or obtained any independent evaluations or appraisals of any of the Company's assets, properties, liabilities or securities, nor have we been furnished with any such evaluations or appraisals other than certain evaluations and market studies provided to us by the Company. We have assumed that the terms of the Agreement are the most beneficial terms from the Company's perspective that could, under the circumstances, be negotiated among the parties to the Transaction. We did not participate in such negotiations and have not been authorized to, and we have not, solicited or investigated alternative transactions which might be available to the Company. We were not requested to, and did not, solicit third party indications of interest in entering into a transaction of the nature comprising the Transaction; although it should be noted that we were previously involved, at an earlier date, unrelated to the Transaction, in an attempt to raise capital in the public markets for the Company and, unrelated to the Transaction, have been named as a potential underwriter in connection with a Registration Statement for a universal shelf covering the offering from time to time of subordinated debt, preferred stock, common stock and warrants to acquire common stock, which the Company filed with the Securities and Exchange Commission on June 3, 1994.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other information, including the financial and non-financial judgments and views of the Company's management and representatives, along with other factors, including, without limitation, the information (including the financial projections, forecasts, estimates and analyses) discussed above, as we have deemed appropriate under the circumstances. In addition, we have taken into account our discussions with third parties referred to above. We have also taken into account our assessment of general economic, market and financial conditions generally and the particular circumstances currently applicable to the Company. Our opinion necessarily is based upon conditions and circumstances as they exist and could be evaluated as of the date hereof.

  Based upon and subject to the foregoing and in light of the particular circumstances currently applicable to the Company, it is our opinion as investment bankers that, as of the date hereof, the Transaction is fair, from a financial point of view, to the Company's shareholders generally (solely in their capacity as such), exclusive of Cyprus Amax and its affiliates.

                                          Very truly yours,

                                          SALOMON BROTHERS INC

                                                                      APPENDIX-D

                          CERTIFICATE OF DESIGNATIONS

                   $2.25 SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                 AMAX GOLD INC.

                           PAR VALUE $1.00 PER SHARE
                        LIQUIDATION VALUE $50 PER SHARE

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

  The undersigned duly authorized officer of Amax Gold Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL"), and pursuant to Section 151 thereof, hereby certifies as follows:

  FIRST: The Restated Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of up to 210,000,000 shares of capital stock, of which 200,000,000 shares shall be shares of common stock, par value $.01 per share ("Common Stock"); and 10,000,000 shares shall be shares of preferred stock, par value $1.00 per share ("Preferred Stock").

  SECOND: The Restated Certificate of Incorporation, as amended, of the Corporation, authorizes the Board of Directors of the Corporation to provide for the issuance of Preferred Stock in one or more series, with such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and except as otherwise provided in the Restated Certificate of Incorporation or any amendment thereto.

  THIRD: Pursuant to authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation, as amended, of the Corporation under the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, at a meeting duly held on May 5, 1994, adopted the following resolutions providing for an issue of a series of the Corporation's Preferred Stock, which resolutions are still in full force and effect and are not in conflict with any provision of the Restated Certificate of Incorporation, as amended, or the By-Laws of the Corporation:

  "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Section 151 of the DGCL and the provisions of its Restated Certificate of Incorporation, as amended, an issue of a series of the Preferred Stock, par value $1.00 per share, of the Corporation is hereby created, consisting of 2,000,000 shares, with the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

  (1) Designation, Number of Shares and Rank. The designation of such series shall be "$2.25 Series A Convertible Preferred Stock" (hereinafter referred to as the "Convertible Preferred Stock"). Each share of Convertible Preferred Stock shall be identical in all respects with the other shares of Convertible Preferred Stock.

  All shares of Convertible Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued Common Stock.

  The number of shares of Convertible Preferred Stock shall initially be 2,000,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by further resolution of the Board of Directors of the Corporation or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of Section 151 of the DGCL stating that such increase or reduction has been so authorized. Shares of Convertible Preferred Stock redeemed, purchased by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

  (2) Dividends. The holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, but only out of funds legally available therefor, dividends at the annual rate of $2.25 per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of first issuance and shall be payable in cash in equal semi-annual installments on the 1st day of January and July of each year, commencing on July 1, 1994 (except that if any such date is not a business day, then such dividend shall be payable on the next succeeding business day) (each, a "Dividend Payment Date"), to stockholders of record as they appear on the stock transfer books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding such Dividend Payment Date, as are fixed by the Board of Directors of the Corporation. For the purposes hereof, the term "business day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York or in Denver, Colorado. Subject to the next paragraph of this Section 2, dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. The amount of dividends payable per share of Convertible Preferred Stock for each semi-annual dividend period shall be computed by dividing the annual amount by two. The amount of dividends payable on the Convertible Preferred Stock for the initial dividend period and for any period less than a full semi-annual dividend period shall be computed on the basis of a 360 day year consisting of twelve 30-day months. Holders of shares of Convertible Preferred Stock shall not be entitled to any dividend whether payable in cash, property or stock, in excess of the full cumulative dividends on such shares of Convertible Preferred Stock.

  On each Dividend Payment Date all dividends which shall have accrued on each share of Convertible Preferred Stock outstanding on such Dividend Payment Date shall accumulate and be deemed to become "due" whether or not declared and whether or not there shall be funds legally available for the payment thereof. Any dividend which shall not be paid on the Dividend Payment Date on which it shall become due shall be deemed to be "past due" until such dividend shall be paid or until the share of Convertible Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest or sum of money or other property or securities in lieu of interest shall be payable in respect of any dividend payment or payments which are past due. Dividends paid on shares of Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

  The Corporation may, at its option exercised by written notice by first class mail, postage prepaid, to each holder of record of the Convertible Preferred Stock given at least 10 business days prior to the applicable Dividend Payment Date, elect to pay any dividend due and payable hereunder in shares of Common Stock in lieu of a dividend payment in cash; provided, however, that the Corporation may not pay any such dividend in shares of Common Stock in lieu of cash to any holder of record of the Convertible Preferred Stock that delivers written notice to the Corporation no more than 5 business days prior to the applicable Dividend Payment Date stating that such holder elects to receive such dividend payment in cash. The number of shares of Common Stock issuable to each holder of Convertible Preferred Stock pursuant to this paragraph on each such Dividend Payment Date shall equal the amount of dividends payable per share of Convertible Preferred Stock on such Dividend Payment Date divided by the average Closing Price per share of the Common Stock as calculated for the last 10 trading days (the "Trading Period") ending on the fifth trading day prior to the date that such dividend is declared multiplied by the total number of shares of Convertible Preferred Stock registered in the name of each such holder of the Convertible Preferred Stock on the record date for the payment of the dividend. As used herein, the term "Closing Price" for any day in question shall be the last reported sale price regular way or, in case no such reported sales take place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange Composite Tape or, if not listed on the New York Stock Exchange, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on a national securities exchange, the last sale price regular way for the Common Stock as published by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if such last sale price is not so published by NASDAQ or if no such sale takes place on such day, the average between the closing bid and asked prices for the Common Stock as published by NASDAQ. The term "trading day" shall mean a day on which the market used for calculating the Closing Price is open for the transaction of business or, if the shares of such security are not so listed or admitted to trading, a business day. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued in respect of the payment of any dividend in shares of Common Stock. In lieu of any fractional interest in a share of Common Stock which otherwise would be deliverable in respect of the payment of any dividend in shares of Common Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the average Closing Price per share of the Common Stock as calculated for the Trading Period ending on the fifth trading day prior to the date that such dividend is declared multiplied by the fractional interest that otherwise would have been deliverable in respect of the payment of such dividend in shares of Common Stock.

  No dividends or other distributions, other than dividends payable solely in shares of Common Stock, shall be paid, or declared and set apart for payment in respect of, and no purchase, redemption or other acquisition for any consideration shall be made by the Corporation of and no sinking fund or other analogous fund payments shall be made in respect of any shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends or as to liquidation rights to the Convertible Preferred Stock (the "Junior Dividend Stock") unless and until all accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then current dividend period, shall have been paid or declared and set apart for payment and the Corporation is not in default in respect of the optional redemption of any shares of Convertible Preferred Stock.

  No dividends or other distributions shall be paid or declared and set apart for payment and no purchase, redemption or other acquisition for any consideration shall be made by the Corporation of, and no sinking fund or other analogous fund payments shall be made in respect of, any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Convertible Preferred Stock and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set apart for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation or any Parity Dividend Stock unless the Corporation could, under this Section 2, purchase or otherwise acquire such shares at such time and in such manner.

  Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

  (3) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock (the "Junior Liquidation Stock"). In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Convertible Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created ranking on a parity as to liquidation rights with the Convertible Preferred Stock (the "Parity Liquidation Stock"), the holders of the Convertible Preferred Stock and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3 (unless in connection therewith the liquidation of the Corporation is specifically approved).

  The holder of any shares of Convertible Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 3 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Convertible Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Convertible Preferred Stock to the Corporation free of any liens or encumbrances thereon or rights of third parties thereto. As in the case of the Redemption Price referred to below, no interest shall accrue on any payment upon liquidation after the due date thereof.

  (4) Redemption at the Option of the Corporation.

  (a) Right of Redemption. Subject to and upon compliance with the provisions of this Section 4, the Corporation, at its option, may at any time redeem the Convertible Preferred Stock, in whole or from time to time in part, on any date set by the Board of Directors of the Corporation, for that number of fully paid and non-assessable shares of Common Stock (calculated as to each redemption to the nearest 1/100th of a share) obtained by dividing $50.00 by the lesser of the Call Price (as defined in paragraph (e)) and the Conversion Price (as defined in Section 5(d)), as the same may be in effect at such time, plus accrued and unpaid dividends, whether or not declared or due, to the date fixed for redemption (such shares of Common Stock and dividends, together with any cash in lieu of Common Stock pursuant to paragraph (d), being hereinafter referred to herein as the "Redemption Price"), subject to the right of the holder of record of shares of Convertible Preferred Stock on a record date for the payment of a dividend on the Convertible Preferred Stock to receive the dividend due on such shares of Convertible Preferred Stock on the corresponding Dividend Payment Date.

  In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the shares of Convertible Preferred Stock to be redeemed shall be redeemed pro rata or by lot or in such other equitable manner as the Board of Directors of the Corporation reasonably may determine. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Convertible Preferred Stock and Parity Dividend Stock then outstanding shall have been paid for all past dividend periods.

  (b) Manner of Exercise of Redemption Option. In order to exercise its redemption option, the Corporation must give written notice in person or by first class mail, postage prepaid, of such redemption to each holder of record of the shares of Convertible Preferred Stock to be redeemed, at such holder's address as it shall appear upon the stock transfer books of the Corporation not more than 60 days nor less than 30 days prior to the redemption date. Each such notice of redemption shall state, as appropriate: (1) the date fixed for redemption; (2) the number of shares of Convertible Preferred Stock to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price per share of Convertible Preferred Stock; (4) the place or places of payment that payment of the Redemption Price will be made upon presentation and surrender of the certificate or certificates evidencing the shares of Convertible Preferred Stock to be redeemed; (6) that on and after the redemption date, dividends will cease to accrue on such shares; and (7) the then effective Conversion Price pursuant to Section 5 and that the right of holders to convert shall terminate at the close of business on the redemption date (unless the Corporation defaults in the payment of the Redemption Price).

  Any notice that is delivered or mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Convertible Preferred Stock receives such notice; and failure to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares of Convertible Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price as herein provided. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, shares of Common Stock and cash necessary for the redemption shall be available for such purpose and irrecoverably shall have been deposited or set apart, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares no longer shall be deemed outstanding, the holders thereof shall cease to be holders of Convertible Preferred Stock, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive payment of the Redemption Price as herein provided, without interest, upon surrender of their certificates therefor) shall terminate. Shares of Common Stock and any cash necessary for the redemption of shares of Convertible Preferred Stock shall be deemed to be available therefor for purposes of the preceding sentence and for purposes of
Section 7, on or before the date fixed for redemption, the Company shall deposit with a bank or trust company that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank that has, a capital surplus of at least $50,000,000, shares of Common Stock and any cash necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and cash be applied to the redemption of the shares of the Convertible Preferred Stock and any Parity Dividend Stock so called for redemption. At the close of business on the redemption date, each holder of shares of Convertible Preferred Stock to be redeemed (unless the Corporation defaults in the delivery of the shares of Common Stock or cash payable on such redemption date) shall be deemed to be the record holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock are to be redeemed, regardless of whether such holder has surrendered the certificates representing such shares of Convertible Preferred Stock. No interest shall accrue for the benefit of the holders of shares of Convertible Preferred Stock to be redeemed on any cash so set apart by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

  The holder of any shares of Convertible Preferred Stock redeemed upon any exercise of the Corporation's redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate or certificates representing such shares of Convertible Preferred Stock redeemed and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares of Convertible Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Convertible Preferred Stock after its redemption date.

  In the event that any shares of Convertible Preferred Stock shall be converted into Common Stock pursuant to Section 5, then (i) the Corporation shall not have the right to redeem such shares and (ii) any funds which shall have been deposited for the payment of the Redemption Price for such shares of Convertible Preferred Stock shall be returned to the Corporation immediately after such conversion (subject to declared dividends payable to holders of shares of Convertible Preferred Stock on the record date for such dividends, to the extent set forth in Section 5 hereof, regardless whether such shares are converted subsequent to such record date and prior to the related Dividend Payment Date).

  (c) Cash Payments in Lieu of Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon redemption of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate of $50.00 for each such share so surrendered. In lieu of any fractional interest in a share of Common Stock which otherwise would be deliverable upon the redemption of any share of Convertible Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the lesser of the Call Price and the Conversion Price, as the same may be in effect at such time, multiplied by the fractional interest in a share of Common Stock that otherwise would have been deliverable upon conversion of such share.

  (d) Limitation on Number of Shares Issuable Upon Redemption. The maximum number of shares of Common Stock that the Corporation may issue upon redemption of the Convertible Preferred Stock shall be 12,099,213 shares, as such amount shall be increased or decreased from time to time by the Board of Directors of the Corporation in connection with any adjustment to the Conversion Price pursuant to Section 5(d) and as such amount further may be reduced in accordance with this paragraph. In the case of the redemption of shares of Convertible Preferred Stock that would result in the issuance of shares of Common Stock that, when added to the number of shares of Common Stock issued
(i) in connection with the redemption of any shares of Convertible Preferred Stock previously redeemed in accordance with this Section 4, (ii) in connection with the conversion of any shares Convertible Preferred Stock previously converted in accordance with Section 5, and (iii) as a dividend on the shares of Convertible Preferred Stock previously paid pursuant to Section 2, would be greater than 12,099,213 shares, the Corporation shall pay an amount of cash in lieu of such shares of Common Stock in excess of 12,099,213 shares equal to the lesser of the Call Price and the Conversion Price, as the same may be in effect at such time, multiplied by the number of shares of Common Stock in excess of 12,099,213 shares that otherwise would have been issuable but for this paragraph. The shares of Convertible Preferred Stock that shall be redeemed for cash in lieu of Common Stock pursuant to this paragraph shall be selected pro rata or by lot or in such other equitable manner as the Board of Directors of the Corporation reasonably may determine. Each such cash payment shall be made in twelve consecutive substantially equal quarterly payments, commencing on the last business day of the calendar quarter immediately subsequent to the applicable redemption date.

  (e) Call Price. The "Call Price" with respect to a redemption of Convertible Preferred Stock pursuant to this Section 4 shall be equal to the greater of (i) $5.854, as such amount shall be adjusted from time to time by the Board of Directors of the Corporation in connection with any adjustment to the Conversion Price pursuant to Section 5(d) by applying the Conversion Price adjustment formula set forth in such Section 5(d) to the Call Price, and (ii) the average Closing Price per share of the Common Stock as calculated for the Trading Period ending on the fifth trading day prior to the date that the notice of redemption with respect to such redemption is mailed pursuant to paragraph (b).

  (f) Covenant as to Common Stock. The Corporation covenants that all shares of Common Stock which may be delivered upon redemption of shares of Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

  If permitted by the rules of the New York Stock Exchange, the Corporation will list and keep listed so long as the Common Stock shall be so listed on such exchange, all shares of Common Stock issuable upon redemption of the shares of Convertible Preferred Stock.

  (5) Conversion.

  (a) Right of Conversion. Subject to and upon compliance with the provisions of this Section 5, each share of Convertible Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after 5:00 p.m. (New York City time) on the business day immediately prior to the date fixed for such redemption, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $50.00 by the Conversion Price (as defined in Section 5(d)) in effect at such time and by surrender of such share so to be converted in the manner provided in Section 5(b).

  (b) Manner of Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of one or more shares of Convertible Preferred Stock to be converted shall surrender such shares at any of the offices or agencies to be maintained for such purpose by the Corporation accompanied by the funds, if any, required by the last paragraph of this Section 5(b) and shall give written notice of conversion in the form provided on such shares of Convertible Preferred Stock (or such other notice as is reasonably acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Convertible Preferred Stock specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. Each share of Convertible Preferred Stock surrendered for conversion, unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Convertible Preferred Stock is registered, shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax. As promptly as practicable after the surrender of such shares of Convertible Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Convertible Preferred Stock in accordance with the provisions of this Section 5 and a check or cash in respect of any fractional interest in a share of Common Stock arising upon such conversion, as provided in Section 5(c).

  Each conversion shall be deemed to have been effected immediately prior to the close of business on the business day following the date on which such shares of Convertible Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the twentieth business day following the date upon which such shares of Convertible Preferred Stock shall have been surrendered and such notice received by the Corporation.

  Any shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on the record date for any dividend payment to the opening of business on the related Dividend

Payment Date (unless such shares of Convertible Preferred Stock shall have been called for redemption on a date in such period) shall be accompanied by payment, in funds acceptable to the Corporation, of an amount equal to the dividend otherwise payable on such Dividend Payment Date; provided, however, that no such payment need be made if there shall exist at the time of conversion a default in the payment of dividends on the shares of Convertible Preferred Stock. An amount of cash equal to such payment shall be paid by the Corporation on such Dividend Payment Date to the holder of such shares of Convertible Preferred Stock at the close of business on such record date, notwithstanding any election by the Corporation to pay such dividend in Common Stock in lieu of cash and notwithstanding the conversion of such shares of Convertible Preferred Stock; provided, however, that if the Corporation shall default in the payment of dividends on such Dividend Payment Date, such amount shall be paid to the person who made such required payment. Except as provided for above in this Section, no adjustment shall be made for dividends accrued on any shares of Convertible Preferred Stock converted or for dividends on any shares issued upon the conversion of such shares as provided in this Section.

  (c) Cash Payments in Lieu of Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate of $50.00 for each such share so surrendered. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any share of Convertible Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the average Closing Price per share of Common Stock as calculated for the Trading Period ending on the fifth trading day prior to the day of conversion multiplied by the fractional interest in a share of Common Stock that otherwise would have been deliverable upon conversion of such share.

  (d) Adjustment of Conversion Price. The "Conversion Price" shall mean and be $8.265, subject to adjustment from time to time by the Corporation as follows:

    (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of Common Stock (other than pursuant to a dividend reinvestment or similar plan), (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Audit Committee of the Board of Directors of the Corporation (whose reasonable determination shall be conclusive, except for arithmetic errors, and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate) shall determine the equitable allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

    (ii) In case the Corporation shall issue rights, options or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to subsection (iv) of this Section 5(d)) of the Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then with respect to any conversion prior to the expiration of such rights, options or warrants, the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants (immediately prior to such issuance) plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants (immediately prior to such issuance) plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Audit Committee of the Board of Directors of the Corporation (whose reasonable determination shall be conclusive, except for arithmetic errors, and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate).

    (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its outstanding Common Stock, evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividend of the Corporation paid out of retained earnings and dividends or distributions payable in stock pursuant to a dividend reinvestment or similar plan or for which adjustment is made pursuant to subsection (i) of this Section 5(d)) or rights, options or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in subsection (ii) of this Section 5(d)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the current market price per share of the Common Stock as determined pursuant to subsection (iv) of this Section 5(d) less the fair market value on such record date (as determined by the Audit Committee of the Board of Directors of the Corporation, whose reasonable determination shall be conclusive, except for arithmetic errors, and shall be described in a statement filed by the Corporation with the stock transfer or conversion agent, as appropriate) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights, options or warrants applicable to one share of Common Stock, and of which the denominator shall be such current market price per share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

    (iv) For the purpose of any computation under subsections (ii) and (iii) of this Section 5(d), the current market price per share of Common Stock on any date shall be deemed to be the average of the Closing Price for the shorter of (A) 30 consecutive trading days ending on the last full trading day prior to the Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights, options or warrants or such distribution through such last full trading day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (I) the record date for determining stockholders entitled to receive the rights, options, warrants or distributions referred to in
  Section 5(d) (ii) and (iii) or (II) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "Closing Price" in Section 3.

    (v) In any case in which this Section 5(d) shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the stock transfer or conversion agent, as the case may be, of the certificate required by subsection (vii) of this Section 5(d)) issuing to the holder of any share of Convertible Preferred Stock converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and paying to such holder any amount of cash in lieu of a fractional share.

    (vi) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this subsection (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5(d) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 5(d) to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 5(d), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and (iii) above, the Conversion Price shall not be adjusted for any such event including, without limitation, the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

    (vii) Whenever the Conversion Price is adjusted as herein provided, (A) the Corporation promptly shall file with the stock transfer or conversion agent, as appropriate, a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, except for arithmetic errors, and (B) the Corporation also shall deliver or mail, or cause to be delivered or mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Convertible Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price. The stock transfer or conversion agent, as the case may be, shall not be under any duty or responsibility with respect to the certificate required by this subsection (vii) except to exhibit the same to any holder of shares of Convertible Preferred Stock who requests to inspect it.

    (viii) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of this Section 5(d), the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.

    (ix) The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall deliver or mail to holders of record of shares of Convertible Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

  (e) Notice to Holders Prior to Certain Corporate Actions. In case:

      (i) the Corporation shall take any action which would require an adjustment in the Conversion Price pursuant to Section 5(d)(iii); or

      (ii) the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, options or warrants to subscribe for or purchase any shares of stock of any class or of any other rights; or

      (iii) there shall be any reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock), or any consolidation or merger to which the Corporation is a party or any statutory exchange of securities with another corporation and for which approval of any stockholders of the Corporation is required, or any sale, lease or transfer of all or substantially all of the assets of the Corporation; or

      (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then in each such case the Corporation shall cause to be delivered or mailed by first class mail, postage prepaid, to the holders of shares of Convertible Preferred Stock and the stock transfer or conversion agent, as appropriate, as promptly as possible, but in any event at least 20 days prior to the applicable date hereinafter specified, a written notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution, rights, options or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, statutory exchange, sale, lease, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, statutory exchange, sale, lease, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity or the proceedings described in subsection (i), (ii), (iii) or (iv) of this Section 5 (e).

  (f) Reservation of Shares of Common Stock. The Corporation covenants that it will, at all times, reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversions of shares of Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Common Stock deliverable upon conversion above the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this Section 5(f), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all outstanding shares of Convertible Preferred Stock were held by a single holder.

  Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the shares of Convertible Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

  (g) Transfer Taxes, Etc. The Corporation shall pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

  (h) Consolidation or Merger or Sale of Assets. Notwithstanding any other provision herein to the contrary, in case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another corporation), or in case of any sale, lease or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, then lawful provision shall be made by the corporation formed by such consolidation or the corporation whose securities, cash or other property immediately after the merger or consolidation will be owned, by virtue of the merger or consolidation, by the holders of Common Stock immediately prior to the merger or consolidation, or the corporation which shall have acquired such assets or securities of the Corporation (collectively the "Formed, Surviving or Acquiring Corporation"), as the case may be, providing that the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or transfer assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this Section 5(h) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Formed, Surviving or Acquiring Corporation, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions set forth in this Section 5(h) shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Convertible Preferred Stock.

  The above provisions of this Section 5(h) shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

  (i) Covenant as to Common Stock. The Corporation covenants that all shares of Common Stock which may be delivered upon conversions of shares of Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

  If permitted by the rules of the New York Stock Exchange, the Corporation will list and keep listed so long as the Common Stock shall be so listed on such exchange, all Common Stock issuable upon conversion of the shares of Convertible Preferred Stock.

  (j) Limitation on Number of Shares Issuable Upon Conversion. Notwithstanding any other provision of this Section 5 to the contrary, the maximum number of shares of Common Stock that the Corporation may issue upon conversion of the Convertible Preferred Stock shall be 12,099,213 shares, as such amount shall be increased or decreased from time to time by the Audit Committee of the Board of Directors of the Corporation in connection with any adjustment to the Conversion Price pursuant to Section 5(d) and as such amount further may be reduced in accordance with this paragraph. In the case of the conversion of shares of

Convertible Preferred Stock that would result in the issuance of shares of Common Stock that, when added to the number of shares of Common Stock issued
(i) in connection with the redemption of any shares of Convertible Preferred Stock previously redeemed in accordance with Section 4, (ii) in connection with the conversion of any shares Convertible Preferred Stock previously converted in accordance with this Section 5, and (iii) as a dividend on the shares of Convertible Preferred Stock previously paid pursuant to Section 2, would be greater than 12,099,213 shares, the Corporation shall pay an amount of cash in lieu of such shares of Common Stock in excess of 12,099,213 shares equal to the Conversion Price, as the same may be in effect at such time, multiplied by the number of shares of Common Stock in excess of 12,099,213 shares that would otherwise have been issuable but for this paragraph. Each such cash payment shall be made in twelve consecutive substantially equal quarterly payments, commencing on the last business day of the calendar quarter immediately subsequent to the date such shares of Convertible Preferred Stock have been surrendered for conversion.

  (6) Voting Rights.

  (a) General. The holders of Convertible Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of Convertible Preferred Stock will have one vote for each share held. Any shares of Convertible Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

  (b) Default Voting Rights. Whenever dividends on the Convertible Preferred Stock shall be in arrears in an amount equal to at least three semi-annual dividend payments (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Convertible Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Convertible Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Preferred Stock and such Parity Dividend Stock to vote for such two additional directors.

  The foregoing right of the holders of the Convertible Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Convertible Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least ten percent (10%) of the Convertible Preferred Stock then outstanding, call a special meeting of the holders of the Convertible Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

  The holders of the Convertible Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any directors such holders have elected pursuant to this Section 6.

  (c) Class Voting Rights. So long as the Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3 percent of all outstanding shares of Convertible Preferred Stock (unless the vote or consent of a greater percentage is required by applicable law or the Restated Certificate of Incorporation, as amended, of the Corporation), voting separately as a class, (i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the

Restated Certificate of Incorporation, as amended, or the Bylaws of the Corporation, as amended, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Convertible Preferred Stock. A class vote on the part of the Convertible Preferred Stock, without limitation, specifically shall not be deemed to be required (except as otherwise required by law or resolution of the Board of Directors of the Corporation) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to, or on a parity with, the Convertible Preferred Stock in respect of the payment of dividends and upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for stock ranking prior to the Convertible Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

  (7) Outstanding Shares. For purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 4, all shares of Convertible Preferred Stock that have been so called for redemption under
Section 4 if shares of Common Stock or cash necessary for payment of the Redemption Price irrevocably have been set aside; (ii) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock; and
(iii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

  (8) No Other Rights and Powers. The shares of Convertible Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

  (9) Preemptive Rights. The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

  (10) Transfer Restrictions.

    (a) Legends on Convertible Preferred Stock.

      (i) The certificates evidencing shares of Convertible Preferred Stock shall, until the third anniversary of the date of original issuance of such shares, unless otherwise agreed by the Corporation and the holders of any such certificates, bear a legend substantially to the following effect:

        "This Security (or its predecessor) is subject to, and is transferable only upon compliance with, the provisions of a Revolving Credit Agreement, dated as of April 15, 1994 among Amax Gold Inc. and Cyprus Amax Minerals Company. A copy of the above referenced Revolving Credit Agreement is on file at the offices of Amax Gold Inc. This Security (or its predecessor) has not been registered under the Securities Act of 1933, as amended, or any similar state securities laws, and this Security and any shares of common stock issued upon conversion or redemption hereof may not be transferred except pursuant to an effective registration statement, or an exemption from registration, under said act and laws. Amax Gold Inc. will furnish without charge to the holder hereof, upon request, the powers, designations, preferences and relative participating, optional or other special rights of the class of capital stock represented hereby, and the qualifications limitations or restrictions of such preferences and/or rights."

      Until the third anniversary of the date of original issuance of the shares of Convertible Preferred Stock, certificates representing the shares of Common Stock issued upon conversion or redemption of Convertible Preferred Stock and not otherwise registered pursuant to an effective registration statement under the Securities Act shall bear a comparable legend. The shares of Convertible Preferred Stock and the shares of Common Stock issued upon conversion or redemption thereof and not otherwise registered pursuant to an effective registration statement under the Securities Act shall be subject to the restrictions on transfer set forth in the legends referred to above until the third anniversary of the date of original issuance of such shares of Convertible Preferred Stock; provided, however, and notwithstanding the foregoing, such shares of Convertible Preferred Stock and such shares of Common Stock may be resold under and pursuant to the terms and conditions of Regulation S of the Securities Act, prior to the end of the third anniversary date of the issuance of such shares.

      (ii) The certificates evidencing shares of Convertible Preferred Stock (and shares of Common Stock issued upon conversion thereof and not otherwise registered pursuant to an effective registration statement under the Securities Act) issued to any "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act shall bear, until such time as the Corporation and the transfer agent for the Convertible Preferred Stock or Common Stock shall have received evidence satisfactory to each of them that the transfer of such shares of Convertible Preferred Stock or Common Stock has been effected in accordance with the limitations on transfer set forth in paragraph
    (a)(1) above, the following additional legend:

      "In connection with any transfer, the holder will deliver to the registrar and transfer agent such certificates, opinions of counsel and other information as it may reasonably require to confirm that the transfer complies with the foregoing restrictions."

    (b) Transfer Agent Requirements. The transfer agent and registrar for the Convertible Preferred Stock and the transfer agent and registrar for the Common Stock shall not be required to accept for registration of transfer any Convertible Preferred Stock or Common Stock bearing the legend contained in paragraph (a)(ii) above, except upon presentation of satisfactory evidence that the restrictions on transfer of the Convertible Preferred Stock or Common Stock referred to in the legend in paragraph
  (a)(i) have been complied with, all in accordance with such reasonable regulations and procedures as the Corporation may from time to time agree with the transfer agent and registrar for the Convertible Preferred Stock and the transfer agent and registrar for the Common Stock.

  (11) Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

  "FURTHER RESOLVED, that each officer of the Corporation hereby is authorized, in the name and on behalf of the Corporation, to prepare, execute, seal and file, or cause to be prepared, executed, sealed and filed, the Certificate of Designations relating to the Convertible Preferred Stock in accordance with the Delaware General Corporation Law and to take any and all such action with respect thereto that such officer of the Corporation shall deem necessary or advisable;

  "FURTHER RESOLVED, that each officer of the Corporation hereby is authorized, in the name and on behalf of the Corporation, to execute and deliver, or cause to be made, executed and delivered, all such officers' certificates and such other agreements, undertakings, documents or instruments and to perform such other acts as such officer may deem necessary or appropriate in order to effectuate the purpose and intent of these resolutions; and

  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by Mark A. Lettes, its Senior Vice President or Vice President and Chief Financial Officer, and attested by its Secretary, this 10th day of May, 1994.

                                          Amax Gold Inc.


                                          By   /s/ Mark A. Lettes
                                             ----------------------------------


                                              [Name:] Mark A. Lettes
                                                     --------------------------


                                              [Title:] Vice President and
                                                      -------------------------
                                                    Chief Financial Officer
                                               --------------------------------

Attest:


By /s/Paul J. Hemschoot, Jr.
  --------------------------
  Paul J. Hemschoot, Jr.
  Secretary

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Amax Gold Inc.:

  We have audited the accompanying consolidated statements of financial position of Amax Gold Inc. and Subsidiaries (the Company) as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in capital stock, paid-in capital and retained earnings and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amax Gold Inc. and Subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, during 1993 the Company changed its method of accounting for exploration expenditures and postemployment benefits. As also discussed in Note 1 to the consolidated financial statements, during 1992 the Company changed its method of accounting for precious metals inventory, postretirement benefits and income taxes.


                                          Coopers & Lybrand

Denver, Colorado
February 4, 1994 except for
Note 8 for which the date is
March 18, 1994.
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                                 AMAX GOLD INC.

             SOLICITED BY THE BOARD OF DIRECTORS OF AMAX GOLD INC.

                              STOCKHOLDER'S PROXY

  The undersigned hereby appoints Roger A. Kauffman, Mark A. Lettes and Paul J. Hemschoot, Jr., or any one or more of them, each with full power of substitution, the proxy or proxies of the undersigned to vote the shares of Common Stock of Amax Gold Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Amax Gold Inc. to be held on Tuesday, July 26, 1994, at 9:00 a.m., at the offices of the Company, 9100 East Mineral Circle, Englewood, Colorado, and at any and all adjournments or postponements thereof.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

             The shares represented by this proxy, which          Please mark
             revokes all prior proxies, will be voted as    [ X ] your votes
             directed by the stockholder. If no direction         like this
             is given, such shares will be voted "FOR" the Proposal.

             --------------  ---------------------------
                 COMMON         Dividend Reinvestment

  The undersigned, as the record holder of shares of common stock, par value $.01 per share (the "Common Stock"), of Amax Gold Inc., a Delaware corporation (the "Company"), hereby votes all of the shares of the Company's Common Stock of which the undersigned is the record holder on June 24, 1994 as follows:

PROPOSAL    [ ]    FOR     [ ]   AGAINST

Two agreements between the Company and Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus"), and the transactions contemplated thereby:
(i) a $100 million double convertible revolving credit agreement, dated as of April 15, 1994, entered into by AGI and Cyprus, pursuant to which Cyprus will provide a line of credit of $100 million, under which any indebtedness may be repaid by AGI's issuance of up to 2,000,000 shares of the Company's $2.25 Series A Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and such shares of Preferred Stock may be converted by Cyprus at any time into up to 12,099,213 shares of the Common Stock at a conversion price of $8.265 per share; and (ii) a stock purchase agreement, dated as of April 15, 1994, between AGI and Cyprus, which provides for the purchase by Cyprus of 3,000,000 shares of Common Stock for a purchase price of approximately $20.7 million which will be used to repay that amount of indebtedness of AGI to Cyprus; such approval shall include but not be limited to the authorization and issuance to Cyprus up to 2,000,000 shares of Preferred Stock and up to 12,099,213 shares of Common Stock under the DOC LOC Agreement and of 3,000,000 shares of Common Stock under the Stock Purchase Agreement; all as more fully disclosed in the Proxy Statement dated June , 1994.
  The undersigned acknowledges receipt of the Proxy Statement.
  If the undersigned has failed to check a box marked "FOR" or "AGAINST" for the Proposal, the undersigned agrees that he, she or it shall be deemed to have VOTED FOR the actions described in the Proposal.

                                  X ___________________________________________
                                            (Signature of Stockholder)

                                  X ___________________________________________
                                    (Signature of Stockholders if held jointly)

                                  Date ________________________________________
                                           (Please date this Proxy)

                                  NOTE: Your signature should appear as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, indicate such capacity. All joint tenants should sign. When the proxy is given by a corporation, it should be signed by an authorized officer. The Company requests that you sign and date the proxy and return it in the enclosed postpaid envelope.


          THIS PROXY IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

          IMPORTANT--YOUR PROXY WILL NOT BE VALID IF IT IS NOT SIGNED, DATED AND RECEIVED BY CHEMICAL BANK AT OR PRIOR TO THE SPECIAL MEETING.